As Filed with the Securities and Exchange Commission on July 3, 2007

Registration No.  333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.
(Name of Small Business Issuer in its Charter)

Delaware	3841	13-4287300
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(508) 549-9981

(Address and Telephone Number of Principal Executive Offices)

Timothy R. Surgenor, Chief Executive Officer
100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(508) 549-9981

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Michael A. Hickey, Esq.
John C. Cushing, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
One Lincoln Street
Boston, MA 02111

Telephone - (617) 261-3100; Facsimile - (617) 261-3175

Approximate Date of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Units, each consisting of ____ shares of Common Stock and Warrants to purchase Common Stock(3)			$20,000,000	$621
Common Stock, $0.001 par value(3)
Warrants to Purchase Common Stock(3)				(4)
Common Stock(5)		(6)
Total Registration Fee

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o).
(3)	The common stock and warrants will be sold as units, each of which will consist of ____ shares of common stock and warrants to purchase common stock.
(4)	Pursuant to Rule 457(g), no separate registration fee is required for the warrants because we are registering those securities in the same registration statement as the underlying common stock.
(5)	Represents the common stock underlying the warrants.
(6)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on , 2007

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities offered pursuant to this prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)	DATED July 3, 2007

_______________ Shares

Warrants to Purchase ______________ Shares

COMMON STOCK

WARRANTS TO PURCHASE COMMON STOCK

We are offering up to • shares of common stock and warrants to purchase up to • shares of our common stock in “units” by this prospectus. For each unit purchased in the offering, investors will receive • share(s) of common stock and a warrant to purchase common stock at an exercise price of an amount equal to • % of the offering price, or $ • per share. Upon the closing of the offering, the units will separate and the common stock and the warrants will be issued separately.

Our common stock is traded on the Over-the-Counter (“OTC”) Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “CYKN.” The closing sales price for our common stock on June 25, 2007 was $0.42 per share, as reported on the OTC Bulletin Board. We do not intend to apply for listing of the warrants on any security exchange. You may exercise your warrants at any time during the period commencing on the closing date of this offering and ending on the fifth anniversary of the closing date. We expect the public offering price for our shares will be determined by negotiations between us and the placement agents.

Cowen and Company, LLC has agreed to act as lead placement agent and Canaccord Adams Inc. has agreed to act as co-placement agent in connection with this offering. The placement agents are not purchasing the securities offered by us or required to sell any specific number or dollar amount of units, but will arrange for the sale of the securities we are offering on a “best efforts” basis. We estimate the total expenses of this offering, excluding the placement agents’ fees, will be approximately $ • . Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “Plan of Distribution” beginning on page 59 of this prospectus for more information on this offering and the placement agent arrangements.

Our business and an investment in our common stock involve significant risk. These risks are described under the caption “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Placement agent fees (1)	$	$
Proceeds, before expenses, to us	$	$

This offering will terminate on February 24, 2008, unless the offering is fully subscribed before that date or we decide to close the offering prior to that date. Pursuant to an escrow agreement among us, the placement agents and an escrow agent, some or all of the funds received in payment for the shares of common stock sold in this offering will be wired to a non-interest bearing escrow account and held until we and the placement agents notify the escrow agent that this offering has closed, indicating the date on which the shares of common stock are to be delivered to the purchasers and the net proceeds are to be delivered to us.

(1) See "Plan of Distribution" on page 59 of this prospectus.

Cowen and Company
As Lead Placement Agent
Canaccord Adams
As Co-Placement Agent

                   , 2007

Please read this prospectus carefully.

You should rely only on the information contained in this prospectus or any free writing prospectus prepared by or on behalf of us. We have not, and the placement agents have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the placement agents are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before buying our common stock. You should read the entire prospectus carefully, including the sections entitled “Special Note Regarding Forward-Looking Statements,” ‘‘Risk Factors,” ‘‘Management’s Discussion and Analysis,’’ and our financial statements and related notes appearing at the end of this prospectus.

Unless the context requires otherwise, references in this prospectus to “we,” “us,” and “our” refer to Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation, and its consolidated subsidiaries, Cyberkinetics, Inc., a Delaware corporation and Andara™ Life Science Inc., an Indiana Corporation. In this prospectus, “common stock” refers to the common stock, par value $0.001 per share, of Cyberkinetics Neurotechnology Systems, Inc., as appropriate in the context.

Overview

We are a medical device company focused on developing novel implantable products to treat neurological diseases and injuries of the central nervous system. Our proprietary technology is designed to stimulate the growth of nerve fibers using the targeted, local delivery of electrical stimulation to neural tissues. Our lead product candidate, the Andara™ OFS™ Therapy, utilizes that technology for the treatment of acute spinal cord injuries.

The Andara™ OFS™ Therapy for spinal cord injury is an investigational device, not yet approved by the U.S. Food and Drug Administration (FDA), which is being developed as a single use implant to enhance neurological recovery in patients with devastating loss of movement and sensation. We believe, based on the results of our pre-clinical studies and clinical trials to date in 14 patients, that our targeted electrical stimulation promotes the growth of nerve fibers across the damaged portion of the spinal cord. We believe that the Andara™ OFS™ Therapy may enhance the natural process of neuroplasticity to make new connections in the spinal cord that lead to clinically meaningful outcomes and partial restoration of neurological functions, such as sensation and movement, below the injury.

The Andara™ OFS™ device, about the size of a cardiac pacemaker, is designed to be implanted in the muscle tissue adjacent to the spinal column, with lead wires attached to tissue next to the vertebrae, above and below the area of injury. Our pre-clinical studies indicate that the effectiveness of the therapy is highest during the period immediately following the injury and our intended indication calls for the device to be implanted within 18 days of the injury. Initial results from our testing indicate that the Andara™ OFS™ device can be implanted in approximately an hour, or less, by a spine surgeon during the acute phase of treatment. After 15 weeks of operation, the device is removed from the body.

Based on our proposed indications for the device, we believe that approximately one third of the estimated 11,000 individuals who suffer spinal cord injuries per year in the United States may be candidates for the Andara™ OFS™ Therapy. Because there are no currently approved treatments for acute spinal cord injury, we believe that if approved for use in humans, the Andara™ OFS™ Therapy may become the standard of care for these injuries.

In 2004, researchers at the Center for Paralysis Research at Purdue University and at Indiana University completed a Phase Ia, 10-patient clinical trial of the Andara™ OFS™ Therapy in patients with recent spinal cord injuries under an investigational device exemption (IDE) from the FDA. Results from this trial were published in the January 2005 issue of the Journal of Neurosurgery: Spine and indicated statistically significant improvements in the patient’s ability to move and feel at 12 months after treatment. Four additional patients subsequently enrolled in this trial.

In September 2006, the FDA designated the Andara™ OFS™ Therapy as a Humanitarian Use Device (HUD), a designation based on a potential U.S. patient population of fewer than 4,000 patients per year. To receive marketing approval as an HUD, we must demonstrate that our devices are safe, potentially effective and that their benefits outweigh their associated risks. As the second of two steps in the Humanitarian Use approval process, we filed a Humanitarian Device Exemption (HDE) application in February 2007.

In May 2007 the FDA sent us a letter informing us that it had completed an initial scientific review of our application and indicating that it requires additional information to determine if the device meets the statutory criteria for approval. The letter specified the need for extensive additional data in a number of areas, namely, clinical data, study analysis, biocompatibility, sterilization, animal data, device description, testing, and labeling. Foremost among these is the need to provide clinical data demonstrating that the use of the Andara™ OFS™ device results in a clinically significant benefit or functional improvement in patients that is superior to surgery and medication alone, but all of these areas need to be satisfactorily addressed before the FDA can complete its review of the application.

We are currently preparing our response to FDA’s letter, which will take the form of an amendment to our HDE application. We intend to file our response with the FDA on or before July 16, 2007. Our response will include additional clinical data from the phase Ia trial, detailed statistical comparisons of this data to the placebo group of a larger clinical trial of spinal cord injury that has a similar design, several new analyses requested by the FDA, as well as detailed answers to specific questions raised.  The FDA will have at least 75 days to review the amended application after it is received. Although we believe that we will be able to provide the FDA with the information requested, we cannot provide any assurance that (i) our response will be satisfactory to the FDA or that we will not have to conduct additional significant, lengthy and expensive clinical trials before the FDA would grant its approval to market the Andara™ OFS™ System, or (ii) the FDA will ever grant such approval.

We believe that additional products based on the Andara™ OFS™ Therapy may be developed and used to treat other areas of the body where nerve fiber damage creates loss of function. We are currently developing plans to begin clinical trials of the Andara™ OFS™ Therapy as a treatment of peripheral nerve injuries, which are estimated to affect more than 100,000 people in the United States each year. We are also exploring therapies that combine our device with certain drug therapies to help improve and extend the benefits of the Andara™ OFS™ Therapy for the treatment of non-acute spinal cord injuries. We recently received a patent for such an approach. Regulatory approval for these proposed products will likely require extensive clinical trials and regulatory approval and subsequent commercialization of these products are several years away and may never be achieved.

We also have developed a second proprietary technology that allows us to create neural interfaces that interact with and recover signals from the cortex of the brain at the individual cell level. Our BrainGate device, which is based on this technology, has been used in pilot trials to enable a disabled person to control a computer with thought alone. Another application of this technology is our NeuroPort™ System, which is being developed to diagnose and treat a wide range of neurological diseases, including epilepsy.

Strategy

Our goal is to become a leading neurotechnology device company with a diversified product portfolio. We intend to:

•    Focus on obtaining approval and launching the Andara™ OFS™ Therapy for acute spinal cord injury — We believe that the acute spinal cord injury market represents a substantial opportunity as there are no currently existing approved therapies for this high-visibility, devastating injury. If approved for use in humans and supported by substantial market development, we believe that the Andara™ OFS™ Therapy may become the standard of care. Our revenue projections for the next four years are based almost entirely on the planned sales growth of the Andara™ OFS™ Therapy for spinal cord injury in the United States.

• Leverage our Andara™ OFS™ Therapy to build a franchise in the broader nerve growth market — We believe that we can develop additional products based on the Andara™ OFS™ Therapy for use in treating other areas of the body where nerve fiber damage creates loss of function, such as in peripheral nerve injuries and traumatic brain injuries. Additionally, we are developing a drug/device combination product designed to deliver electrical stimulation and drugs in order to treat non-acute, or older, spinal cord injuries. If successful, we believe that this combination therapy could be used to treat the much larger, extant population of spinal cord injuries. We intend to conduct clinical trials to show efficacy and seek regulatory approval of these additional products.

•   Maximize partnership opportunities — We intend to pursue partnering arrangements with international medical device companies to market certain of our products worldwide. For our non-core product candidates, we may enter into partnership arrangements to advance clinical development prior to initiation of pivotal clinical trials

• Actively develop, in-license or acquire complementary products — We intend to continue in-house development of additional product candidates complementary to our existing portfolio. Additionally, we intend to continue to evaluate in-licensing and acquisition opportunities to broaden our pipeline, as demonstrated by our acquisition of Andara.

• Limit the amount of our resources devoted to our neural interface product development activities — Our BrainGate and NeuroPort technologies have received significant scientific recognition for their potential. Our products that are based on these technologies are promising but are several years from market release. As we devote an increasing portion of our resources to the commercial launch of our Andara™ OFS™ Therapy, we have reduced our spending on neural interface programs. In fact, we plan to limit neural interface operations to research products sales and grant-supported development. For the foreseeable future, clinical activities in the BrainGate and NeuroPort™ programs will only be continued to the extent funded by grants or other external funding.

Additional Information

We were originally incorporated in the State of Nevada under the name of Trafalgar Ventures Inc. (“Trafalgar”). On July 23, 2004, Trafalgar, certain stockholders of Trafalgar, Trafalgar Acquisition Corporation, a Nevada corporation (“Merger Sub”), and Cyberkinetics, Inc., a privately-held Delaware corporation (“Cyberkinetics”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Trafalgar, through its wholly owned subsidiary, Merger Sub, agreed to acquire Cyberkinetics in exchange for shares of Trafalgar's common stock (the “Merger”). The Merger closed on October 7, 2004 (the “Closing”). Immediately prior to the Closing, 1,500,000 shares of Trafalgar common stock were cancelled and Trafalgar effected a 1-for-2.1142857 reverse stock split of its outstanding common stock. Immediately upon Closing, Trafalgar effected a reincorporation from the State of Nevada to the State of Delaware and a corporate name change to “Cyberkinetics Neurotechnology Systems, Inc.” Prior to the Merger with Cyberkinetics, Trafalgar did not have any significant operational activity. Concurrent with the Closing of the Merger, we terminated all prior operational activities conducted by Trafalgar. We now operate as the parent company of Cyberkinetics.

Risk Factors

We are subject to a number of risks of which you should be aware before you decide to buy our common stock. These risks are more fully described under the heading "Risk Factors." All of our product candidates are in the development stage. We have not received regulatory approval for, or generated commercial revenues from, any of our product candidates. If we do not successfully obtain regulatory approval for, or commercialize any of, our product candidates, we will be unable to achieve our business objectives. Since inception, we have incurred net losses and, as of March 31, 2007, we had an accumulated deficit of $36,893,000. We expect to continue to incur losses over the next several years, and we may never become profitable.

Corporate Information

Our principal executive offices are located at 100 Foxborough Boulevard, Foxborough, Massachusetts 02035, and our telephone number is (508) 549-9981. Our website address is http:// www.cyberkinetics.com. The information contained in, or accessible through, our website is not a part of this prospectus.

* * *

The Offering

Size of Offering	Up to $20 million

Securities Offered	_____ • ________ units. Each will consist of • share(s) of our common stock and a warrant to purchase • shares of common stock.

Common Stock	_____ • ________ shares, par value $0.001 per share

Warrants	Warrants to purchase ____ shares of common stock.

Description of Warrants
The warrants will be exercisable on or after the closing date of this offering through and including the fifth anniversary of the closing date and will be exercisable at a price in an amount equal to • % of the offering price, or of $ • per share of common stock.

Common stock outstanding before the offering	______ • _______ shares, par value $0.001 per share.

Common stock outstanding after the offering	______ • _______ shares, par value $0.001 per share.

Marketing	The placement agents intend to market the securities on a “best efforts” agency basis to accredited institutional investors

Use of proceeds
We plan to use the net proceeds from this offering to fund the commercialization of our product candidates, for further research, development and expansion of our product candidates and for other working capital and general corporate purposes. See "Use of Proceeds.”

OTC Bulletin Board Trading Symbol	CYKN.

The number of shares of common stock outstanding after this offering is based on 37,563,783 shares of common stock outstanding as of June 25, 2007, and excludes:

-
4,403,176 shares of our common stock issuable upon exercise of options outstanding as of June 25, 2007 at a weighted average exercise price of $0.78 per share under our 2002 Equity Incentive Plan and the 2002 Founders' Option Plan. For a description of our 2002 Equity Incentive Plan and the 2002 Founders' Option Plan, please see “Management--2002 Equity Incentive Plan and the 2002 Founders' Option Plan;” and

-	10,585,398 shares of our common stock issuable upon exercise of warrants outstanding as of June 25, 2007 at a weighted average exercise price of $1.80 per share.

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our common stock.

* * *

Summary Consolidated Financial Data

      The following table presents summary consolidated financial data for the years ended December 31, 2005 and 2006, which have been derived from our audited consolidated financial statements included elsewhere in this prospectus, and for the three months ended March 31, 2006 and 2007, which have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited information has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our operating results for these periods and our financial condition as of these dates. The selected consolidated financial data does not purport to indicate results of operations as of any future date or for any future period. The summary consolidated financial data has been derived from and should be read in conjunction with “Management's Discussion and Analysis of Results of Operations and Financial Condition” and our audited consolidated financial statements and notes thereto, which are included elsewhere in this prospectus and our Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on May 15, 2007.

Consolidated Statement of Operations Data:	Year Ended December 31, 2005	Year Ended December 31, 2006
Total revenue	$1,058,783	$1,680,035
Operating expenses	10,156,142	13,788,187
Operating loss	(9,097,359)	(12,108,152)
Other expenses	(228,506)	(169,395)
Net loss	$(9,325,865)	$(12,277,547)
Basic and diluted loss per share	$(0.51)	$(0.42)
Basic and diluted weighted-average shares outstanding	18,386,809	29,361,064

	Three Months Ended March 31,
	2006	2007
	(Unaudited)
Total revenue	$384,680	$496,444
Operating expenses	4,212,353	3,125,708
Operating loss	(3,827,673)	(2,629,264)
Other income (expenses)	(72,984)	11,841
Net loss	$(3,900,657)	$(2,617,423)
Basic and diluted loss per share	$(0.15)	$(0.07)
Basic and diluted weighted-average shares outstanding	26,876,209	36,331,674

Consolidated Balance Sheet Data:	As of March 31, 2007
(Unaudited)
Cash and cash equivalents	$9,176,067
Working capital	7,015,155
Total assets	13,278,226
Long-term liabilities	1,665,192
Total liabilities	5,380,084
Stockholders' equity	7,898,142

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In addition to historical information, this prospectus contains statements relating to our future business and/or results, including, without limitation, the statements under the captions “Summary,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements include certain projections and business trends that are “forward-looking” within the meaning of the United States Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words like “may,” “will,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results will differ, and may differ materially, from projected results as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, those described under “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” those detailed from time to time in our filings with the SEC, and:

•	our limited operating history;

•	our lack of profits from operations;

•	our ability or failure to successfully develop and commercialize our products;

•
the lengthy approval process and the uncertainty of being able to comply with FDA and other government regulatory requirements, which may have a material adverse effect on our ability to commercialize our products;

•	clinical trials that fail to demonstrate the safety and effectiveness of our products, which could have a material adverse effect on our ability to obtain government regulatory approval;

•	the degree and nature of our competition;

•	our ability or failure to employ and retain qualified employees; and

•	other factors referenced in this prospectus.

    We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements are made only as of the date of this prospectus. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risk and uncertainties, together with the financial statements and the notes related thereto and the other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations will likely be materially and adversely affected. In that event, the market price of our common stock would likely decline and you could lose all or a part of, your investment. We operate in a market environment that is difficult to predict and that involves significant risks and uncertainties, many of which are beyond our control. See also “Special Note Regarding Forward-Looking Statements.”

Risks Related to Financing Our Business

We are a clinical-stage company and have incurred operating losses since inception and anticipate that we will continue to incur losses for the foreseeable future. We have never had any significant product revenues and we may never achieve or sustain profitability.

We are a clinical-stage medical device company, with limited operating history on which you can evaluate our business. Our proposed products are currently in research and development, have not been approved by the FDA, and, if approved for sale, may not be commercially successful. We are not profitable and have incurred continuing, substantial net losses since our inception in 2001, including net losses of $12,278,000 in 2006 and $9,326,000 in 2005. At March 31, 2007, we had an accumulated deficit of $36,893,000. We expect to continue to incur losses for the foreseeable future, and we expect these losses to persist as we continue our research activities and conduct development of, and seek regulatory approvals for, our products, and prepare for and begin to commercialize any approved products. We may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability. Any failure to successfully develop our products and obtain regulatory approval for products that are currently under development would have a material adverse effect on our business, financial condition and results of operations.

We are dependent on outside funding and will need to raise additional funds in the future. There are uncertainties as to our ability to raise additional funding. If we need additional funding, but fail to obtain it, we may be unable to complete the development and commercialization of our products or continue our clinical trials and other research and development programs.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to:

•	continue and complete the clinical development of the Andara™ OFS™ Therapy;

•	initiate and/or continue to complete the clinical development of our other products;

•	license or acquire additional products;

•	launch and commercialize any products for which we receive regulatory approval; and

•	continue our research and development programs.

We are likely to require additional capital resources to further develop our products, obtain regulatory approvals and ultimately to commercialize our products. For the foreseeable future, our BrainGate and NeuroPort™ clinical programs will be limited to the extent funded by grant income or other dedicated outside funding sources. In addition, our future cash requirements may vary materially from those now expected. For example, our future capital requirements may increase if we:

•
experience scientific progress sooner than expected in our discovery, research and development projects, if we expand the magnitude and scope of these activities, or if we modify our focus as a result of our discoveries;

•	experience setbacks in our progress with pre-clinical studies or clinical trials are delayed;

•	experience delays or unexpected increased costs in connection with obtaining regulatory approvals;

•	experience unexpected or increased costs relating to preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;

•	elect to develop, acquire or license new technologies and products;

•	fail to attract research grant money to fund our research and development projects; or

•	fail to successfully commercialize the Andara™ OFS™ Therapy if we obtain the necessary regulatory approvals.

If we require additional funding subsequent to this offering and if we fail to obtain such additional funding, we may be unable to complete the development and commercialization of our products or continue our research and development programs.

If sufficient capital is not available, we may be required to delay, reduce the scope of, eliminate or divest one or more of our clinical trials and/or research and/or development projects, any of which could have a material adverse effect on our business, financial condition, prospects or results of operations.  In addition, we may be subject to unanticipated costs or delays that would accelerate our need for additional capital or increase the costs of individual clinical trials. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of our products. We also may be required to:

•	seek collaborators for our products at an earlier stage than otherwise would be desirable and on terms that would be less favorable than might otherwise be available; and

•	relinquish or license on unfavorable terms our rights to technologies or products that we otherwise would seek to develop or commercialize ourselves.

If we raise additional funding, the terms of such transactions may cause dilution to existing shareholders or contain terms that are not favorable to us.

We may seek to raise additional funding through private placements or public offerings of our equity or debt securities. We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our shareholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants, such as limitations on our ability to incur additional indebtedness, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Furthermore, any new equity or debt securities may have rights, preferences and privileges senior to those of our existing equity holders.

In the past, we have received funding through research grants, such as Small Business Innovation Research (“SBIR”) grants; however organizations that provide grants for neurotechnology research and development activities may no longer be able to provide, or may decide not to provide grants or we and our customers may be prohibited from approaching such organizations for funding, which could harm our ability to bring our product candidates to the marketplace.

We and our customers have raised money by obtaining grants from the federal government and other organizations to fund research and product development activities using our neurotechnology expertise. The receipt of past grants is not a predictor that we or our customers will choose to or will be able to apply for and receive additional grants in the future. It may be the case that we no longer receive any income from organizations that provide grants, which may adversely affect our ability to fund ongoing research and product development activities. It may also be the case that our customers no longer receive any funding from organizations that provide grants, which may adversely affect their ability to fund the purchase of our neurotechnology equipment and to perform research and development activities, which would in turn adversely affect our sales.

In the past, we have received SBIR grants to fund a portion of our research expenditures. In 2005, we were awarded a subcontract from Case Western Reserve University. We are scheduled to receive up to $2.3 million from the subcontract over the five-year period covered by the grant, which began in September 2005. There can be no assurance, however, that we will receive the full $2.3 million potentially available under this subcontract. We have identified and applied for several new grant and contract opportunities from various federal agencies, other than SBIR grants, that may provide funding for research activities in the future. There can be no assurance, however, that we will receive any additional funding from any other grant or contract opportunities applied for by us until each selection process is finalized and the applicable grant or contract is awarded. If our grant applications are not approved, it may harm our ability to bring our product candidates to the marketplace.

We have decided, for the foreseeable future, to limit the clinical development of our BrainGate and NeuroPort™ systems to the extent funded by grant income or other outside funding sources. As a result of this decision, we will reduce these clinical programs from their current levels, which may significantly affect our ability to develop and commericalize products based on these neural interface technologies.  This course of action may also adversely affect our ability to receive the full $2.3 million from the Case Western Reserve University grant described above.

Risks Related to this Offering

Depending on the offering price per share of our common stock in this offering, we may not have sufficient shares authorized to raise the proposed maximum aggregate proceeds. If we do not have a sufficient number of authorized shares of common stock, we would have to seek shareholder approval to increase the number of shares authorized for issuance or, alternatively, reduce the maximum amount that we could accept from this offering.

We currently have 100,000,000 shares of common stock authorized for issuance. Of such authorized shares, 37,563,783 are currently issued and outstanding, 10,585,398 are reserved for issuance pursuant to outstanding warrants, 4,403,176 are reserved for issuance pursuant to outstanding options and 1,443,224 are reserved for issuance under the 2002 Equity Incentive Plan. Depending on the offering price per share of our common stock in this offering, we may need to seek shareholder approval to increase the number of shares of common stock authorized for issuance to accept the full amount that may be available to us through this offering. We would need to secure the approval of at least a majority of the issued and outstanding shares of common stock to increase the number of shares authorized. If we are unable to obtain such approval, we would be required to reduce the maximum aggregate offering amount sought to a level that does not require an increase in the number of shares authorized for issuance.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

The offering may not be fully subscribed, and, even if the offering is fully subscribed, we may need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations.

The placement agents in this offering will offer the units on a “best-efforts” basis, meaning that we may raise substantially less than the total maximum offering amounts. We may need additional financing to continue development and testing of our product candidates, which we may seek to raise through, among other things, public and private equity offerings and debt financing. Any equity financings will be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities. Additional financing may not be available on acceptable terms, or at all.

Risks Related to Regulatory Approval and Clinical Trials

If we fail to obtain approval, or fail to maintain any approvals we receive, for any of our products, from the FDA and from foreign regulatory authorities, we will not be allowed to market or sell such products in the United States or other countries and our results of operations and financial conditions will be materially adversely affected.

We are a clinical-stage medical device company focused on the development of two neurotechnology product platforms, one that is intended to restore sensation and movement by stimulating the regeneration of neural fibers and one that is based on a set of technologies that record, monitor and analyze brain electrical activity, and allow complex signals from the brain to be interpreted by computer equipment. Our primary focus is on the development of implantable medical devices based on the Andara™ OFS™ Therapy platform that will be designed to partially restore neurological function by regenerating and reconnecting neural fibers that have been damaged by disease or injury. Our secondary focus is on the development of implantable medical devices and software and hardware for human use based on the BrainGate Neural Interface System platform that will be designed to detect and interpret real-time brain activity. If we cannot demonstrate through clinical testing on humans or through other means that the Andara™ OFS™ Therapy, BrainGate System or other products under development and testing are safe and effective, we will not be able to obtain regulatory approvals in the U.S. or other countries for the commercial sale of our product candidates. Without regulatory approval for at least one of our products, we cannot become a successful business.

If we cannot provide sufficient data to satisfy the FDA that our Andara™ OFS™ System provides a clinical benefit to patients who have suffered spinal cord injuries and who are treated with it as an adjunct to surgery and medication that is superior to the benefits of receiving surgery and medication alone, the FDA cannot approve our HDE application.

In September 2006, the Food and Drug Administration (FDA) designated the Andara™ OFS™ Therapy as a Humanitarian Use Device, a designation based on a potential U.S. patient population of less than 4,000 patients per year. As the second of two steps in the Humanitarian Use approval process, we filed a Humanitarian Device Exemption (HDE) application based on a relatively small sample size of 14 patients in February 2007. Approval of the HDE by the FDA requires that we demonstrate our device would not expose patients to an unreasonable or significant risk of illness or injury and that the probable benefit to health from the use of the device outweighs the risk of injury or illness from its use, taking into account the probable risks and benefits of currently available devices or alternate forms of treatment.

In May 2007 the FDA sent us a letter informing us that it had completed an initial scientific review of our application and indicating that it requires additional information to determine if the device meets the statutory criteria for approval. The letter specified the need for extensive additional data in a number of areas, namely, clinical data, study analysis, biocompatibility, sterilization, animal data, device description, testing, and labeling. Foremost among these is the need to provide clinical data demonstrating that the use of the Andara™ OFS™ device results in a clinically significant benefit or functional improvement in patients that is superior to surgery and medication alone, but all of these areas need to be satisfactorily addressed before the FDA can complete its review of the application.

We are currently preparing our response to FDA’s letter, which will take the form of an amendment to our HDE application. We intend to file our response with the FDA on or before July 16, 2007. Our response will include additional clinical data from the phase Ia trial, detailed statistical comparisons of this data to the placebo group of a larger clinical trial of spinal cord injury that has a similar design, several new analyses requested by the FDA, as well as detailed answers to specific questions raised.  The FDA will have at least 75 days to review the amended application after it is received. Although we believe that we will be able to provide the FDA with the information requested, we cannot provide any assurance that (i) our response will be satisfactory to the FDA or that we will not have to conduct additional significant, lengthy and expensive clinical trials before the FDA would grant its approval to market the Andara™ OFS™ System, or (ii) the FDA will ever grant such approval.

Pursuing and obtaining special regulatory approval for certain of our products may result in those products having limited marketability.

We are seeking to obtain initial approvals from the FDA to market the Andara™ OFS™ System and BrainGate System under Humanitarian Device Exemptions (“HDE”) rather than through Pre-Market Approval applications (“PMA”). Approval of an HDE by the FDA requires that we demonstrate that our devices are safe, potentially effective and that their benefits outweigh their associated risks. The FDA has not yet approved an HDE application for the Andara™ OFS™ System or the BrainGate System. If we are successful in obtaining FDA approval for the BrainGate System or the Andara™ OFS™ System based on a phased approach that begins with an HDE, the initial approval is likely to include conditions or limitations to particular indications that would further limit the available market for these products. In addition, the amount charged for these devices is not to exceed the cost of research, development, fabrication and distribution. A humanitarian use device can only be administered at a facility with an Independent Review Board (“IRB”), and the IRB must approve the use of the device for the HDE indication. Under these circumstances, even if the FDA approves our HDE applications, we may experience (i) delays in product commercialization; (ii) an inability to broadly commercialize our products or (iii) limited profitability from the sales of such products, if any.

If we obtain regulatory approval of our products, the products will continue to be subject to review and extensive regulatory requirements, which could affect the manufacturing and marketing of our products.

The FDA continues to review products even after they have received initial approval. If the FDA approves the Andara™ OFS™ System, the BrainGate System, or our other products under development, and although the NeuroPort™ System has received 510(k) clearance, the manufacture and marketing of these products will be subject to continuing regulation, including compliance with quality systems regulations (“QSR”), adverse event reporting requirements and prohibitions on promoting a product for unapproved uses. Additionally, if the FDA approved any HDEs for any of our products, the FDA may suspend or withdraw an HDE if any of the applicable criteria are no longer met.

We will also be required to obtain additional approvals in the event we significantly modify the design of an approved product or the product's labeling or manufacturing process. Modifications of this type are common with new products, and we anticipate that the first generation of each of our products will undergo a number of changes, refinements and improvements over time. For example, the current configuration of the BrainGate System utilizes a connector which penetrates the skin, and we anticipate that we will need to obtain regulatory approval for a configuration incorporating a fully-implantable device that can be powered and can transmit neural signals without penetrating the skin. If we are not able to obtain regulatory approval of modifications to our current and future products, the commercial success of those products could be limited.

We and our third-party suppliers of product components are also subject to inspection and market surveillance by the FDA. Enforcement actions resulting from failure to comply with government requirements can result in fines, suspensions of approvals, recalls of products, operating restrictions and criminal prosecutions, and could affect the manufacture and marketing of our products. The FDA could withdraw a previously approved product from the market upon receipt of newly discovered information, including a failure to comply with regulatory requirements, the occurrence of unanticipated problems with products following approval, or other reasons, which could adversely affect our operating results.

To market our products outside the United States, we will be required to obtain regulatory approval from the applicable foreign regulatory agencies, which can be costly and time-consuming. Failure to obtain such regulatory approvals in our chosen foreign markets would negatively affect our business.

We may seek to market the Andara™ OFS™ System, and our other products in international markets, including the European Union and Japan. We must obtain separate regulatory approvals in order to market our products in other jurisdictions. The approval processes may differ among those jurisdictions, and approval in the U.S. or in any other particular jurisdiction does not ensure approval in any other jurisdictions. Seeking to obtain foreign approvals may cause us to incur substantial costs, including costs associated with additional clinical trials if required. The foreign approval processes may take significant amounts of time and there can be no assurance that approvals will be granted. Failure to obtain approvals to market and sell in jurisdictions outside the U.S. will limit the potential commercial success of our products and adversely affect our ability to be successful.

Testing of our products involves uncertainties and risks, which could delay or prevent new product introductions, require us to incur substantial additional costs or prevent us from bringing such products to market.

Development and testing of any medical device is often extensive, expensive and time-consuming. Some of the tests for our products may require months or years to perform, and it may be necessary to begin these tests again if we modify our products to address any problems identified in testing. Even modest changes to certain components of our products can take months or years to complete and test. If results of pre-clinical or clinical testing of our products under development indicate that design changes are required, such changes could cause delays that would adversely affect our results of operations and cash flows. A number of companies in the medical industry have suffered delays, cost overruns and project terminations despite achieving promising results in pre-clinical or clinical testing. In the event that we suffer setbacks in the pre-clinical or clinical testing of our products, we may be forced to delay the commercialization of such products and we may be required to invest substantial additional funds to prepare such products for market.

If the Company encounters difficulties enrolling patients in its clinical trials, the trials could be delayed or otherwise adversely affected.

Clinical trials for product candidates may require that we identify and enroll a large number of patients with the condition under investigation. We may not be able to enroll a sufficient number of patients to complete such clinical trials in a timely manner. Patient enrollment is a function of many factors including:

•	design of the protocol;

•	the size of the patient population;

•	eligibility criteria for the study in question;

•	perceived risks and benefits of the product under study and availability of competing therapies;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians; and

•	availability of clinical trial sites.

 If we have difficulty enrolling a sufficient number of patients to conduct clinical trials as planned, we may need to delay or terminate ongoing clinical trials.

Our products may cause undesirable and potentially serious side effects during clinical trials that could delay or prevent their regulatory approval or commercialization.

Undesirable side effects caused by any of our products could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the U.S. Food and Drug Administration (“FDA”) or non-U.S. regulatory authorities for any or all targeted indications. We intend to conduct clinical testing for Andara™ OFS™ therapy-based products and other future products in patients with a variety of complications, and these patients may die or suffer other adverse medical results for reasons that may or may not be related to the product being tested. Such outcomes could delay the completion of clinical testing and prevent us from commercializing our products and generating revenues from their sale. In addition, if our products receive marketing approval and we or others later identify undesirable side effects caused by the product:

•
regulatory authorities may withdraw their approval of the product; we may be required to recall the product, change the way the product is administered, conduct additional clinical trials or change the labeling of the product;

•	a product may become less competitive and product sales may decrease; or

•	our reputation may suffer.

Any one or a combination of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent us from generating significant revenues from the sale of the product.

Patient complications that may occur in clinical testing conducted by us (or in clinical testing conducted by other companies) and the resulting publicity surrounding these complications may result in greater governmental regulation of future product candidates and potential regulatory delays relating to testing or approval.

Even if we obtain the requisite approval to market our products, the commercial success of our products will depend in part on public acceptance. Public attitudes may be influenced by patient complications during clinical testing or by claims that our products are unsafe, and such products may not gain the acceptance of the public or the medical community. Negative public reaction could result in greater governmental regulation, stricter clinical trial oversight or commercial product labeling requirements of neurotechnology products, resulting in higher compliance costs, and could negatively affect demand for any products that we may develop.

Risks Related to Our Intellectual Property

Our proprietary rights may not adequately protect our technologies and product candidates.

Our commercial success will depend, in part, on our ability to obtain patents and/or regulatory exclusivity and maintain adequate protection for our technologies and product candidates. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and products are covered by valid and enforceable patents or are effectively maintained as unpatented proprietary technology. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.

Our patents may expire before we can capitalize on them. For example, one patent covering certain technology incorporated into the Andara™ OFS™ System is set to expire in 2008 and a regulatory extension of this patent term may only be available if we can obtain approval of the Andara™ OFS™ System before the patent expires.

We apply for patents and regulatory exclusivity covering our technologies and product candidates, as we deem appropriate. However, we may fail to apply for patents or regulatory exclusivity on important technologies or product candidates in a timely fashion, or at all. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products and technologies. In addition, we do not control the patent prosecution of subject matter that we license from others. Accordingly, we may be unable to exercise the same degree of control over this intellectual property as we would over our own. Moreover, the patent positions of life sciences companies are highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. As a result, the validity and enforceability of our patents cannot be predicted with certainty. In addition, we cannot guarantee that:

•	we or our licensors were the first to make the inventions covered by each of our issued patents and pending patent applications;

•	we or our licensors were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our or our licensors' pending patent applications will result in issued patents;

•	any of our or our licensors' patents will be valid or enforceable;

•	any patents issued to us or to our licensors and collaboration partners will provide us with any competitive advantages, will not be challenged by third parties, or will not be invalidated;

•	any relevant patent will not expire or remain in force for sufficient time for us to capitalize on such patent;

•	we will develop additional proprietary technologies that are patentable; or

•	the patents of others will not have an adverse effect on our business.

The actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends upon many factors, including:

•	the type of patent;

•	the scope of its coverage;

•	the availability of regulatory related extensions;

•	the availability of legal remedies in a particular country; and

•	the validity and enforceability of the patents.

Our ability to maintain and solidify our proprietary position for our products will depend on our success in obtaining effective claims and enforcing those claims once granted.

We also rely on trade secrets to protect some of our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to maintain. While we use reasonable efforts to protect our trade secrets, our or our collaboration partners' employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose our proprietary information to competitors. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. In addition, non-U.S. courts are sometimes less willing than U.S. courts to protect trade secrets. If our competitors independently develop equivalent knowledge, methods and know-how, we would not be able to assert our trade secrets against them and our business could be harmed.

Other parties may sue us for infringing their intellectual property rights, or we may have to sue them to protect our intellectual property rights.

There has been a substantial amount of litigation in the medical technology industry regarding patents and intellectual property rights. The neurotechnology market is characterized by extensive patent and other intellectual property rights, which can create greater potential, in comparison to less-developed markets, for allegations of infringement, particularly with respect to newly-developed technology. We may be forced to defend ourselves against allegations that we are infringing the intellectual property rights of others. In addition, we may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court that we are not infringing the intellectual property rights of others or that these rights are invalid or unenforceable, or to protect our own intellectual property rights. Intellectual property litigation is expensive and complex and its outcome is difficult to predict. If we do not prevail in any litigation, in addition to any damages we might have to pay, we would be required to stop the infringing activity, obtain a license, or concede intellectual property rights. Any required license may not be available on acceptable terms, if at all. In addition, some licenses may be nonexclusive, and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some or all of our products.

If we breach any of the agreements under which we license technology commercialization rights from others, we could lose license rights that are critical to our business.

We license rights to technology that are critical to our business and we expect to enter into additional licenses in the future. We are dependent upon such license rights to develop our product candidates. If we breach any agreement covering such rights, including any failure to meet certain diligence milestone obligations, and as a result lose license rights, we would be unable to successfully develop our product candidates.

Risks of Operating Our Business

 We are a clinical- stage company with a limited operating history and we are unable to reliably predict future growth and operating results.

We are unable to reliably predict future growth and operating results because we have not demonstrated that we can:

•	obtain the regulatory approvals necessary to commercialize any of our products;

•	ensure that any of our products are safe for extended periods of use or that they will function as intended in human clinical applications;

•	manufacture, or arrange for third-parties to manufacture, any of our products in a manner that will enable us to be profitable;

•	establish sales and marketing functions and expand administrative and financial functions necessary to successfully operate a profitable business;

•	consistently make, use, and sell competitive products and respond effectively to competitive pressures.

If we do not effectively manage our growth, our business resources may become strained and our results of operations may be adversely affected.

We expect significant future growth. This growth may provide challenges to our organization and may strain our management and operations. We expect to increase the number of our employees and our ability to effectively manage growth depends on our success in attracting and retaining highly qualified personnel. We may be unable to accurately predict the amount of time or resources that will be required to effectively manage any anticipated or unanticipated growth in our business or we may not be able to attract, hire and retain sufficient personnel to meet our needs. If we cannot scale our business appropriately, maintain control over expenses or otherwise adapt to anticipated and unanticipated growth, our business resources may become strained, we may not be able to deliver products in a timely manner and our results of operations may be adversely affected.

 We will depend on third party reimbursement to our customers for market acceptance of the Andara™ OFS™ Therapy, as well as additional products based on the Andara™ OFS™ Therapy that may be developed and our other proposed products including the NeuroPort™ and BrainGate Systems. If third party payors fail to provide appropriate levels of reimbursement for purchase and use of our products, our profitability would be adversely affected.

Sales of medical products largely depend on the reimbursement of patients' medical expenses by government health care programs and private health insurers. The cost of the Andara™ OFS™ System and BrainGate System, as well as the cost of implanting the BrainGate System into a patient, will be substantial. Furthermore, the purchase and use of our NeuroPort™ System will be substantial. Without the financial support of the government or third party insurers, the market for our products will be limited. Medical products and devices incorporating new technologies are closely examined by government and private insurers to determine whether the products and devices will be covered by reimbursement, and if so, the level of reimbursement which may apply. We cannot be sure that third-party payors will reimburse the sales of our products, or enable us to sell them at profitable prices.

The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided and paid for in the U.S. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments that we collect from sales of our products. Internationally, medical reimbursement systems vary significantly. Some medical centers have fixed budgets, regardless of levels of patient treatment, and other countries require application for, and approval of, government or third party reimbursement. Even if we succeed in bringing our product candidates to market, uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities at profitable prices.

Prior to approving coverage for new medical devices, most third-party payors require evidence that the product has received FDA approval, is not experimental, and is medically necessary for the specific patient. Increasingly, third-party payors require evidence that the devices being used are cost-effective. Our products may not meet these or future criteria, which could hurt our ability to market and sell these products.

We are dependent upon the success of neurotechnology. Our inability to continue to develop innovative neurotechnology products, or the failure of the neurotechnology market to develop as we anticipate, would adversely affect our business.

During the last ten years a number of products based on long-term implantable devices in the brain and nervous system have been developed. This technology is referred to as neurotechnology. The neurotechnology market is subject to rapid technological change and product innovation. Our competitors may succeed in developing or marketing superior products, using neurotechnology or other competitive technologies. If we are unable to compete successfully in the development of new neurotechnology products, or if new and effective therapies not based on neurotechnology are developed, our products could be rendered obsolete or non-competitive. This would materially adversely affect our business.

Our success will depend on our ability to attract and retain key personnel and scientific staff. If we fail to attract and retain key personnel and scientific staff, we may be unable to succeed in the neurotechnology market.

We believe our future success will depend on our ability to manage our growth successfully, including attracting and retaining scientists, engineers and other highly skilled personnel. The loss of the services of one or more of our officers or key research and development employees could delay or prevent the successful completion of our clinical trials and the commercialization of our products. Our key employees are subject to confidentiality, trade secret and non-competition agreements, but may terminate their employment with us at any time. Hiring qualified management and technical personnel is difficult due to the limited number of qualified professionals. Competition for these types of employees is intense in the medical field. If we fail to attract and retain personnel, particularly management and technical personnel, we may not be able to achieve long-term success in the neurotechnology market.

We face potential product liability and other claims that could be expensive, divert management’s attention and harm our reputation or business. We may not be able to obtain adequate product liability insurance or have other resources to cover the costs of any successful claims.

Our business exposes us to a risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices. The medical device industry has historically been subject to extensive litigation over products liability. We may be subject to product liability claims if our products are defective, ineffective or cause harm to our patients. Our product liability insurance may not be adequate to cover product liability claims against us. We currently maintain product liability insurance coverage of $5,000,000. However, product liability insurance is expensive and, in the future, may not be available on terms that are acceptable to us, if it is available to us at all. A successful claim brought against us in excess of our insurance coverage could significantly harm our business and financial condition. Plaintiffs may also advance other legal theories supporting their claims that our products or actions resulted in some harm. A product liability claim, regardless of its merit or eventual outcome, could result in:

•	decreased demand for our products;

•	injury to our reputation;

•	diversion of management’s attention;

•	withdrawal of clinical trial participants;

•	significant costs of related litigation;

•	substantial monetary awards to patients;

•	product recalls or market withdrawals;

•	loss of revenue; or

•	the inability to commercialize our products under development.

Risks Related to Marketability and Commercialization

Assuming we can obtain the necessary regulatory approvals, which we cannot assure, if we fail to develop and commercialize the Andara™ OFS™ Therapy, it is unlikely that we will achieve significant revenues or that we will be able to successfully compete in our markets. Consequently, it would be unlikely that we would be able to continue our current level of operations, or achieve our long-term growth plans. Our other products, such as additional products based on the Andara™ OFS™ Therapy that may be developed, the BrainGate System and NeuroPort™ System, are not expected to reach the market for several years, if at all. Failure to develop and commercialize these products would negatively affect any projected future revenues.

Our future business and financial success will depend on our ability to commercialize products and continue to introduce new products and new versions of products into the marketplace. Developing and commercializing products imposes burdens on our research and development department and our management. This process is costly, and we cannot assure you that we will be able to successfully develop and commercialize one or more products or enhance any future products that we develop and commercialize. We incurred research and development costs of $6,694,000 and $5,587,000 for the years ended December 31, 2006 and 2005. In addition, as the market for neurotechnology devices develops, future competitors may develop desirable product features earlier than we do. Such developments could make our competitors' products less expensive or more effective than our products and could render our products obsolete or unmarketable. If our product development efforts are unsuccessful, we will have incurred significant costs without recognizing the expected benefits and our business prospects will suffer.

The markets for our products that are currently under development are unproven. If those markets do not develop as we anticipate, we would be unable to sell our products and would not achieve significant revenues.

Even if our products are approved by the FDA and corresponding foreign regulatory authorities, they may not enjoy commercial acceptance or success, which would adversely affect our business and results of operations. Several factors could limit our success, including:

•	the need to create a market for our products and possible limited market acceptance among physicians, medical centers, patients and third-party payors;

•	the relatively small sample size of 14 patients for the Andara™ OFS™ System may not be large enough to convince physicians to adopt our products and therapies;

•
the need for surgeons to develop or be trained in new surgical techniques to use our products effectively; limitations on the number of patients who may have access to physicians and medical centers with adequate training, equipment and personnel to make use of our products;

•
the timing and amount of reimbursement for these products, if any, by third party payors; the introduction by other companies of new treatments, products and technologies that compete with our products, or that may reduce the market acceptance of our products, or make them obsolete; and

•	the reluctance of physicians, patients and society as a whole to accept new medical devices that are implanted in the brain.

  The commercial success of the Andara™ OFS™ System and other neurotechnology products will require acceptance by neurosurgeons, neurologists and physical rehabilitation specialists, a limited number of whom significantly influence medical device selection and purchasing decisions. We may achieve our business objectives only if our products are accepted and recommended by leading physicians, which is likely to be based on a determination by these physicians that our products are safe, cost-effective and represent acceptable methods and standards of treatment. We have developed relationships and have made arrangements to work with only a few physiatrists, neurologists and neurosurgeons and we cannot assure that these existing relationships and arrangements can be maintained or that new relationships will be established in support of our products. If neurosurgeons, neurologists and physiatrists do not consider our products to be adequate for the treatment of our target patient populations or if a sufficient number of neurosurgeons, neurologists and physiatrists recommend and use competing products, it would seriously harm our business, financial condition and results of operations.

We may not be able to expand market acceptance of the use of our neurotechnology products, which would severely harm our ability to achieve significant revenues.

Market acceptance of our products will depend on our ability to convince the medical community of the clinical efficacy and safety of such products. Many physicians are still unfamiliar with neurotechnology and the products that have been developed using neurotechnology. Existing drugs and medical devices may be more attractive to patients or their physicians than our products in terms of efficacy, cost or reimbursement availability. We cannot assure you that our products will achieve expanded market acceptance. Failure of our products to gain additional market acceptance would severely harm our business, financial condition and results of operations.

If future clinical studies or other articles are published, or physician associations or other organizations announce positions that are unfavorable to our products, our sales efforts and revenues will be negatively affected.

Future clinical studies or other articles regarding our products or any competing products may be published that either support a claim, or are perceived to support a claim, that a competitor's product is more accurate or effective than our products or that our products are not as effective as we claim or previous clinical studies may have indicated. Additionally, physician associations or other organizations that may be viewed as authoritative could endorse products or methods that compete with our products or otherwise announce positions that are unfavorable to our products. Any of these events may negatively affect our sales efforts and would negatively affect our revenues.

If patients choose less invasive or less expensive alternatives to our products, our sales would be negatively impacted.

We intend to sell medical devices for invasive surgical procedures. Patient acceptance of our products will depend on a number of factors, including device and associated procedure costs, the success or failure of less invasive therapies to help the patient, the degree of invasiveness involved in the procedures used to implant our products, the rate and severity of complications from the procedures used to implant our products and any adverse side effects caused by the implanting of our products. Competition for our neural interface programs include less invasive means for disabled patients to control external devices that leverage intact muscles still under accurate control of the patient. Devices which utilize voice recognition, eye movement or switches activated by head motion can all be used to provide control of external devices. There is also ongoing research into the use of neural signals which can be detected on the surface of the scalp to provide a computer interface. If patients choose to use existing less invasive or less expensive alternatives to our products, or if effective new alternatives are developed, our business would be materially adversely affected.

Because certain competitors have significantly greater resources and new competitors may enter the neurotechnology market, it may be difficult for us to compete.

The medical device market is highly competitive, is subject to rapid change and is significantly affected by new product introductions and other market activities of industry participants. Certain of our competitors have significantly greater product development capabilities and financial, scientific, marketing and human resources than we do. Additionally, other companies may succeed in developing products sooner than we do, they may obtain approval from the FDA for such products sooner, or they may develop products that are more effective than our products. There can be no assurance that research and development by others will not render our technology or products obsolete, or result in treatments or cures superior to those being developed by us. It is expected that competition in this field will intensify.

Risks Related To Owning Our Stock

We may experience fluctuation of quarterly operating results that may cause our stock price to fluctuate.

Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include: our ability to obtain regulatory approvals for our products; changes in reimbursement policies or procedures; the success of our research and development efforts; our ability to attract and retain personnel with the necessary strategic, technical and creative skills required for effective operations; the amount and timing of expenditures by our customers; the amount and timing of capital expenditures and other costs relating to the expansion of our operations; government regulation and legal developments regarding the use of our products; competitive developments; and general economic conditions. As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, technology or marketing decisions that could have a material adverse effect on our quarterly results. Due to all of these factors, our operating results may fall below the expectations of securities analysts, stockholders and investors in any future quarter.

Our stock price is volatile and could decline in the future.

The price of our common stock has fluctuated significantly and may significantly fluctuate in the future. The stock market, in general, and the market price for shares of medical device companies in particular, have experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies in the medical device and related industries have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside of our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant impact on the market price of our common stock:

•	our ability to obtain regulatory approvals for our products;

•	changes in reimbursement policies or procedures;

•	U.S. and foreign governmental regulatory actions;

•	results of preclinical studies and clinical trials by us, by our collaborators or by our competitors;

•	concern as to, or other evidence of, the safety or efficacy of our products or our competitors' products; announcements of technological innovations or new products by us or our competitors;

•	press releases concerning our technology or competitive technologies;

•	actual or potential media coverage;

•	actual or anticipated changes in medical device or drug reimbursement policies;

•	developments with our collaborators, if any;

•	developments concerning our patent or other proprietary rights or our competitors (including litigation);

•	our ability to obtain additional financing and, if available, the terms and conditions of the financing; our financial position and results of operations;

•	status of litigation;

•	period-to-period fluctuations in our operating results;

•	changes in estimates of our performance by any securities analysts;

•	new regulatory requirements and changes in the existing regulatory environment;

•	market conditions for medical device stocks in general;

•	market conditions of securities traded on the Over-the-Counter (OTC) Bulletin Board;

•	the issuance of new equity securities in any future offerings;

•
issued and outstanding shares of our common stock becoming eligible for resale pursuant to contractual registration requirements or pursuant to exemptions from registration becoming available following the passage of time;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	the depth and liquidity of the market for our common stock; investor perceptions of us and the medical device industry generally;

•	general economic and other national conditions; and

•	changes in interest rates.

The limited public market for our securities may limit an investor’s ability to sell our securities and cause high volatility in the market price of our common stock.

Our common stock is currently traded on a limited basis on the OTC Bulletin Board under the symbol “CYKN.” The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years that market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like ours. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Although our common stock trades on the OTC Bulletin Board, a regular trading market for the securities may not be sustained in the future. In addition, our securities may not qualify for listing on the OTC Bulletin Board or any other securities market in the future. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD's automated quotation system (the “NASDAQ Stock Market”). Therefore holders of our common stock may be unable to resell their securities at or near their original offering price or at any price.

Our common stock is considered a “penny stock” and may be difficult to sell.

Our common stock is considered to be a “penny stock” because it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis. Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated there under by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing our shares. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of an investor before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our stock in the public marketplace could reduce the price of our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of the Registrant that has satisfied a two-year holding period. In addition to sales pursuant to Rule 144, we have previously registered 27,529,284 shares of common stock on Forms SB-2. Any substantial sale of common stock pursuant to Rule 144 or pursuant to our resale prospectuses may have an adverse effect on the market price of our securities.

Certain of our stockholders hold a significant percentage of our outstanding voting securities, which may have the effect of delaying or preventing a change-in-control.

Oxford Bioscience Partners, Medica Venture Partners, Capital Ventures International, GDH Partners, LP, The Global Life Science Ventures Fonds II GmbH & Co., KG and The Global Life Science Ventures Fund II L.P. and their respective affiliates beneficially own, in the aggregate, over 51% of our outstanding voting securities. As a result, these stockholders possess significant influence, giving them the ability, among other things, to elect a majority of our Board of Directors and to authorize or prevent proposed significant corporate transactions. Such stock ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer.

Certain provisions of our Certificate of Incorporation and Delaware law may make it more difficult for a third party to affect a change-in-control.

Our Certificate of Incorporation authorizes the Board of Directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire the Company or affect a change-in-control.

In addition, we are also subject to Section 203 of the Delaware General Corporation Law that, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder. The preceding provisions of our Certificate of Incorporation, as well as Section 203 of the Delaware General Corporation Law, could discourage potential acquisition proposals, delay or prevent a change-in-control and prevent changes in our management, even if such things would be in the best interests of our stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Although we have not identified any material weaknesses in our internal controls over financial reporting to date, the assessment required pursuant to rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 may uncover weaknesses that need to be addressed and conditions that need to be met, the disclosure of which may have an adverse impact on investor confidence and the price of our common stock. Failure to establish and maintain appropriate internal controls over financial reporting, or any failure of those controls once established, could adversely impact our business, financial condition or results of operations or raise concerns for investors. Any actual or perceived weaknesses in our internal controls over financial reporting that need to be addressed, and any conditions that need to be met may have an adverse impact on the price of our common stock.

Compliance with the rules established by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 will be complex. Failure to comply in a timely manner could adversely affect investor confidence and our stock price.

Rules adopted by the Securities and Exchange Commission pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require us to perform an annual assessment of our internal controls over financial reporting, certify the effectiveness of those controls and secure an attestation of our assessment by our independent registered public accountants. Currently, the management assessment requirement will first apply to us during the preparation and filing of our annual report for fiscal 2007 and the attestation of our assessment will be required in fiscal 2008. The standards that must be met for management to assess the internal controls over financial reporting as now in effect are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting. In addition, the attestation process is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of the assessment by our independent registered public accountants. If we cannot perform the assessment or certify that our internal controls over financial reporting are effective, or our independent registered public accountants are unable to provide an unqualified attestation on such assessment, investor confidence and share value may be negatively affected.

 USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of _________ shares of common stock in this offering of approximately $  ________________ . These amounts are based on the offering price of $ ____.__ per share and after deducting estimated placement agents’ fees and estimated offering expenses payable by us. There can be no assurance that we will be successful in selling any or all of the securities offered hereby. Because there is no minimum offering amount required as a condition to closing in this offering, we may sell less than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us.

We anticipate using the net proceeds form this offering together with our available cash resources and revenues, if any as follows:

	Approximate Amount	Approximate Percent
Development and commercialization of our Andara™ OFS™ Therapy	$	55
Development and commercialization of additional products based on the Andara™ OFS™ Therapy		20
Development and commercialization of other neurotechnology products		5
General corporate purposes and working capital		20
Maximum net proceeds of the offering	$	100

We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of securities. The amounts and timing of our expenditures will depend on numerous factors, including the results of our product sales, marketing activities, competition and the amount of cash generated or used by our operations. Pending the uses described above, we intend to invest the net proceeds in certificates of deposit, short-term obligations of the United States government or other money-market instruments that are rated investment grade or its equivalent.

DIVIDEND POLICY

     We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business. We do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in their discretion, and will depend on our financial position, operating results, capital requirements and other factors that the Board of Directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the audited consolidated financial statements and accompanying notes and the other financial information appearing else where in this prospectus. The analysis set forth below is provided pursuant to applicable Securities and Exchange Commission regulations and is not intended to serve as a basis for projections of future events.

Overview

We are a medical device company focused on developing novel implantable products to treat neurological diseases and injuries of the central nervous system. Our lead proprietary technology, the Andara™ OFS™ Therapy, is based on the targeted delivery of electrical stimulation to the body in order to stimulate the growth of nerve fibers. The Andara™ OFS™ Therapy for spinal cord injury is an investigational device, not yet approved by the FDA, which is being developed as a single use implant to enhance neurological recovery in patients with devastating loss of movement and sensation. We believe, based on the results of our pre-clinical development and clinical trials to date, that our targeted electrical stimulation promotes the growth of nerve fibers across the damaged portion of the spinal cord. We believe that the Andara™ OFS™ Therapy will enhance the natural process of neuroplasticity to make new connections in the spinal cord that lead to partial restoration of neurological functions, such as sensation and movement, below the injury.

The Andara™ device is designed to be implanted in muscle tissue adjacent to the spinal column with electrical leads attached to the tissue next to the vertebrae, above and below the spinal cord injury. Our testing indicates that it can be implanted in an hour or less by a spine surgeon during the acute phase of treatment and is consistent with other surgical treatments for spinal cord injury. We believe that approximately one third of the estimated 11,000 individuals who suffer spinal cord injuries per year in the United States may be candidates for the Andara™ OFS™ Therapy. Because currently there are no approved treatments for acute spinal cord injury, we believe that if it is approved for use in humans, the Andara™ OFS™ Therapy may become the standard of care for such injuries. We believe that additional products based on the Andara™ OFS™ Therapy can be developed and used to treat other areas of the body where nerve fiber damage creates loss of function such as the treatment of peripheral nerve injuries, which are estimated to affect more than 100,000 people in the United States each year. We were recently granted a patent on an approach to improve and extend the benefits of the Andara™ OFS™ Therapy for the treatment of spinal cord injuries by combining our device with delivery of neurotrophic drugs.

The primary focus of our current business strategy is to commercialize the Andara™ OFS™ Therapy as a treatment for acute spinal cord injuries. After extensive pre-clinical development in cell culture, and small and large animal models, researchers at the Center for Paralysis Research at Purdue University and at Indiana University completed in 2004 a Phase Ia, 10-patient clinical trial of the Andara™ OFS™ System in patients with spinal cord injuries. Results from that Phase Ia trial were published in the January 2005 issue of the Journal of Neurosurgery: Spine. Four additional patients subsequently enrolled in this trial. We believe that the results of this study demonstrate that there is a strong likelihood that the recovery of neurological function produced by the device will be above expectations for spontaneous recovery.

In September 2006, the Food and Drug Administration (FDA) designated the Andara™ OFS™ Therapy as a Humanitarian Use Device, a designation based on a potential U.S. patient population of less than 4,000 patients per year. In order to receive marketing approval as a Humanitarian Use Device, we must demonstrate that our devices are safe, potentially effective and that their benefits outweigh their associated risks. As the second of two steps in the Humanitarian Use approval process, we filed a Humanitarian Device Exemption (HDE) in February 2007. Our filing included a summary of extensive pre-clinical testing as well as the data we have collected from a relatively small sample size of 14 patients.

In May 2007 the FDA sent us a letter informing us that it had completed an initial scientific review of our application and indicating that it requires additional information to determine if the device meets the statutory criteria for approval. The letter specified the need for extensive additional data in a number of areas, namely, clinical data, study analysis, biocompatibility, sterilization, animal data, device description, testing, and labeling. Foremost among these is the need to provide clinical data demonstrating that the use of the Andara™ OFS™ device results in a clinically significant benefit or functional improvement in patients that is superior to surgery and medication alone, but all of these areas need to be satisfactorily addressed before the FDA can complete its review of the application.

We are currently preparing our response to FDA’s letter, which will take the form of an amendment to our HDE application. We intend to file our response with the FDA on or before July 16, 2007. Our response will include additional clinical data from the phase Ia trial, detailed statistical comparisons of this data to the placebo group of a larger clinical trial of spinal cord injury that has a similar design, several new analyses requested by the FDA, as well as detailed answers to specific questions raised.  The FDA will have at least 75 days to review the amended application after it is received. Although we believe that we will be able to provide the FDA with the information requested, we cannot provide any assurance that (i) our response will be satisfactory to the FDA or that we will not have to conduct additional significant, lengthy and expensive clinical trials before the FDA would grant its approval to market the Andara™ OFS™ System, or (ii) the FDA will ever grant such approval.

Our second proprietary technology allows us to create neural interfaces that interact with and recover signals from the cortex, or outer layer, of the brain at the level of individual cells. Our BrainGate device, which is based on this technology, has been used in pilot trials to enable people with severe disabilities to control a computer with thought alone. We have also developed another variation of our neural interface technology, the NeuroPort™ System, which is being developed to diagnose and treat a wide range of neurological diseases, including epilepsy. We also sell a line of pre-clinical research products that are used by pre-clinical neuroscience researchers in a wide variety of leading-edge brain research applications.

We believe that our products that are designed to use targeted electrical stimulation for nerve fiber growth and our neural interface systems are unique and innovative. We are developing our intellectual property position relating to key aspects of our Andara™ OFS™ Therapy and we believe that our intellectual property portfolio will provide us with an advantage over our competitors.

The long-term success of our business is dependent on the development and commercialization of advanced neurological products such as the Andara™ OFS™ Therapy and additional products based on the technology underlying the Andara™ OFS™ Therapy that may be developed. We have been unprofitable since our inception in May 2001 and we expect to incur substantial additional operating losses for the foreseeable future as we continue to expand our product development activities. As of March 31, 2007, our accumulated deficit was $36,893,000. We expect to incur substantial losses for the next several years as we:

•	continue to develop the Andara™ OFS™ Therapy and additional products based on the Andara™ OFS™ Therapy that may be developed;

•	continue to enroll new patients in our clinical studies and continue to seek regulatory approvals;

•	develop and commercialize our product candidates, if any, that receive regulatory approval;

•	continue to expand our research and development programs;

•	acquire or in-license products, technologies or businesses that are complementary to our own; and

•	incur general and administrative expenses related to operating as a public company.

We have a limited history of operations. Through March 31, 2007, we have generated limited revenue from product sales and from grant income. Since inception we have financed operations primarily through private placements of equity securities, capital lease and debt facilities, and to a much more limited extent, revenue from product sales and sponsored research. Our business is subject to significant risks, including, but not limited to, the risks inherent in our ongoing clinical trials and the regulatory approval process, the results of our research and development efforts, competition from other products and uncertainties associated with obtaining and enforcing intellectual property rights. Accordingly, our activities to date are not as broad in depth or in scope as the activities we may undertake in the future, and our operating results or financial position or our lack of profitably as a commercial enterprise are not necessarily indicative of our future operating results.

Cyberkinetics became a publicly traded entity through a reverse merger. We were originally incorporated in the State of Nevada on February 6, 2002 as Trafalgar Ventures Inc. (“Trafalgar”). On July 23, 2004, Trafalgar, certain stockholders of Trafalgar, Trafalgar Acquisition Corporation, a Nevada corporation (“Merger Sub”), and Cyberkinetics, Inc., a privately-held Delaware corporation (“Cyberkinetics”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Trafalgar, through its wholly-owned subsidiary, Merger Sub, agreed to acquire Cyberkinetics in exchange for shares of Trafalgar's common stock (the “Merger”). The Merger closed on October 7, 2004. Immediately upon closing, Trafalgar effected a reincorporation from the State of Nevada to the State of Delaware and a corporate name change to “Cyberkinetics Neurotechnology Systems, Inc.” Until the Merger with Cyberkinetics, we were in the business of mineral exploration, but had not generated revenues from operations. Post-merger, we ceased all operations in the mineral exploration industry and now we operate as the parent company of Cyberkinetics, Inc..

In February 2006, we acquired Andara™ Life Science, Inc. (“Andara™”), an Indiana corporation, through the merger of a wholly-owned subsidiary of ours with and into Andara™ (the “Andara™ Merger”). Prior to its acquisition by us, Andara™ was a privately held company engaged in the development of a portfolio of programs related to the repair and regeneration of neural tissues, which were developed at the Center for Paralysis Research at Purdue University.

Andara™ was acquired pursuant to the terms and conditions of an Agreement and Plan of Merger dated February 14, 2006 (the “Andara™ Merger Agreement”), among us, Andara™ and Andara™ Acquisition Corp (“Acquisition”), a wholly-owned subsidiary of ours. Acquisition merged with and into Andara™ and all of the issued and outstanding capital stock of Andara™ was exchanged for an aggregate of 3,029,801 shares of our common stock, $0.001 par value per share (“Common Stock”), of which 993,377 shares of Common Stock were issued pursuant to a restricted stock award and subject to forfeiture (the “Restricted Stock”). As a result of the Andara™ Merger, Andara™ became a wholly-owned subsidiary of ours. The Restricted Stock is subject to forfeiture if certain specific milestones are not achieved by the surviving corporation within thirty-six (36) months of the Andara™ Merger.

Research and Development

Our research and development activities have been primarily focused on the development of the Andara™ OFS™ Therapy, the BrainGate System and the NeuroPort™ System. Our research and development expenses consist primarily of compensation and other expenses for research and development personnel, fees paid to engineering consultants, non-cash stock compensation expense, costs associated with the clinical trials of our product candidates, supplies and materials, depreciation and facility costs. We charge all research and development expenses to operations as they are incurred.

During 2007, our research and development activities principally related to obtaining regulatory approval for the Andara™ OFS™ System, and to a lesser extent the pilot clinical trial of the BrainGate System and the development of the NeuroPort™ System. A significant portion of this spending consisted of outside consulting services for the Andara™ OFS™ System and, to a lesser extent, the BrainGate System.

In the future, our rate of spending is likely to increase as we develop the portfolio of product candidates recently acquired from Andara. These product candidates include the proprietary Andara™ OFS™ System, which we are preparing to launch as early as the second half of 2007 if we receive FDA clearance. We may also commence a pilot clinical trial on the Andara™ OFS™ PLUS System within the next few years. The initial version of the BrainGate System is not expected to be commercially launched for several years, if at all. In order to become a commercial product, the rate of spending on the BrainGate System will need to substantially increase as additional clinical trials are performed. However, as we devote more of our resources to the Andara™ OFS™ Therapy, we have reduced our spending on the BrainGate System and other neural interface products. Future development of our neural interface programs, including clinical trials, will be limited to activities funded by revenue from our research business and from research contracts from academic institutions funded by NIH grants. We have also initiated development of a completely implantable sensor and signal transmission system for long-term use that is being designed to be operated by the user outside of the hospital setting. Such a system will require substantial time to develop and is unlikely to be launched until after the initial version of the BrainGate System has been more fully-developed, which itself is expected to take years to develop.

The lengthy process of seeking regulatory approvals for our product candidates, and the subsequent compliance with applicable regulations, requires the expenditure of substantial resources. Any failure by us to obtain, or any delay in obtaining, regulatory approvals could cause our research and development expenditures to increase and, in turn, have a material adverse effect on our results of operations.

 Results of Operations

Three Months Ended March 31, 2007 and 2006

     The following table sets forth certain statement of operations data for the periods indicated:

	Three Months Ended March 31,
	2007	2006
Consolidated Statement of Operations Data:	(Unaudited)
Product sales	$381,000	$132,000
Grant income	115,000	253,000
Total revenues	496,000	385,000
Operating expenses	3,125,000	4,213,000
Operating loss	(2,629,000)	(3,828,000)
Other income (expense), net	12,000	(73,000)
Net loss	$(2,617,000)	$(3,901,000)

Product Sales and Gross Margin.  Since the Company's inception in May 2001, our business focus has been on the development of our advanced neurological product candidates, such as the NeuroPort™ and BrainGate™ Systems and, in 2006 and 2007, the Andara™ OFS™ Therapy. We also sell our line of neural recording arrays and data acquisition systems (“Research Products”) to neuroscience researchers. We expect that our sales from Research Products will continue to be limited and continue to fluctuate. For the three months ended March 31, 2007, product sales increased $249,000 to $381,000 from $132,000 for the three months ended March 31, 2006. The increase in sales was principally related to an increase in the number of units sold.  The gross margin on product sales was approximately 70% and 62% for the three months ended March 31, 2007 and 2006, respectively. The increase in gross margin for the three months ended March 31, 2007 is principally a result of the mix of products sold.

Grant Income.  Revenue from grants decreased $138,000 to $115,000 for the three months ended March 31, 2007 from $253,000 for the three months ended March 31, 2006. Grant revenue was realized from our subcontract with Case Western Reserve University (“Case”). The decrease in grant revenue was expected because the period ended March 31, 2006 included revenue for services performed from September 2005, the initial period covered by the subcontract, through March 31, 2006, the date the agreement was signed. Under our revenue recognition policy we do not recognize revenue until we have received a signed contract and, accordingly, revenue associated with the services rendered pursuant to the subcontract with Case from September 2005 through December 2005 was not recognized until after December 31, 2005. As we devote an increasing portion of our resources to the commercial launch of our Andara™ OFS™ Therapy, we have reduced our spending on neural interface programs. In fact, we plan to limit neural interface operations to research product sales and grant-supported development. For the foreseeable future, clinical activities in the BrainGate and NeuroPort™ programs will be continued only to the extent funded by grants or other external funding. As such, we expect future revenue from the subcontract with Case to fluctuate based on our ability to allocate resources to support activities associated with the project.

Research and Development Expenses.  Research and development expenses increased $192,000 to $1,588,000 for the three months ended March 31, 2007 from $1,396,000 for the three months ended March 31, 2006. The increase was principally due to a $317,000 increase in outside consulting services primarily associated with finalizing the manufacturing design and process and preparing the FDA submission for the Andara™ OFS™ System. The increase in spending for our Andara™ program was partially offset by a decrease of $125,000 in spending primarily related to our BrainGate and NeuroPort™ programs.

Sales and Marketing Expenses.  Sales and marketing expenses increased $139,000 to $249,000 for the three months ended March 31, 2007 from $110,000 for the three months ended March 31, 2006. The increase is the result of a $65,000 increase in compensation expenses related primarily to developing a sales and marketing organization to prepare for the planned launch of the Andara™ OFS™ System. The remaining increase principally consists of outside consulting services and other operating costs associated with initial marketing efforts for the anticipated launch of the Andara™ OFS™ System.

General and Administrative Expenses.  General and administrative expenses increased $121,000 to $1,175,000 for the three months ended March 31, 2007 as compared to $1,054,000 for the three months ended March 31, 2006. The increase is primarily due to a $74,000 increase in compensation expense for our general and administrative staff, including compensation expense incurred as a result of our hiring a Chief Financial Officer in September 2006. The remaining increase primarily consists of an increase in stock-based compensation of $36,000 principally related to stock options and restricted stock granted to our Chief Financial Officer.

Other Income (Expense), Net.  Interest income increased $21,000 to $130,000 for the three months ended March 31, 2007 from $109,000 for the three months ended March 31, 2006. The increase in interest income was primarily the result of a higher rate of return on invested balances. Interest expense decreased $64,000 to $118,000 for the three months ended March 31, 2007 from $182,000 for the three months ended March 31, 2006. The decrease is related to lower average borrowings.

Net Loss.  Net loss decreased $1,284,000 to $2,617,000 for the three months ended March 31, 2007 as compared to $3,901,000 for the three months ended March 31, 2006. The net loss in 2006 included a charge of $1,602,000 for in-process research and development recorded in connection with the acquisition of Andara.  Excluding the in-process research and development charge, net loss increased $318,000 which primarily reflects increased engineering, manufacturing and marketing efforts related to the anticipated launch of the Andara™ OFS™ System in 2007. Our net loss per common share decreased $0.08 per share to $0.07 per share for the three months ended March 31, 2007 from $0.15 per share for the three months ended March 31, 2006. The decrease in net loss per share was due to a decrease in net loss and to an increase in the weighted average number of common shares outstanding. The weighted average number of common shares outstanding increased by 9,456,000 to 36,332,000 for the three months ended March 31, 2007 from 26,876,000 for the three months ended March 31, 2006. Weighted-average common shares outstanding increased primarily as a result of the issuance of 8,337,000 shares in connection with the private placement in October 2006 and the issuance of 2,036,000 unrestricted shares in connection with the acquisition of Andara Life Science, Inc. in February 2006.

Years Ended December 31, 2006 and 2005

	Year ended December 31,
	2006	2005
Consolidated Statement of Operations Data:
Product sales	$1,037,000	$779,000
Grant income	643,000	280,000
Total revenues	1,680,000	1,059,000
Operating expenses	13,788,000	10,156,000
Operating loss	(12,108,000)	(9,097,000)
Other expense, net	(170,000)	(229,000)
Net loss	$(12,278,000)	$(9,326,000)

Product Sales and Gross Margin.  Since the Company's inception in May 2001, our business focus has been on the development of our advanced neurological products, such as the NeuroPort™ and BrainGate™ Systems and, in 2006, the Andara™ OFS™ Therapy. We also sold our Research Products. For the year ended December 31, 2006, overall product sales, increased $258,000 to $1,037,000 from $779,000 for the year ended December 31, 2005. The increase in sales was principally due to an increase in the number of units sold. The gross margin on product sales was approximately 63% and 76% for the year ended December 31, 2006 and 2005, respectively. The decrease in gross margin for the year ended December 31, 2006 is principally a result of the mix of products sold, a custom NeuroPort™ unit sold during the third quarter of 2005, deferred revenue recognized during the first quarter of 2005 and, to a lesser extent, a decrease in the average selling price of products sold. Because the custom NeuroPort™ unit sold during 2005 was still under development, certain costs which normally would have been charged to cost of sales were expensed as incurred as research and development expenses. Additionally, the Company recognized $60,000 of revenue during 2005 that had previously been deferred. The costs associated with $60,000 of deferred revenue were recognized at the time the sale was made in 2003.

For the years ended December 31, 2006 and 2005, customers to whom sales exceeded 10% of each year's respective total product sales were as follows:

Customer	2006	2005
United Scientific USA, Inc.	15%	10%
Alpha Omega	13	—
University of Utah	12	—
California Institute of Technology	11	—
Stanford University	3	15
KU Leuven	1	13
UNUM	—	26

Grant Income.  Revenue from grants increased $363,000 to $643,000 for the year ended December 31, 2006, from $280,000 for the year ended December 31, 2005. The increase in grant revenue was primarily due to income from our subcontract with Case Western Reserve University. We were awarded this subcontract in October 2005 under a grant issued to Case by the National Center for Medical Rehabilitation Research (NCMRR), a component of the National Institute of Child Health and Human Development (NICHD). The subcontract provides us, in conjunction with other collaborators, with the financial resources to support the joint development of a neuroprosthetic system capable of restoring partial arm and hand function to individuals with extensive paralysis due to high cervical spinal cord injury. We are scheduled to receive up to $2.3 million from the subcontract over the five-year period covered by the grant. There can be no assurance, however, that we will receive the full $2.3 million potentially available under this subcontract. We finalized the subcontract with Case on March 31, 2006 and recognized revenue during the year ended December 31, 2006 related to services performed from September 2005, the initial period covered by the subcontract, through December 31, 2006.

A portion of the grant revenue for the year ended December 31, 2006 and all of the grant revenue for the year ended December 31, 2005 consists of income from research grants obtained from the U.S. government through the Small Business Innovative Research (SBIR) program. As of the end of 2006, we have completed all of our remaining SBIR grants. We no longer submit SBIR grant applications because of uncertainties concerning the availability of these types of grants to public companies.

Research and Development Expenses.  Research and development expenses increased $1,107,000 to $6,694,000 for the year ended December 31, 2006 from $5,587,000 for the year ended December 31, 2005. The increase was principally due to a $1,367,000 increase in outside consulting services primarily associated with completing the clinical trial, finalizing the manufacturing design and process and preparing the FDA submission for the Andara™ OFS™ System. Research and development expense for 2006 also included $212,000 of amortization expense related to intangible assets recorded in connection with the acquisition of Andara in February 2006. These increases were partially offset by a decrease of $472,000 in spending primarily related to the NeuroPort™ system development and other operating expenses.

Sales and Marketing Expenses.  Sales and marketing expenses increased $543,000 to $874,000 for the year ended December 31, 2006, from $331,000 for the year ended December 31, 2005. The increase is the result of $306,000 in compensation expenses related primarily to developing a commercial organization to prepare for the launch of the Andara™ OFS™ System and, to a lesser extent, for sales of the NeuroPort TM System. These compensation expenses included the hiring of our Vice President of Sales and Marketing at the end of the first quarter of 2006. The increase is also due to $111,000 of outside consulting services used in connection with the Andara™ OFS™ System, increased travel and entertainment of $53,000 related to on-going sales efforts for our Research Products, the NeuroPort program and initial marketing efforts in connection with the anticipated launch of Andara™ OFS™ System as well as an increase of $50,000 in stock-based compensation expense related to the adoption of SFAS 123R.

General and Administrative Expenses.  General and administrative expenses increased $183,000 to $4,233,000 for the year ended December 31, 2006, from $4,050,000 for the year ended December 31, 2005. The increase is due to a $237,000 increase in stock-based compensation expense resulting primarily from the adoption of SFAS 123R and an increase in compensation expense for our existing and incremental general and administrative staff of $115,000, offset partially by a net decrease of $147,000 in legal, accounting and other public company costs, including investor relations costs.

Other Income (Expense), Net.  Interest income increased $240,000 to $418,000 for the year ended December 31, 2006, from $178,000 for the year ended December 31, 2005. The increase in interest income was primarily the result of higher average invested balances. Interest expense increased $181,000 to $587,000 for the year ended December 31, 2006 from $406,000 for the year ended December 31, 2005. The increase is related to higher average borrowings.

Net Loss.  Net loss increased by $2,952,000 to $12,278,000 for the year ended December 31, 2006, from $9,326,000 for the year ended December 31, 2005. The net loss included a charge of $1,602,000 for in-process research and development recorded in connection with the acquisition of Andara. The increase also reflects increased engineering, manufacturing and marketing efforts related to the anticipated launch of the Andara™ OFS™ System in 2007, the impact of the adoption of SFAS 123R and an increase in compensation related expenses, partially offset by increased revenues. Our net loss per common share decreased $0.09 per share to $0.42 per share for the year ended December 31, 2006 from $0.51 for the year ended December 31, 2005. The decrease in net loss per share was due to an increase in the net loss of $2,952,000 offset by the increase in the weighted average common shares outstanding. The weighted average common shares outstanding increased by 10,974,000 to 29,361,000 for the year ended December 31, 2006 from 18,387,000 for the year ended December 31, 2005. Weighted-average common shares outstanding increased primarily as a result of the issuance of 8,337,000 and 9,836,000 shares in connection with private placements in October 2006 and September 2005, respectively, and the issuance of 2,036,000 unrestricted shares in connection with the acquisition of Andara Life Science, Inc.

 Liquidity and Capital Resources

Since inception we have financed our operations primarily through private placements of equity securities, capital lease and debt facilities, and to a much more limited extent, revenue from product sales and sponsored research. We have received net proceeds of $34,550,000 from private placements of equity securities through March 31, 2007. We also borrowed $5,201,000 through March 31, 2007 under various debt facilities. As of March 31, 2007, we had $9,176,000 of cash and cash equivalents.

Net cash used in operating activities was $2,199,000 for the three months ended March 31, 2007. The primary use of cash was to fund our operating losses. The net loss for the three months ended March 31, 2007 was $2,617,000. Included in this loss were non-cash expenses totaling $546,000 consisting of stock-based compensation expense of $403,000, depreciation and amortization expense of $129,000 and non-cash interest expense of $14,000. The use of cash for operations included costs associated with preparing for the anticipated launch of the Andara™ OFS™ System, continued efforts on our BrainGate and NeuroPort™ programs and costs associated with operating as a public company. Working capital changes affecting our cash position included a use of cash of $164,000 due to a change in accounts payable and accrued expenses and the use of $28,000 to increase inventory offset partially by a decrease in accounts receivable of $29,000 and a decrease of $39,000 in prepaid expenses and other assets.

Net cash used in investing activities was $13,000 for the three months ended March 31, 2007. We used cash to purchase equipment primarily for use in our manufacturing and research and development activities.

Net cash used in financing activities was $448,000 for the three months ended March 31, 2007. We made payments of $370,000 and $90,000 under our notes payable and capital lease line, respectively. In addition, we received $13,000 in proceeds from the issuance of common stock related to the exercise of stock options.

Our future capital requirements will depend upon many factors, including advancement of our research and development programs and clinical studies, progress with marketing our technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the necessity of, and time and costs involved in obtaining, regulatory approvals, competing technological and market developments, and our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.

We expect to continue to incur significant negative cash flows and net losses for the foreseeable future. Based upon our current plans, including limiting clinical development of our BrainGate and NeuroPort™ systems to the extent funded by outside sources, we believe that our existing capital resources as of March 31, 2007 are sufficient to meet our operating expenses and capital requirements through at least December 2007. However, changes in our business strategy, technology development or marketing plans or other events affecting our operating plans and expenses may result in the expenditure of our existing cash before that time. If this occurs, our ability to meet our cash obligations as they become due and payable will depend on our ability to sell additional equity securities, to borrow funds or to obtain funding through some combination thereof. We may not be successful in raising the necessary funds on acceptable terms, or at all. Without sufficient funds, we would be forced to delay, scale back or eliminate some of our research and development activities or delay the launch of our product candidates. Ultimately, if we were unable to raise sufficient additional financing, we would not be able to continue our operations.

We may seek to increase our cash reserves by obtaining additional funding through public or private financing, including the placement of shares of preferred or common stock, collaborative arrangements with strategic partners, or through additional borrowing under our Loan Agreement.

Contractual Obligations

     Below is a table setting forth contractual obligations (including interest payments as applicable) as of December 31, 2006:

	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years	Total
Operating Lease	$340,000	$435,000	$—	$—	$775,000
Capital Lease Obligations	336,000	258,000	17,000	—	611,000
Loan Obligations	1,831,000	1,984,000	—	—	3,815,000
Minimum Royalties (1) (2)	75,000	150,000	150,000	450,000	825,000
Total	$2,582,000	$2,827,000	$167,000	$450,000	$6,026,000

(1)
These minimum royalties are payable under our license agreement with Emory University and may be applied against any running royalties that may be payable in the same period. For further information regarding this agreement, see Note 14, Licensing Arrangements, to our consolidated financial statements included elsewhere in this prospectus.

(2)
In addition to the minimum royalties included in the table above, we are currently paying annual maintenance fees of $50,000 under our license agreement with Brown University Research Foundation and Massachusetts Institute of Technology. We also are obligated to make annual maintenance payments under our license agreement with Purdue Research Foundation of $100,000 beginning in 2009, $250,000 in 2010 through 2012 and $500,000 in 2013 and beyond. For further information regarding these agreements, see Note 14, Licensing Arrangements, to our consolidated financial statements include elsewhere in this prospectus.

Off-Balance Sheet Arrangements

     As of March 31, 2007, we had no off-balance sheet arrangements.

Dividends and Distributions

     We have not paid any cash dividends to date. We intend to retain our future earnings, if any, and we do not anticipate paying cash dividends on either class of our stock in the foreseeable future.

Critical Accounting Policies

Overview

     This discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements:

Revenue Recognition.  We recognize revenue from product sales and research grants from the U.S. government through the Small Business Innovative Research (“SBIR”) program and from other sources. Product sales consist of sales of Research Products to universities and research hospitals involved in neurological research. Product sales are recognized in accordance with SEC Staff Accounting Bulletin (SAB) 104, Revenue Recognition, when persuasive evidence of an arrangement exists, fees are fixed or determinable, delivery has occurred and collection is reasonably assured. Revenue is not recognized until title and risk of loss have transferred to the customer, which generally occurs at the time of shipment. Terms for customers are generally FOB shipping. The Research Products operate without any custom configuration or installation. Product sales do not contain multiple elements. Following shipment, there are no customer acceptance requirements or installation obligations or continuing service requirements incumbent on us. Terms of sales of Research Products contain no contractual rights of return. In practice, we have not experienced or granted rights of return.

We recognize revenues from research grants as reimbursable eligible costs are incurred. Eligible costs typically include direct labor costs, other direct costs as outlined in the grant, such as lab materials and supplies and consulting costs, and an overhead allocation as specifically defined by the grant. In accordance with Emerging Issues Task Force (EITF) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent , we record grant revenues on a gross basis as we are the primary obligor with respect to our research and development activities. We are subject to grant audits as required by the Department of Health and Human Services. Audits may result in adjustments to the amount of grant revenues recorded and funds received. Historically, we have not been required to make any adjustments to the amount of grant revenues recorded and funds received as a result of grant audits.

Accounts Receivable.  Accounts receivable represent amounts due from customers for goods shipped. We generally extend 30-day payment terms to our customers, and we do not require collateral. We periodically assess the collectibility of our receivables and establish reserves, as necessary, based on various considerations including customer credit history, payment patterns, and aging of accounts. Once management determines an account receivable is not collectible, the account is written off. We have not experienced significant collection problems to date. If our collection history or aging of accounts receivable deteriorates, we may have to record a charge to operations to establish an allowance for doubtful accounts.

Inventories.  Inventories are stated at the lower of cost (determined using the first-in, first-out method) or market. Inventories consist of raw materials, work-in-process and finished goods. We periodically review our inventory for excess, obsolescence or quality issues. Should we conclude that we have inventory for which we cannot recover our costs as a result of such review, we would have to record a charge to operations classified as cost of products sold.

Property and Equipment and Identifiable Intangible Assets.  We periodically review our property and equipment and identifiable intangible assets for impairment. In determining whether an asset is impaired, we must make assumptions regarding recoverability of costs, estimated future cash flows from the asset, intended use of the asset and other related factors. If these estimates or their related assumptions change, we may be required to record impairment charges for these assets.

Goodwill.  In assessing the recoverability of our goodwill, we make assumptions, at least annually, regarding its fair value, including estimated future cash flows and other factors. We currently make this annual assessment as of October 1 each year. This process is subjective and requires judgment. If these estimates or their related assumptions change in the future, or if actual cash flows are below estimates, we may be required to record goodwill impairment charges.

Acquired In-Process Research and Development  During the first quarter of 2006, we recorded a charge of $1,602,000 related to the write-off of acquired in-process research and development, or IPR&D, related to the purchase of research and development obtained in the acquisition of Andara Life Science, Inc. The amount expensed as IPR&D represents the estimated fair value of purchased in-process technology for projects that, as of the acquisition date, had not reached technological feasibility and had no alternative future use. The estimated fair value of these projects was determined based on the use of a discounted cash flow model using a discount rate of 36%.

As of March 31, 2007, we estimated future research and development expenses of approximately $12,895,000 would be incurred to complete the Andara™ OFS™ and Andara™ OFS™ PLUS projects. These projects, which were in various stages of development, from preclinical through pilot clinical trials are, unless they have been discontinued, expected to reach completion at various dates ranging from 2007 through 2013.

The major risks and uncertainties associated with the timely and successful completion of these projects are that we will not be able to confirm the safety and efficacy of the technology with data from clinical trials and that we will not be able to obtain necessary regulatory approvals. No assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from estimated results.

Stock-Based Compensation.  Prior to January 1, 2006, we accounted for stock-based awards issued to employees under our stock-based compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. Accordingly, no compensation expense was recorded for options awarded to employees with exercise prices equal to or in excess of the stock's fair market value on the grant date. We elected to adopt, for periods prior to January 1, 2006, the disclosure requirements of FASB Statement No. 123, Accounting for Stock-Based Compensation, as amended by FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (collectively, SFAS 123) which used a fair value based method of accounting for share-based awards. Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payments (SFAS 123R) using the modified prospective transition method. In conjunction with the adoption of SFAS 123R, we applied the principles of Staff Accounting Bulletin No. 107 (SAB 107), which provides guidance on the implementation of SFAS 123R.

SFAS 123R requires companies to record compensation expense for stock options measured at fair value, on the date of grant, using an option-pricing model. We elected to determine the fair value of stock options using the Black-Scholes valuation model, which is consistent with our valuation techniques previously utilized under SFAS 123. The use of the Black-Scholes valuation model requires us to make assumptions regarding the expected term of the option, the forfeiture rate and the volatility of the underlying stock.

On November 10, 2005, the FASB issued FASB Staff Position SFAS 123R-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. We have elected to adopt the alternative transition method provided by the FASB Staff Position for calculating the tax effects (if any) of stock-based compensation expense pursuant to SFAS 123R. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool related to the tax effects of employee stock-based compensation, and to determine the subsequent impact to the additional paid-in capital pool and the consolidated statements of operations and cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123R.

We account for stock-based awards issued to non-employees in accordance with the provisions of SFAS 123R and EITF No. 96-18, Accounting For Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), under which compensation expense is generally computed and recognized over the vesting period of the award.

Recently Issued Accounting Standards

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS No. 109. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, and the provisions of FIN 48 will be applied to all tax positions accounted for under SFAS No. 109 upon initial adoption. The adoption of FIN 48 did not have a material impact on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for the Company as of January 1, 2008. We are currently evaluating the impact, if any, of SFAS No. 157 on our consolidated financial statements.

 In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for the Company on January 1, 2008. We are currently evaluating the impact, if any, of adopting SFAS No. 159 on our financial position and results of operations.

OUR BUSINESS

Business Overview

We are a medical device company focused on developing novel implantable products to treat neurological diseases and injuries of the central nervous system. Our lead proprietary technology, the Andara™ OFS™ Therapy, is based on the targeted delivery of electrical stimulation to the body in order to stimulate the growth of nerve fibers. The Andara™ OFS™ Therapy for spinal cord injury is an investigational device, not yet approved by the FDA, which is being developed as a single use implant to enhance neurological recovery in patients with devastating loss of movement and sensation. We believe, based on the results of our pre-clinical development and clinical trials to date, that our targeted electrical stimulation promotes the growth of nerve fibers across the damaged portion of the spinal cord. We believe that the Andara™ OFS™ Therapy will enhance the natural process of neuroplasticity to make new connections in the spinal cord that lead to partial restoration of neurological functions, such as sensation and movement, below the injury.

The Andara™ device is designed to be implanted in muscle tissue adjacent to the spinal column with electrical leads attached to the tissue next to the vertebrae, above and below the spinal cord injury. Our testing indicates it can be implanted in an hour or less by a spine surgeon during the acute phase of treatment and is consistent with other surgical treatments for spinal cord injury. We believe that approximately one third of the estimated 11,000 individuals that suffer spinal cord injuries per year in the United States may be candidates for the Andara™ OFS™ Therapy. Because currently there are no approved treatments for acute spinal cord injury, we believe that if it is approved for use in humans, the Andara™ OFS™ Therapy may become the standard of care for such injuries. We believe that additional products based on the Andara™ OFS™ Therapy can be developed and used to treat other areas of the body where nerve fiber damage creates loss of function such as the treatment of peripheral nerve injuries, which are estimated to affect more than 100,000 people in the United States each year. We were recently granted a patent for an approach to improve and extend the benefits of the Andara™ OFS™ Therapy for the treatment of spinal cord injuries by combining our device with local delivery of neurotrophic drugs.

The primary focus of our current business strategy is to commercialize the Andara™ OFS™ Therapy as a treatment for acute spinal cord injuries. After extensive pre-clinical development in cell culture, and small and large animal models, researchers at the Center for Paralysis Research at Purdue University and at Indiana University completed in 2004 a Phase Ia, 10-patient clinical trial of the Andara™ System in patients with spinal cord injuries. Results from that Phase Ia trial were published in the January 2005 issue of the Journal of Neurosurgery: Spine. Four additional patients have since enrolled in this trial. We believe that the results of this study demonstrate that there is a strong likelihood that the recovery of neurological function produced by the device will be above expectations for spontaneous recovery.

In September 2006, the Food and Drug Administration (FDA) designated the Andara™ OFS™ Therapy as a Humanitarian Use Device, a designation based on a potential U.S. patient population of less than 4,000 patients per year. In order to receive marketing approval as a Humanitarian Use Device, we must demonstrate that our devices are safe, potentially effective and that their benefits outweigh their associated risks. As the second of two steps in the Humanitarian Use approval process, we filed a Humanitarian Device Exemption (HDE) in February 2007. Our filing included a summary of extensive pre-clinical testing as well as the data we have collected from a relatively small sample size of 14 patients.

In May 2007 the FDA sent us a letter informing us that it had completed an initial scientific review of our application and indicating that it requires additional information to determine if the device meets the statutory criteria for approval. The letter specified the need for extensive additional data in a number of areas, namely, clinical data, study analysis, biocompatibility, sterilization, animal data, device description, testing, and labeling. Foremost among these is the need to provide clinical data demonstrating that the use of the Andara™ OFS™ device results in a clinically significant benefit or functional improvement in patients that is superior to surgery and medication alone, but all of these areas need to be satisfactorily addressed before the FDA can complete its review of the application.

We are currently preparing our response to FDA’s letter, which will take the form of an amendment to our HDE application. We intend to file our response with the FDA on or before July 16, 2007. Our response will include additional clinical data from the phase Ia trial, detailed statistical comparisons of this data to the placebo group of a larger clinical trial of spinal cord injury that has a similar design, several new analyses requested by the FDA, as well as detailed answers to specific questions raised.  The FDA will have at least 75 days to review the amended application after it is received. Although we believe that we will be able to provide the FDA with the information requested, we cannot provide any assurance that (i) our response will be satisfactory to the FDA or that we will not have to conduct additional significant, lengthy and expensive clinical trials before the FDA would grant its approval to market the Andara™ OFS™ System, or (ii) the FDA will ever grant such approval.

Our second proprietary technology allows us to create neural interfaces that interact with and recover signals from the cortex, or outer layer, of the brain at the level of individual cells. Our BrainGate device, which is based on this technology, has been used in pilot trials to enable people with severe disabilities to control a computer with thought alone. We have also developed another variation of our neural interface technology, the NeuroPort™ System, which is being developed to diagnose and treat a wide range of neurological diseases, including epilepsy. We also sell a line of pre-clinical research products that are used by pre-clinical neuroscience researchers in a wide variety of leading-edge brain research applications. As we devote an increasing portion of our resources to the commercial launch of our Andara™ OFS™ Therapy, we have reduced our spending on neural interface programs. In fact, we plan to limit neural interface operations to research product sales and grant-supported development. For the foreseeable future, clinical activities in the BrainGate and NeuroPort™ programs will be continued only to the extent funded by grants or other external funding.

We believe that our programs in the use of targeted electrical stimulation for nerve fiber growth and our neural interface systems are unique and innovative. We are developing a our intellectual property position relating to key aspects of our Andara™ OFS™ Therapy and we believe that our intellectual property portfolio will provide us with an advantage over our competitors.

Market Opportunity

Overview

The field of neurostimulation—a form of therapy in which a low-voltage electrical current is used to treat medical conditions affecting different parts of the central nervous system—has grown dramatically in recent years. According to industry sources, the worldwide market for neurostimulation devices grew from approximately $500 million in 2001 to approximately $1.2 billion in 2005, representing a compound annual growth rate in excess of 20%. FDA-approved neurostimulation devices are currently utilized to treat a range of indications, including chronic pain, epilepsy, essential tremor, Parkinson’s disease, hearing loss and depression. These devices are implanted in the body and are used to stimulate different parts of the central nervous system, including the spinal cord, sacral nerves, vagus nerve and deeper structures of the brain. Clinical trials are being conducted by companies utilizing these and other methods of neurostimulation for additional applications, such as treatment of obesity, migraine headaches, and obsessive compulsive disorder.

Spinal Cord Injury Market Opportunity

Our Andara™ OFS™ Therapy is intended to be used to treat spinal cord injuries that result in partial or total loss of sensation and movement and cause significant physical, emotional, and financial strain on patients. It is estimated that over 250,000 people in the United States have spinal cord injuries and that there are approximately 11,000 new spinal cord injuries in the United States each year. Most patients suffer these catastrophic injuries while in their twenties and require care for the rest of their lives. Individual treatment costs can approach $650,000 in the first year and $120,000 each year thereafter. Total costs can easily approach $3 million when lost wages, fringe benefits, and productivity are factored in. The Center for Disease Control estimates the United States spends approximately $9.7 billion on the treatment of spinal cord injuries each year. In addition, the management of pressure ulcers alone, a common secondary complication of spinal cord injury, costs approximately $1.2 billion annually. Spinal cord injury is the second most expensive condition to treat in the United States, exceeded only by respiratory distress syndrome of infants. Currently, there are only minimally effective pharmacological and surgical procedures in place to treat spinal cord injury.

Peripheral Nerve Injury Market Opportunity

Our Andara™ OFS™ Therapy may be suitable to assist in the repair of damage to peripheral nerves created by laceration, stretch and compression injuries to the nerves which connect the spinal cord to the arms, hands, legs and feet. Unlike spinal cord injuries, which almost always result in devastating loss of function, peripheral nerve injuries have a wider range of outcomes. In the worst cases, peripheral nerve injuries can result in the loss of function in the hand or foot. We have conducted initial market research which indicates that there are approximately 100,000 injuries per year in the United States that may benefit from nerve fiber growth repair treatment using an implantable neurostimulator.

Epilepsy Market Opportunity

We are exploring the use of our neural interface technology to better diagnose and treat epilepsy. Epilepsy is a disorder of the brain characterized by recurrent seizures that are categorized as either partial or generalized at onset. Generalized seizures that involve the entire brain from the onset usually result in the loss of consciousness and are typically manifested by convulsions. Partial onset seizures initiate in a localized region of the brain, and may or may not result in an alteration in consciousness. Epilepsy is one of the most common neurological disorders in the U.S. It is estimated that approximately 2.8 million individuals in the U.S. have epilepsy, with approximately 150,000 new cases diagnosed each year. Over 30% of these patients continue to suffer from seizures in spite of treatment with antiepileptic drugs. The medical, psychological, sociological and financial implications of refractory epilepsy can be profound for individuals and their families. Seizures can be severely debilitating and may result in major irreversible morbidity which consists of lasting complications or side effects. Medical consequences may include brain damage from recurrent seizures, injuries and accidents associated with the loss or impairment of consciousness and death as a result of severe seizures. Personal implications of epilepsy may include suffering the side effects of antiepileptic drugs, strained personal and family relations, and the inability to obtain and hold meaningful employment.

Quadriplegia Market Opportunity

Our BrainGate device is designed to restore functionality for a limited, immobile group of severely motor-impaired patients. There are a number of neurological diseases or injuries such as the most severe spinal cord injuries, brain stem strokes, certain forms of multiple sclerosis and cerebral palsy which result in the complete or near complete inability to use the arms and legs. Amyotrophic lateral sclerosis (ALS), commonly known as Lou Gehrig's disease, is a progressive neurodegenerative disease that attacks motor neurons in the brain (upper motor neurons) and spinal cord (lower motor neurons). Because these motor neurons control the movement of voluntary muscles, patients with late stage ALS lose the ability move and speak even though they often do not experience impaired intellectual reasoning, vision or hearing. We estimate that there are approximately 10,000 new patients per year in the United States who are severely motor-impaired.

Our Products and Proposed Products

Andara™ OFS™ System for acute spinal cord injury

The implantable Andara™ OFS™ System is based on initial research by the Center for Paralysis Research at Purdue University and is intended to improve or restore tactile sensation and some movement in those with quadriplegia and tetraplegia due to recent spinal cord injuries by promoting nerve fiber repair. About the size of a cardiac pacemaker, the Andara™ OFS™ System's implantable device must be implanted within 18 days of a spinal cord injury. The device is implanted in muscle tissue adjacent to the spinal column and the electrical leads are attached onto the bone above and below the area of injury. After 15 weeks of operation the device is removed from the body. The Andara™ OFS™ System has been shown in published randomized controlled preclinical studies to restore some sensation and some motor function in a large animal model. Results of a ten-patient clinical study were published in the Journal of Neurosurgery: Spine in January of 2005 and indicated improvements in ability to move and feel at 12 months after treatment. Four additional patients subsequently enrolled in this trial.

This trial represents the first use of a neural stimulation technology in humans as a means of regenerating neural tissue for the purpose of restoring function, sensation and movement. In September 2006, the Food and Drug Administration (FDA) designated the Andara™ OFS™ Therapy as a Humanitarian Use Device, a designation based on a potential U.S. patient population of less than 4,000 patients per year. In order to receive marketing approval as a Humanitarian Use Device, we must demonstrate that our devices are safe, potentially effective and that their benefits outweigh their associated risks. As the second of two steps in the Humanitarian Use approval process, we filed a Humanitarian Device Exemption (HDE) in February 2007. Our filing included a summary of extensive pre-clinical testing as well as the data we have collected from a relatively small sample size of 14 patients.

In May 2007 the FDA sent us a letter informing us that it had completed an initial scientific review of our application and indicating that it requires additional information to determine if the device meets the statutory criteria for approval. The letter specified the need for extensive additional data in a number of areas, namely, clinical data, study analysis, biocompatibility, sterilization, animal data, device description, testing, and labeling. Foremost among these is the need to provide clinical data demonstrating that the use of the Andara™ OFS™ device results in a clinically significant benefit or functional improvement in patients that is superior to surgery and medication alone, but all of these areas need to be satisfactorily addressed before the FDA can complete its review of the application.

We are currently preparing our response to FDA’s letter, which will take the form of an amendment to our HDE application. We intend to file our response with the FDA on or before July 16, 2007. Our response will include additional clinical data from the phase Ia trial, detailed statistical comparisons of this data to the placebo group of a larger clinical trial of spinal cord injury that has a similar design, several new analyses requested by the FDA, as well as detailed answers to specific questions raised.  The FDA will have at least 75 days to review the amended application after it is received. Although we believe that we will be able to provide the FDA with the information requested, we cannot provide any assurance that (i) our response will be satisfactory to the FDA or that we will not have to conduct additional significant, lengthy and expensive clinical trials before the FDA would grant its approval to market the Andara™ OFS™ System, or (ii) the FDA will ever grant such approval.

Andara™ OFS™ Peripheral Nerve System

The Andara™ OFS™ Peripheral Nerve System is essentially an Andara™ OFS™ System that has been adapted to be used for peripheral nerves such as those in the arms, hands, legs and feet. Traumatic injuries such as lacerations or broken bones can sever or stretch the peripheral nerves. These injuries do not always heal resulting in loss of function in the extremities. The size of the device will likely be reduced and the power output optimized for application to those parts of the anatomy that have a considerably smaller cross-sectional area than the human trunk (spinal cord). Working in collaboration with contracted researchers, we are in the design and bench testing phase of this product. We intend to begin human clinical trials, contingent on receiving an IDE (investigational device exemption) in the next few years. The subsequent market release of this product could occur if regulatory approvals are obtained. It may be possible to market this product in Europe before we are able to market it in the United States.

Andara™ OFS™ PLUS System

The Andara™ OFS™ PLUS System (“Andara™ PLUS System”) combines the Andara™ OFS™ System with simultaneous local delivery of a neurotrophic factor through an implantable drug pump. The neurotrophic factor currently being studied is inosine, which is a naturally occurring nucleoside that has been shown to have neurotrophic properties. This treatment strategy is being investigated as a means to promote nerve fiber re-growth in patients who would not be candidates for the Andara™ OFS™ System alone because their injuries occurred more than 18 days prior to treatment. In April, 2006 we reported results from a preclinical study of the Andara™ PLUS System which demonstrated nerve regeneration and some functional recovery in animals that were treated three months after their injuries occurred.

BrainGate System

The BrainGate Neural Interface System (“BrainGate System”) is designed to allow a disabled person to control a computer using thought alone. To date we have implanted devices in four patients; two with spinal cord injuries, one with ALS (Lou Gehrig’s disease) and one with stroke. The BrainGate System represents the first use of multi-electrode sensor systems in humans as a means to provide a direct and long-term connection between the brain and a computer system. All four participants generated neural signals and were able to modulate the neural signals by thinking about movements and thereby control computers to perform useful tasks. Results from the first BrainGate pilot trial participant were prominently featured on the cover of the scientific journal Nature in July of 2006, resulting in worldwide media attention.

The BrainGate System is a proprietary, investigational brain-computer interface consisting of an internal sensor to detect brain cell activity and external processors that convert these brain signals into useful electrical outputs under the person's own control. The sensor is a tiny silicon chip about the size of a baby aspirin with one hundred electrodes, each thinner than a hair, that detect the electrical activity of neurons. The sensor is implanted on the surface of the area of the brain responsible for movement, the primary motor cortex. The ultimate goal of the BrainGate System development program is to allow physically disabled people to quickly and reliably control, using their thoughts, a wide range of devices, including computers, assistive technologies and devices to control their own limbs.

 In order to make the BrainGate system more practical we have initiated development of a completely implantable sensor and signal transmission system for long-term use that can be used outside of the hospital setting. This ambulatory system would transmit signals using short-range telemetry without the need for a connector that penetrates through the skin. Electrical power would be provided through short-range wireless transmission.

NeuroPort™ System

The NeuroPort™ System (“Neuroport™”) is a BrainGate electrode used in patients on a temporary basis (less than 30 days) to record and monitor the brain’s electrical activity. NeuroPort™ records high resolution signals and provides physicians with the tools to analyze them. Unlike lower resolution signals such as electrocorticography (ECoG) and electroencephalography (EEG), which offer a summation of neural activity (coarse), the NeuroPort™ is designed to provide a neurosurgeon, neurologist or clinical neurophysiologist with the means to record, monitor and analyze detailed, highly granular, electrical activity from individual neurons in the cortex of the brain.

In March 2005, we received 510(k) clearances to market the NeuroPort™ in the United States for short-term (less than 30 days), intra-operative and post-operative cortical monitoring. We have collected data in a beta site study from patients who are experiencing seizures during in-patient hospital stays to study the utility of the product for diagnosing patients with severe epilepsy. To date, NeuroPort™ has been used in over 20 patients. We intend to use this initial data to determine if the NeuroPort™ monitoring system may provide power and resolution necessary to predict the onset of a seizure as much 120 or 180 seconds in advance of its clinical manifestation. Based on the results of our analysis of this data, we may elect to continue this clinical work with patients.

Research Products

We manufacture and sell a line of neural recording arrays and data acquisition systems to neuroscience researchers for animal research.

Research and Development Activities

We incurred research and development costs of $6,694,000 and $5,587,000 in the years ended December 31, 2006 and 2005, respectively. During 2005, we completed validation of engineering and manufacturing of the NeuroPort™ System, including final product development and the completion of various clinical production facilities modifications. Additionally, we expanded our BrainGate pilot trial and initiated a second trial for participants diagnosed with ALS or other motor neuron diseases (“ALS trial”). As a result, we added additional sites to conduct the clinical trials and recruited additional participants for the trials. We also continued to develop software and hardware products for the BrainGate System. During 2006 our research and development activities principally related to (i) performing the tasks necessary to file a Humanitarian Device Exemption to obtain regulatory approval for the Andara™ System; (ii) the pilot clinical trial of the BrainGate System: and (iii) the development of the NeuroPort System. A significant portion of this spending consisted of outside non-recurring engineering for the Andara™ OFS™ System and, to a lesser extent, the BrainGate System. At present, we have elected to reduce research and development and clinical activities related to the BrainGate and NeuroPort™ systems to those funded by grants and other outside sources.

Availability of Materials

The components that we use in our operations are readily available from multiple suppliers.

 Customers

Our current product revenues are generated solely by sales of our research products. The research products business depends on sales of special purpose research equipment to a limited number of neuroscience researchers. The number of researchers who have sufficient funding to purchase equipment in a given year is limited and is dependent on the level of government grant funding.

If we receive FDA approval to market the Andara™ OFS™ System, our potential customers are the surgeons, purchasing agents and hospital administrators at the approximately 200 trauma centers in the United States.

 Competition

 Although we are not aware of any company working to develop a product similar to our Andara™ OFS™ System, several growth factors are in early stage clinical trials as treatments for spinal cord injury. We are also aware of companies that are in the planning stages for early clinical trials of stem cell technology for application in treatment of spinal cord injury.

 One potential competitor for the BrainGate System, Neural Signals, Inc., has implanted several long-term dual electrode sensors in quadriplegic patients under an Investigational Device Exemption (“IDE”) and has claimed that these patients can achieve neural control. This device is not yet commercially available. Our BrainGate System also faces competition from non-invasive solutions for assisting quadriplegics that are based on technologies such as voice recognition, EEG monitoring and eye-movement interpretation. In addition, other competitors offer a wide variety of devices to treat neurological conditions. We believe that our primary competitive advantage is the potential to directly monitor cortical cells in a repeatable, reliable manner. Currently, most potential competitors sell devices that provide stimulation features only. We may pursue opportunities to partner with those companies.

We have many potential competitors, including academic labs, large public corporations and small venture-funded companies who might enter into our areas of commercialization in the future.

Intellectual Property

We have developed and are continuing to expand our intellectual property portfolio. Early in our history, we obtained an exclusive license from Emory University for a patent covering a system that achieves a brain-machine interface by processing multicellular brain signals. This exclusive license expires on the later of (i) the tenth anniversary of the first commercial sale of the first licensed product to achieve commercial sales and (ii) the expiration of the last valid claim upon the patents. Pursuant to the license agreement, we are obligated to pay royalties equal to 3% of the first $17 million of net sales of licensed products and 1% of net sales of licensed products exceeding $17 million within the same year. The annual royalties payable may be reduced by 50% of any royalties payable to third parties by us or our affiliates or sublicensees on the same net sales, provided that not less than 1% of net sales of licensed products is paid to Emory in any given year. Additionally, we are required to make minimum annual royalty payments of $75,000. During 2006, we made our first $75,000 annual minimum royalty payment to Emory. These minimum royalties may be applied against the running royalties payable in the same period.

In connection with the acquisition of Bionic Technologies, LLC in August 2002, we became the licensee of exclusive licenses from the University of Utah for patents covering our electrode array technology and the insertion mechanism used in the surgical placement of the array. These exclusive licenses expire when the patents expire in 2010 and 2011, respectively. Pursuant to the University of Utah license agreement, we are obligated to pay royalties of 2.5% of net sales of products incorporating the licensed technology.

In September 2005, we signed a collaborative research and licensing agreement with Brown University. This agreement provides that we will allow specific researchers at Brown University to access certain human clinical data obtained through our research and development programs. In exchange for this access, Brown has granted us a range of options for exclusive worldwide licenses for any proprietary inventions derived from the work done by the researchers based upon our data.

In connection with the acquisition of Andara in February 2006, we became the licensee of an exclusive, sublicenseable, royalty bearing license from Purdue Research Foundation (“PRF”) for the development and commercialization of the PRF technology pertaining to the Andara™ OFS™ system and the Andara™ OFS™ Plus system, and a series of neurotrophic and other drugs to be utilized with the Andara™ OFS™ system or on their own. We agreed to pay royalties to PRF based upon gross receipts generated from the various licensed products. The OFS™ Plus technology is co-licensed from Indiana University Research and Technology Corporation (“IURT”). We have not yet generated any gross receipts related to the PRF technology. We agreed to pay a 3% royalty on product sales of the Andara™ OFS™ system and a 6% royalty on product sales of the Andara™ OFS™ Plus system. We may reduce, by up to 50%, the royalties due to PRF by the royalties paid to third parties provided the reductions do not exceed 50% during any given annual reporting period. We are not required to make any milestone payments related to the Andara™ OFS™ system and Andara™ OFS™ Plus system. For the remaining licensed products, we are obligated to make up to four milestone payments to PRF for each product; one at the completion of each clinical trial phase I, II and III, respectively and one at the time of the product launch. The milestone payments range from $30,000 due at completion of clinical trial phase I to $1,500,000 due at the time of product launch. Such payments vary in scale depending on potential market size of the product. We are also obligated to make annual maintenance payments to PRF of $100,000 beginning in 2009, $250,000 in 2010 through 2012 and $500,000 in 2013 and beyond. These maintenance payments may be credited against any royalties or other payments due to PRF during the same annual period. This license agreement will terminate at the later of either the expiration of the last valid claim upon the patents or the tenth-year anniversary of the first commercial shipment of a licensed product.

Also in connection with the acquisition of Andara, we became the licensee of an exclusive sublicenseable license with Indiana University Research and Technology Corporation (“IURT”) for the development and commercialization of the IURT technology pertaining to the Andara™ OFS™ System and Andara™ OFS™ device with a series of neurotrophic and other drugs to be utilized with the Andara™ OFS™ System or on their own.

We have entered into beta site agreements with the users of our NeuroPort™ systems which give us an option to license any inventions derived from the research collaboration.

Government Regulation

Overview

The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulations in the United States by the FDA under the Federal Food, Drug, and Cosmetic Act, or the FDC Act, and require pre-market clearance, unless exempt, or PMA prior to commercial distribution. In addition, certain material changes or modifications to medical devices are also subject to FDA review and clearance or approval. Pursuant to the FDC Act, the FDA regulates the research, testing, manufacture, safety, labeling, storage, record keeping, advertising, and distribution of medical devices in the United States. Under the Medical Device Reporting regulation, manufacturers or importers must inform the FDA whenever information reasonably suggests that one of their devices may have caused or contributed to a death or serious injury, or has malfunctioned, and, if the malfunction were to recur, the device would be likely to cause or contribute to a death or serious injury. These reports are publicly available and, therefore, can become a basis for private tort suits, including class actions. Noncompliance with applicable requirements can result in failure of the government to grant pre-market clearance or approval for devices, withdrawal of approvals, total or partial suspension of production, banning devices or imposing restrictions on sale, distribution or use, fines, injunctions, civil penalties, recall or seizure of products, and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the purchase price of any device manufactured or distributed that presents an unreasonable health risk.

From time to time, legislation is drafted and introduced in Congress that could significantly affect the statutory provisions governing the approval, manufacture, and marketing of medical devices in the U.S. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect business operations and/or products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance, or interpretations will be changed, and what the impact of such changes, if any, may be.

510(k) Approvals

Generally, before a new device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance of a pre-market notification, or 510(k), submission, unless exempt, or approval of a Premarket Approval Application (PMA). Medical devices are classified into one of three classes on the basis of the level of control deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to the least regulatory control (general controls), and generally are exempt from the 510(k) requirement. Devices that cannot be classified as Class I because the general controls are insufficient to provide reasonable assurance of safety and effectiveness, and for which there is sufficient information to establish special controls (e.g., performance standards or guidelines) are Class II devices. Class II devices, unless exempt, can be marketed with a cleared 510(k). Specifically, if a medical device manufacturer can establish that a device is “substantially equivalent” to a legally marketed Class I or Class II device, or to a Class III device for which the FDA does not require an approved PMA, the manufacturer may seek clearance from the FDA to market the device by filing a 510(k). The 510(k) needs to be supported by appropriate data establishing the claim of substantial equivalence to the satisfaction of the FDA. The FDA charges a fee for 510(k) reviews unless an exemption or waiver applies. The 510(k) must be submitted 90 days before the marketing of the device. The FDA will issue an order determining that the device is substantially equivalent or not substantially equivalent, or may request additional information. There can be no assurance that the FDA review process will not involve delays or that such clearance will be granted on a timely basis, if at all.

Class III Devices - Stringent Regulations

The FDA places devices in Class III if insufficient information exists to determine that the application of general controls or special controls are sufficient to provide reasonable assurance of safety and effectiveness, and the devices are life-sustaining or life-supporting, or of substantial importance in preventing the impairment of human health, or present a potential, unreasonable risk of illness or injury. Most Class III devices require clinical testing to ensure safety and effectiveness, and an approved PMA, prior to marketing and distribution. Class III devices that require an approved PMA to be marketed are devices that were regulated as new drugs prior to May 28, 1976 (transitional devices), devices not found substantially equivalent to devices marketed prior to May 28, 1976, and Class III pre-amendment devices which were introduced into the U.S. market before May 28, 1976 and which by regulation require a PMA. Pre-amendment devices are classified automatically by statute into Class III without any FDA rulemaking process, and may be marketed with a 510(k) until the FDA issues a final classification regulation requiring the submission of a PMA. The FDA is directed by statute to either down-classify pre-amendment Class III devices to Class I or II, or to publish a classification regulation retaining the device in Class III. In reclassifying these devices, the FDA considers data, including adverse safety and effectiveness information, submitted by manufacturers of pre-amendment Class III devices for which no final regulation has been issued. If the FDA calls for a PMA for a pre-amendment Class III device, a PMA must be submitted for the device even if it has already received 510(k) clearance. If the FDA down-classifies a pre-amendment Class III device to Class I or Class II, a PMA application is not required. Post-amendment Class III devices that are substantially equivalent to pre-amendment Class III devices, and for which a regulation calling for an approved PMA has not been published, can be marketed with a 510(k). A PMA application must be supported by extensive data, including preclinical and clinical trial data, to prove the safety and effectiveness of the device. The FDA charges a fee for PMA reviews unless an exemption or waiver applies. The Medical Device User Fee and Modernization Act of 2002 (MDUFMA) codified the FDA's modular review approach, whereby applicants are allowed to submit discrete sections of the PMA for review after completion. Under the FDC Act, the FDA must review PMAs within 180 days of submission.

Investigational Device Exemptions (IDE) to allow companies to conduct trials

If human clinical trials of a device are required, and if the device presents a “significant risk”, the manufacturer of the device is required to file an IDE application with the FDA prior to commencing clinical trials. The IDE application must be supported by data, typically the results of animal and, possibly, mechanical testing. If the IDE application is approved by the FDA, human clinical trials may begin at a specific number of investigational sites with a maximum number of patients, as approved by the FDA. Sponsors of clinical trials may charge for an investigational device provided that such costs do not exceed the amount necessary to recover the costs of manufacture, research, development and handling of the investigational device. The clinical trials must be conducted under the auspices of an independent Internal Review Board (“IRB”) established pursuant to FDA regulations. If one or more IRBs determine that a clinical trial involves a “nonsignificant risk” device, the investigation is considered to have an approved IDE if certain conditions are met, including, for example, IRB approval of the investigation and compliance with informed consent requirements. The sponsor of a study involving a nonsignificant risk device does not need to obtain FDA approval of an IDE application before beginning the study.

Humanitarian Device Exemptions (HDE) for devices serving small populations

With the passage of the Safe Medical Devices Act of 1990, Congress sought to improve the framework to regulate medical devices. Congress recognized that for diseases and conditions affecting small populations, a device manufacturer's research and development costs could exceed its market returns, thereby making development of such devices unattractive. The HDE regulations were created to provide an incentive for development of devices to be used in the treatment of diseases or conditions affecting small numbers of patients. Under the HDE regulations, medical devices that provide safe treatment and that are intended to treat and diagnose conditions that affect fewer than 4,000 individuals in the United States per year, may be approved on more limited clinical experience than that required for a PMA. Specifically, an HDE application must include safety data, but need not contain the results of clinical investigations demonstrating that the device is effective for its intended use. The HDE application is exempt from the effectiveness requirement of a PMA, and the FDA reviews it within 75 days of receipt of the application. One of the criteria that must be satisfied in order for a device to obtain marketing approval under the HDE regulation is that there is no comparable device, other than another Humanitarian Use Device, or HUD, approved under the HDE regulation, or a device being studied under an approved IDE, available to treat or diagnose the disease or condition. Other criteria for approval are that the device not expose patients to an unreasonable or significant risk of illness or injury and that the probable benefit to health from the use of the device outweighs the risk of injury or illness from its use, taking into account the probable risks and benefits of currently available devices or alternate forms of treatment.

After approval or clearance of a device, numerous regulatory requirements apply. These include establishment registration and device listing as well as requirements relating to labeling and corrections and removals reporting. The FDA also requires that all device manufacturers comply with the Quality System Regulation, or QSR. Under the QSR, manufacturers must comply with various control requirements pertaining to all aspects of the manufacturing process, including requirements for design and processing controls, packaging, storage, labeling, and recordkeeping, including maintaining complaint files. The FDA enforces these requirements through periodic inspections of the medical device manufacturing facilities.

Overseas Regulation

The current regulatory environment in Europe for medical devices differs from that in the United States. Countries in the European Union, or EU, have promulgated rules, which provide that medical products may not be marketed and sold commercially in the countries in the European Economic Area without a CE Mark.

Clinical Trials

Andara™ System

Cyberkinetics acquired Andara™ Life Science, Inc. in February 2006. Prior to that, a number of studies of the Andara™ OFS™ System were conducted in cell culture, as well as in small and large animal species. Outcome measurements from the preclinical studies included histology, electrical conductance and function. After completion of two randomized, sham surgery trials in 58 naturally injured dogs, a Phase Ia study was undertaken. All participants in the trial were diagnosed with spinal cord injuries that were clinically “complete” - that is, these patients had no sensation or movement below the level of their injury. The results of the first 10 patients in the Phase Ia Investigational Device Exemption (IDE) trial were published in the January 2005 issue of the Journal of Neurosurgery: Spine. Following the publication of results, an additional four patients were enrolled in the trial. One patient of the 14 was lost to follow-up prior to his one year assessment.

One patient of the 14 developed a superficial wound infection after the Andara™ OFS™ device was removed and was treated successfully with IV antibiotics. This represents an infection rate of 3.6% which compares favorably to infection rates normally seen in other implantable devices. To assess efficacy of the Andara™ OFS™ System, neurological assessments were made using the American Spinal Injury Association (ASIA) Standard Neurological Classification of Spinal Cord Injury published in 1992. Neurological assessments were made at four time periods: baseline (prior to implant), six (6) weeks, six (6) months, and twelve (12) months. Neurological assessments consisted of tests for sensory function (pin prick scores and light touch scores) and motor function (motor scores). Improvements were observed in both assessments of sensory function and motor function when baseline (pre-treatment) scores were compared to one year results. These results appeared to compare favorably to previously published reports of the limited amount of spontaneous improvement in spinal cord injury patients. A responder analysis was performed to see what portion of the patients had improved motor or sensory recovery below the so-called zone of partial preservation, which is generally the limit of spontaneous recovery in spinal cord patients. This analysis indicated that 31% of patients had a response in improved motor function, 85% had a response in improved sensory function, and 91% percent had either a motor or a sensory response, or both.

In September 2006, the FDA designated the Andara™ OFS™ Therapy as a Humanitarian Use Device, a designation based on a potential U.S. patient population of less than 4,000 patients per year. As the second of two steps in the Humanitarian Use approval process, we filed a Humanitarian Device Exemption (HDE) application in February 2007.

In May 2007 the FDA sent us a letter informing us that it had completed an initial scientific review of our application and indicating that it requires additional information to determine if the device meets the statutory criteria for approval. The letter specified the need for extensive additional data in a number of areas, namely, clinical data, study analysis, biocompatibility, sterilization, animal data, device description, testing, and labeling. Foremost among these is the need to provide clinical data demonstrating that the use of the Andara™ OFS™ device results in a clinically significant benefit or functional improvement in patients that is superior to surgery and medication alone, but all of these areas need to be satisfactorily addressed before the FDA can complete its review of the application.

We are currently preparing our response to FDA’s letter, which will take the form of an amendment to our HDE application. We intend to file our response with the FDA on or before July 16, 2007. Our response will include additional clinical data from the phase Ia trial, detailed statistical comparisons of this data to the placebo group of a larger clinical trial of spinal cord injury that has a similar design, several new analyses requested by the FDA, as well as detailed answers to specific questions raised.  The FDA will have at least 75 days to review the amended application after it is received. Although we believe that we will be able to provide the FDA with the information requested, we cannot provide any assurance that (i) our response will be satisfactory to the FDA or that we will not have to conduct additional significant, lengthy and expensive clinical trials before the FDA would grant its approval to market the Andara™ OFS™ System, or (ii) the FDA will ever grant such approval.

We plan to conduct additional clinical studies of the Andara™ OFS™ device if we receive market approval to support the adoption and reimbursement of the device. We anticipate that we will conduct a post-approval study that will compare results obtained in patients who have received the device to results obtained in those who did not. The purpose of this post-approval study will be to generate additional peer-reviewed publications to support increased product usage and reimbursement.

BrainGate System

We have received an IDE from the FDA to conduct a pilot clinical trial of the BrainGate System. The FDA approval of our IDE application, and the IRB approvals (at the individual institutions where the clinical trials will be performed) of the clinical protocol and related materials, allow clinical trials to begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect such plan's scientific soundness or the rights, safety or welfare of human subjects. Two pilot clinical studies involving the BrainGate System are currently being conducted. The first trial is for those with quadriplegia due to spinal cord injury, stroke or muscular dystrophy (“SCI trial”); and the second is for those diagnosed with ALS or other motor neuron diseases (“ALS trial”). The trials are designed to demonstrate both the safety and the feasibility of a thought-based interface with a personal computer for those patients who cannot use their hands to operate a keyboard and mouse. More specifically, the study is designed to test and support three successive objectives:

•	demonstrate that the BrainGate System is able to detect neural signals from the motor cortex during the duration of the study;

•
demonstrate that those with quadriplegia are able to modulate the activity of their motor cortex and that the BrainGate System can use those neural signals to give the patient control of a cursor on a computer using patient thought; and

•	assess the patient's ability to use the BrainGate System to perform tasks similar to those required to operate a personal computer.

According to the trial protocol, the Company may enroll up to five patients in each pilot. At this time we do not intend to enroll any new patients unless and until fully funded by external sources. Each participant in the trial will be evaluated for a period of up to 12 months. Following completion of the pilot clinical trial, we will be required to conduct additional trials to support FDA clearance of our products.

To date, the Company has enrolled four participants in the two pilot clinical trials, including three in the SCI trial and one in the ALS trial. Although the performance of the system is variable, results to date suggest that for all four participants the BrainGate device was capable of recovering the targeted neural signals; that participants were able to modulate those signals by thinking about movements despite their severe paralysis, that the BrainGate system could use these imagined movements to give the participants control of a computer, and that the participants could use the BrainGate controlled computer to perform useful tasks. Significant additional clinical studies must be completed before we can apply to the FDA for permission to make specific safety and efficacy claims related to the BrainGate System.

NeuroPort™ System

In 2005, we received 510(k) clearance to market the NeuroPort™ System in the United States for temporary (less than 30 days) recording and monitoring of brain electrical activity. In September 2005, we sold a custom NeuroPort™ System to Jamie Henderson, Ph.D., at Stanford University whose research is aimed at investigating brain electrical activity associated with tremor caused by Parkinson’s disease. In March 2006, Cyberkinetics and Columbia University Medical Center (“Columbia”) entered into a collaborative agreement to evaluate the utility of brain electrical activity recordings obtained using Cyberkinetics’ NeuroPort™ System to improve the understanding of certain abnormal human brain processes, which may include those commonly associated with epileptic seizures, Parkinson’s disease and other movement disorders, as well as many other neurological diseases. This effort is led by Ronald G. Emerson, M.D., a world recognized leader in the field of neurophysiological and critical care monitoring and advanced methods of EEG analysis and a Professor in the Department of Neurology at Columbia University.  Dr. Emerson has recruited a team of neurosurgeons, neurologists and neurophysiologists to assist him as co-investigators with the research collaboration.

To date, more than 20 patients have been monitored with the NeuroPort™ System. Dr. Emerson reported results from an epileptic patient at the Annual Meeting of the American Clinical Neurophysiology Society in Chicago, Illinois, on Friday, November 3, 2006. The study is currently underway at the Columbia University Medical Center in New York City. However, we plan to limit our involvement in the clinical activities associated with the NeuroPort™ program to the extent funded by grants or other external funding.

Results from a patient who had the NeuroPort™ sensor implanted along with standard intracranial Electroencephalography (iEEG) sensors, showed that with the Cyberkinetics’ NeuroPort™ System physicians were able to:

•	successfully record and monitor brain electrical activity in more detail than with iEEG alone;

•	better characterize seizure genesis due to the ability to record at the level of neural networks;

•	correlate this activity to an epileptic seizure; and also

•	identify the onset of seizure activity earlier than with iEEG.

Employees

At June 25, 2007, we employed 38 full-time employees. We believe that our relationship with our employees is good.

Facilities

We lease approximately 6,169 square feet of space in Foxborough, Massachusetts and approximately 11,225 square feet of space in Salt Lake City, Utah. This space is adequate for our purposes for at least the next 12 months. The Foxborough, Massachusetts, lease expires on May 31, 2008 and we have an option to renew the lease for one additional five year period. The lease on our engineering and manufacturing facility in Salt Lake City, Utah, expires on November 30, 2009 and we have an option to renew the lease for one additional five-year period.

MANAGEMENT

Executive Officers and Directors

     The following sets forth the name and certain information concerning each of our current executive officers and directors.

Name	Age	Position

Timothy R. Surgenor	47	President, Chief Executive Officer, Director
John P. Donoghue, Ph.D.	58	Chief Scientific Officer, Director
Mark A. Carney	48	Executive Vice President, Director
Kurt H. Kruger	51	Chief Financial Officer
J. Christopher Flaherty	45	Executive Vice President, Technology and Intellectual Property
Mark P. Carthy	46	Director
George N. Hatsopoulos, Ph.D.	80	Director
Nicholas G. Hatsopoulos, Ph.D.	45	Director
Theo Melas-Kyriazi	47	Director
Daniel E. Geffken	50	Director

Executive Officers

Timothy R. Surgenor has been our President and Chief Executive Officer since January 2003 and a Director since November 2002. From January 1999 to January 2003, Mr. Surgenor was Executive Vice President at Haemonetics Corporation (NYSE:HAE), which is a medical device company. From 1994 to 1999, Mr. Surgenor was President of Genzyme Tissue Repair, the cell therapy division of Genzyme Corporation (NASDAQ:GENZ). Previously, Mr. Surgenor was Executive Vice President and Chief Financial Officer of BioSurface Technology, Inc. and also held various positions in operations at Integrated Genetics. Mr. Surgenor received a B.A. in Biochemistry from Williams College in 1981 and an M.B.A. from Harvard Business School in 1987.

      John P. Donoghue, Ph.D. has been our Chief Scientific Officer and a Director since August 2002. He is also currently the Henry Merritt Wriston Professor at Brown University. Since 1991, Dr. Donoghue has been Chairman of the Department of Neuroscience and since 1998 he has served as Executive Director of the Brain Science Program at Brown University. Dr. Donoghue received an A.B. from Boston University in 1971, an M.S. in Anatomy from the University of Vermont in 1976 and a Ph.D. in Neuroscience from Brown University in 1979.

      Mark A. Carney has been our Executive Vice President and a Director since February 2006. Mr. Carney co-founded Andara Life Science, Inc. (Andara), and served as its President and Chief Executive Officer from January 2005 until Cyberkinetics acquired Andara on February 14, 2006. From February 2002 to December 2003, he was Senior Vice President at Affiliated Computer Services, Inc. (NYSE:ACS), following that company's acquisition of Outsourced Administrative Services, where he served as Executive Vice President and Chief Operating Officer from April 2000 until January 2002. From September 1997 to January 2000, Mr. Carney was Senior Vice President at the Centris Group, Inc. (NYSE:CGE) following its acquisition of The Interra Group of Companies, which Mr. Carney had founded. Mr. Carney served as President, Chief Executive Officer and Chairman of the Board of the Interra Group of Companies from September 1993 to August 1997. From January 1990 to August 1993, Mr. Carney was President and Chief Operating Officer at International Medical Group, Inc. Mr. Carney received a B.S. in 1981 from Purdue University.

 Kurt H. Kruger has been Chief Financial Officer since September 2006. Mr. Kruger was Managing Director and Medical Technology Research Analyst at Banc of America Securities, LLC (formerly Montgomery Securities), from 1996 until 2003 and at Hambrecht & Quist, LLC, from 1987 to 1996. From 1984 to 1987, Mr. Kruger was a marketing manager at Cardiac Pacemakers, Inc. a subsidiary of Eli Lilly and Company, which became Guidant Corporation. Mr. Kruger earned his Sc.B. in Biomedical Engineering from Brown University in 1977, his M.S. in Biomedical Engineering from the University of Michigan at Ann Arbor in 1979 and his M.S. in Management from the MIT Sloan School of Management in 1982.

          J. Christopher Flaherty has been our Executive Vice President, Technology and Intellectual Property since September 2003. Mr. Flaherty founded Insulet Corporation in July 2000 and served as its President and Chief Operating Officer until January 2002. Mr. Flaherty also co-founded TransVascular, Inc. in March 1996 and served as its Executive Vice President until June 2003. Mr. Flaherty has also held positions at Pfizer (NYSE:PFE) and Strato Medical. Mr. Flaherty earned a B.S. in Aeronautical and Electrical Engineering from Massachusetts Institute of Technology in 1985.

 Outside Board of Directors

 Mark P. Carthy has been a Director of our Company since August 2002. He is currently a General Partner at Oxford Bioscience Partners. Mr. Carthy joined Oxford Bioscience Partners in October 2000. From 1998 to 2000, he was an advisor to Kummell Investments Limited, a Morningside Group affiliate, on its venture capital portfolio. Prior to Kummell, he was employed as Chief Business Officer of Cubist Pharmaceuticals, Inc. (NASDAQ:CBST) and Senior Director of Business Development at Vertex Pharmaceuticals Inc. (NASDAQ:VRTX). He received his B.E. in Chemical Engineering from University College Dublin, Ireland in 1982, an M.S. in chemical engineering from University of Missouri in 1983 and a M.B.A. from Harvard Business School in 1987.

 George N. Hatsopoulos, Ph.D. has been a Director of our Company since August 2002 and is currently Chairman and Chief Executive Officer of Pharos, LLC which positions he has held since 1999. Dr. Hatsopoulos is the founder of Thermo Electron Corporation (NYSE:TMO) and served as Chairman and Chief Executive Officer from its founding in 1956 until his retirement in 1999. Dr. Hatsopoulos was trained at the National Technical University of Athens and Massachusetts Institute of Technology, where he received his Bachelors degree in 1949, his Masters degree in 1950, his Engineers degree in 1954, and his Doctorate degree in 1956. He was a member of the MIT faculty from 1956 to 1962 and a Senior Lecturer until 1990.

      Nicholas G. Hatsopoulos, Ph.D. has been a Director of our Company since August 2002 and is currently an Assistant Professor at the University of Chicago. Dr. Hatsopoulos has been an Assistant Professor in Organismal Biology and Anatomy at the University of Chicago since January 2002. From January 1998 to December 2001, Dr. Hatsopoulos was an Assistant Professor of Research in the Department of Neuroscience at Brown University. Dr. Hatsopoulos has completed two postdoctoral research fellows, one in the Department of Neuroscience at Brown University and the other in the Computation Neuroscience Program at the California Institute of Technology. Dr. Hatsopoulos received his B.A. in Physics from Williams College in 1984, his M.S. in Psychology from Brown University in 1991 and his Ph.D. in Cognitive Science from Brown University in 1992.

      Theo Melas-Kyriazi has been a Director of our Company since November 2004 and is currently Chief Financial Officer of Levitronix LLC. Mr. Melas-Kyriazi joined Levitronix LLC in June 2006. From November 2004 to June 2006, Mr. Melas-Kyriazi was self-employed as a consultant. Mr. Melas-Kyriazi was affiliated with Thermo Electron Corporation (NYSE:TMO) from 1986 to October 2004. He served as Chief Financial Officer of Thermo Electron Corporation from 1999 until October 2004 and, from 1994 to 1997, he served as Chief Executive Officer and President of Thermo Spectra Corporation, a publicly traded subsidiary of Thermo Electron Corporation. Mr. Melas-Kyriazi has also served as a member of the Board of Directors of Valeant Pharmaceuticals (NYSE:VRX) since 2003 and Helicos BioSciences. Mr. Melas-Kyriazi received a B.A. in Economics from Harvard College in 1981 and an M.B.A. from Harvard Business School in 1983.

     Daniel E. Geffken has been a Director of our Company since January 2005 and is currently Chief Financial Officer of Codon Devices, Inc. Mr. Geffken joined Codon Devices Inc. in March 2007. From August 2006 to March 2007, Mr. Geffken was Executive Vice President and Chief Financial Officer of Konarka Technologies, Inc. From December 2003 to August 2006, Mr. Geffken served as Senior Vice President, Business Development and Chief Financial Officer of Omnisonics Medical Technologies, Inc. From February 1997 to April 2003, Mr. Geffken was Senior Vice President of Finance and Chief Financial Officer at Transkaryotic Therapies, Inc. (NASDAQ:TKTX). Prior to Transkaryotic Therapies, Inc., Mr. Geffken held a variety of senior financial roles at Cytotherapeutics, Inc. (NASDAQ:CTII), Anderson Group (now Moscow CableCom Corp. (NASDAQ:MOCC)) and MedChem Products (now C. R. Bard Inc. (NYSE:BCR)). Mr. Geffken also spent several years at KPMG. Mr. Geffken received a B.S. in Economics from The Wharton School at the University of Pennsylvania in 1979 and an M.B.A. from Harvard Business School in 1987.

Family Relationships

     George N. Hatsopoulos is the father of Nicholas G. Hatsopoulos.

The Board of Directors and Committees

     The Board of Directors is responsible for the supervision of the overall affairs of the Company. The Board met five times in fiscal 2006. During 2006, each director attended at least 75% of all Board meetings and meetings of any committee on which he served.

Audit Committee

     The Board of Directors has established an Audit Committee. The Audit Committee's responsibilities include:

•	appointing, evaluating, and retaining the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and disclosures;

•	discussing our systems of internal control over financial reporting; and

•	meeting independently with the independent registered public accounting firm and management.

     The Audit Committee currently consists of Theo Melas-Kyriazi and Daniel E. Geffken. Each of Messrs. Melas-Kyriazi and Geffken qualify as a “financial expert” under Item 401 of Regulation S-B of the Securities and Exchange Act of 1934, as amended, and are “independent,” under the listing standards of the American Stock Exchange. As the Company's stock is traded on the OTC Bulletin Board, the Company has chosen to use the definition of “independent” under the listing standards of the American Stock Exchange. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met five times during fiscal 2006.

Compensation Committee

     The Board of Directors has a Compensation Committee, which administers the Company's compensation and benefit plans, in particular, the incentive compensation and equity-based plans, and approves salaries, bonuses, and other compensation arrangements and policies for the Company's officers, including the chief executive officer. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee currently consists of Mark P. Carthy, Theo Melas-Kyriazi and Daniel E. Geffken. The Compensation Committee met five times during fiscal 2006.

Nominating Committee

     The Board of Directors has a Nominating Committee, which (i) identifies individuals qualified to become Board members and recommends such individuals to the Board for nomination for election to the Board, (ii) makes recommendations to the Board concerning committee appointments, other than to the Nominating Committee, (iii) develops, recommends and annually reviews corporate governance guidelines for the Company and (iv) oversees corporate governance matters and coordinates an annual review of the Board's performance. The Board of Directors has adopted a written charter for the Nominating Committee. The Nominating Committee currently consists of Mark P. Carthy, Nicholas G. Hatsopoulos, Ph.D. and Daniel E. Geffken. All members of the Nominating Committee are “independent,” under the listing standards of the American Stock Exchange. As the Company's stock is traded on the OTC Bulletin Board, the Company has chosen to use the definition of “independent” under the listing standards of the American Stock Exchange. The Nominating Committee did not meet during fiscal 2006.

Director Compensation

Directors who are not our employees and are not affiliated with an entity owning greater than 2% of our outstanding common stock, and who do not beneficially own greater than 2% of our outstanding common stock will receive the following compensation:

•	An annual retainer of $20,000, plus an additional retainer of $5,000 and $3,000, respectively, if serving as Chairman of the Board or Chairman of the Audit Committee.

•
New directors are granted an initial stock option to purchase up to 20,000 shares of common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant, and such option vests over four years.

•
Existing directors are granted an annual stock option to purchase up to 5,000 shares of common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant, and such options vest over four years.

All directors are reimbursed reasonable out-of-pocket expenses incurred to attend meetings of the Board of Directors or any committee of the Board of Directors.

The following table summarizes the compensation awarded to our directors for the years ended December 31, 2006 and 2005:

Name	Year	Fees Earned ($)	Option Awards ($)(1)	Total ($)
Daniel E. Geffken (2)	2006	20,000	19,267	39,267
	2005	20,000	—	20,000

Theo Melas-Kyriazi (3)	2006	23,000	18,163	41,163
	2005	23,000	—	23,000

(1)
Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (SFAS 123R) using the modified prospective transition method. SFAS 123R requires all stock-based awards, including employee stock options, to be recognized in the income statement based on their fair values. The dollar amount represents the total compensation expense for stock option awards recognized in our financial statements in accordance with SFAS 123R. For information regarding our valuation of option awards, refer to Note 12 to our Consolidated Financial Statements included elsewhere in this prospectus.

(2)	Daniel E. Geffken has been a director of our Company since November 2005. Mr. Geffken has outstanding options to purchase an aggregate of 30,000 shares of common stock as of December 31, 2006.

(3)	Theo Melas-Kyriazi has been a director of our Company since November 2004. Mr. Melas-Kyriazi has outstanding options to purchase an aggregate of 30,000 shares of common stock as of December 31, 2006.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation earned by our Chief Executive Officer, Chief Financial Officer and the four most highly compensated executive officers who served during the year ended December 31, 2006, and whose total compensation during the year ended December 31, 2006 exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Timothy R. Surgenor	2006	259,044	75,000	—	132,858	6,174	473,076
President, Chief Executive	2005	250,995	50,000	—	—	6,060	307,055
Officer and Director

John P. Donoghue, Ph.D.	2006	61,350	7,500	—	453,312	—	522,162
Chief Scientific Officer and	2005	188,694	—	—	—	—	188,694
Director (3)

Mark A. Carney	2006	186,926	62,344	—	24,322	—	273,592
Executive Vice President, Director (4)

Kurt H. Kruger	2006	63,535	18,750	11,193	42,633	—	136,111
Chief Financial Officer (5)

J. Christopher Flaherty	2006	216,816	41,250	—	23,526	1,891	283,483
Executive Vice President,	2005	211,078	37,500	—	—	647	249,225
Technology and Intellectual
Property

Jonathan T. Hartmann	2006	132,126	90,000	—	40,529	25,000	287,655
Vice President, Sales & Marketing (6)

(1)
Includes bonus amounts accrued in year of service whether paid during year of service or thereafter. See below for further information concerning the 2006 and 2004 bonuses, which included cash and shares of stock.

(2)
Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (SFAS 123R) using the modified prospective transition method. SFAS 123R requires all stock-based awards, including employee stock options, to be recognized in the income statement based on their fair values. The dollar amount represents the total compensation expense for stock option awards recognized in our financial statements in accordance with SFAS 123R. For information regarding our valuation of option awards, refer to Note 12 to our Consolidated Financial Statements included in elsewhere in this prospectus.

(3)	John P. Donoghue, Ph.D. was hired on January 1, 2005. He was a consultant to Cyberkinetics from August 25, 2002 to December 31, 2004.

(4)	Mark A. Carney was hired on February 14, 2006.

(5)	Kurt H. Kruger was hired on September 18, 2006.

(6)
Jonathan T. Hartmann was hired on March 31, 2006. The amount reflected under “All Other Compensation” consists of a sign-on bonus paid to Mr. Hartmann. Mr. Hartmann resigned from the Company effective April 6, 2007.

2006 Bonus Awards

The following Named Executive Officers earned the bonuses indicated below for the year ended December 31, 2006:

	Cash Bonus	Dollar Value of Stock Bonus*	Shares Issued*
Timothy R. Surgenor	$63,700	$11,300	10,000
John P. Donoghue, Ph.D.	$7,500	—	—
Mark A. Carney	$62,344	—	—
Kurt H. Kruger	$9,374	$9,376	8,297
J. Christopher Flaherty	$30,938	$10,312	9,126
Jonathan T. Hartmann	$90,000	—	—

*	Number of shares issued is based upon a per share price of $1.13 on the date of grant.

The Compensation Committee awarded the 2006 and 2005 cash bonuses to Mr. Surgenor pursuant to, and consistent with, his existing employment agreement, dated November 3, 2004. Mr. Surgenor's employment agreement reflects a target cash bonus of $100,000 and provides the Compensation Committee with the discretion to award up to the full target amount based on objective and mutually agreed upon criteria. For 2006, the criteria included, among other things, progress on acquiring, obtaining a humanitarian designation, and planning a humanitarian device exemption filing for the Andara™ OFS™ therapy, progress on demonstrating proof of concept for the BrainGate Neural Interface System, and the initiation of a pilot program in Epilepsy seizure detection using the NeuroPort System. For 2005, the criteria included, among other things, progress on the launch of the NeuroPort™ System, raising additional capital and continued execution of the clinical trial.

The Compensation Committee awarded the 2006 cash and stock bonuses to Mr. Carney pursuant to, and consistent with, his existing employment agreement, dated February 14, 2006. Mr. Carney's employment agreement reflects a target cash bonus of $100,000 (pro rated to $87,500 for 2006) and provides the Compensation Committee with the discretion to award up to the full target amount based on objective and mutually agreed upon criteria. For 2006, the criteria included, among other things, progress on integrating intellectual property acquired with Andara Life Science, Inc., obtaining a humanitarian designation, and planning a humanitarian device exemption filing for the Andara™ OFS™ Therapy, and progress in obtaining business development objectives.

The Compensation Committee awarded the 2006 cash and stock bonuses to Mr. Kruger pursuant to, and consistent with, his existing employment agreement, dated September 18, 2006. Mr. Kruger's employment agreement reflects a target cash bonus of $75,000 (pro rated to $25,000 for 2006) and provides the Compensation Committee with the discretion to award up to the full target amount based on objective and mutually agreed upon criteria. For 2006, the criteria included, among other things, progress on obtaining equity financing and the subsequent registration of shares from that financing.

The Compensation Committee awarded the stock bonuses pursuant to Cyberkinetic's Fourth Amended and Restated 2002 Equity Incentive Plan, as last amended by its stockholders on June 7, 2006. The shares issued pursuant to such stock bonus awards are not subject to a share repurchase option in favor of Cyberkinetics and are fully vested. The shares issued in 2004 are subject to lock-up agreements whereby the holders agreed not to offer, sell or otherwise dispose of 50% of such shares through the earlier of (i) the close of trading on October 6, 2007, or (ii) the first day after October 6, 2006, when, for a period of 20 consecutive trading days, the average stock price for Cyberkinetics' shares of common stock is greater than $8 per share and the average daily trading volume is over 50,000 shares (the “First Release”), and the remaining 50% of the shares until 180 days after the First Release.

Employment Agreements

     On November 3, 2004, our Board of Directors approved an Employment Agreement (the “Agreement”) with Timothy R. Surgenor, our President and Chief Executive Officer. During the term of Agreement, Mr. Surgenor will earn a base salary of no less than $244,400 per annum (or such higher amount as the Compensation Committee may establish), to be reviewed annually. He is also eligible to receive an annual cash bonus of up to $100,000, based on objectives mutually agreed upon by the Board of Directors, the Compensation Committee and Mr. Surgenor. The Agreement shall terminate upon the death or disability of Mr. Surgenor; provided, however, that we may terminate Mr. Surgenor's employment immediately “for cause” with no further obligations. If we terminate Mr. Surgenor's employment “without cause,” he will be entitled to 18 months of severance pay at rate of one hundred percent of his monthly salary and a bonus equal to the average of the annual cash bonus earned in each of the two fiscal years prior to his termination.

      On March 24, 2005, our Board of Directors approved an Employment Agreement with John P. Donoghue, Ph.D., our Chief Scientific Officer. In July 2002, we entered into a Consulting Agreement (the “Consulting Agreement”) with Dr. Donoghue. The Employment Agreement amended certain terms of the Consulting Agreement, which terms continue in full force and effect. Under the terms of the Employment Agreement, from January 1, 2005 through August 31, 2005 (the “Initial Period”), Dr. Donoghue was required to devote 50% of his working time to us. Such time commitment may be changed after the Initial Period upon mutual agreement of Dr. Donoghue and us; however, we will offer Dr. Donoghue the opportunity to work at least one day per week for us until April 30, 2008, absent unusual circumstances. During the Initial Period, Dr. Donoghue earned a base salary of $253,041 per annum on a full-time basis. After the Initial Period, Dr. Donoghue's annual base salary is pro rated based on Dr. Donoghue's time commitment to us. After April 30, 2008, Dr. Donoghue's employment relationship with us will be on an at-will basis.

     On February 13, 2006, our Board of Directors approved an Employment Agreement with Mark Allen Carney, our Executive Vice President in connection with the Company's acquisition of Andara™. The Agreement became effective on February 14, 2006. During the term of Agreement, Mr. Carney will earn a base salary of no less than $212,000 per annum (or such higher amount as the Compensation Committee of the Board may establish), to be reviewed annually. He is also eligible to receive an annual cash bonus of up to $100,000, based on objectives mutually agreed upon by the Board, the Compensation Committee and the President and CEO. Mr. Carney's employment agreement shall terminate upon the death or disability of Mr. Carney; provided, however, that the Company may terminate Mr. Carney's employment immediately “for cause” with no further obligations. If we terminate Mr. Carney's employment “without cause,” he will be entitled to twelve (12) months of severance pay at rate of one hundred percent (100%) of his monthly salary and a bonus equal to the average of the annual cash bonus earned in each of the two (2) fiscal years prior to his termination. Mr. Carney was also granted a ten-year option (the “Option Award”) to purchase up to 100,000 shares of Common Stock on February 14, 2006 at a per share exercise price of $1.43. The Common Stock underlying the Option Award vests (i) 25% on the first anniversary of the date of grant; and (ii) an additional 6.25% each three months thereafter.

On September 18, 2006, our Board of Directors approved an Employment Agreement with Kurt H. Kruger, our Chief Financial Officer. During the term of Agreement, Mr. Kruger will earn a base salary of no less than $220,000 per annum (or such higher amount as the Compensation Committee of the Board may establish), to be reviewed annually. He is also eligible to receive an annual cash bonus of up to (i) $25,000 for the fiscal year ending December 31, 2006 and (ii) $75,000 per year thereafter, each based on objectives mutually agreed upon by the Board, the Compensation Committee and the President and CEO. The Agreement terminates upon the death or disability of Mr. Kruger; provided, however, that the Company may terminate Mr. Kruger's employment immediately “for cause” with no further obligations. If we terminate Mr. Kruger's employment “without cause,” he will be entitled to twelve (12) months of severance pay at rate of one hundred percent (100%) of his monthly salary and a bonus equal to the average of the annual cash bonus earned in each of the two (2) fiscal years prior to his termination. On September 18, 2006, Mr. Kruger was also granted (i) a ten-year option (the “Option Award”) to purchase up to 200,000 shares of the Company's Common Stock; (ii) a ten-year option (the “Performance Award”) to purchase up to 100,000 shares of the Company's Common Stock; and (iii) 100,000 restricted shares of the Company's Common Stock. Each of the Option Award and the Performance Award are exercisable at a per share price of $1.58, the closing price per share of the Company's Common Stock on September 18, 2006. The right to acquire Common Stock under the Option Award vests over four years as follows: (a) 25% on the first anniversary of the date of grant; and (b) an additional 6.25% each three months thereafter. The right to acquire Common Stock under the Performance Award vests on the ninth anniversary of the date of grant, subject to acceleration of vesting upon the Company's achievement of certain performance milestones. The restricted Common Stock issued to Mr. Kruger vests equally over a period of four years; 25% of the grant on each of the first four anniversaries of the date of grant.

Outstanding Equity Awards at December 31, 2006

     The following table sets forth information regarding equity awards granted to the Named Executive Officers that were outstanding as of December 31, 2006.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Share)(1)	Option Expiration Date(2)	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Timothy R. Surgenor	843,750	56,250(4)	0.01	1/23/2013	—	—
	43,750	56,250(5)	2.10	3/14/2015	—	—
	46,875	203,125(5)	1.40	3/7/2016	—	—
John P. Donoghue, Ph.D.	393,750	56,250(6)	0.10	8/29/2013	—	—
	53,174	13,293(7)	0.10	4/30/2014	—	—
	4,688	20,313(5)	1.40	3/7/2016	—	—
Mark A. Carney	—	100,000(4)	1.43	2/13/2016	—	—
Kurt H. Kruger	—	300,000(8)	1.58	9/17/2016	100,000(9)	122,000
J. Christopher Flaherty	10,000	—(10)	0.10	1/23/2013	—	—
	146,250	33,750(4)	0.10	9/11/2013	—	—
	12,250	15,750(5)	2.10	3/14/2015	—	—
	5,625	24,375(5)	1.40	3/7/2016	—	—
Jonathan T. Hartmann (11)	—	200,000(4)	1.39	3/30/2016	—	—

(1)	The exercise price per share of options granted represents the fair market value of the underlying shares of common stock on the date the options were granted.

(2)	Such stock options generally expire ten years from the date of grant.

(3)
The market value of the stock is determined by multiplying the number of shares by the closing sales price of our common stock on December 31, 2006, or $1.22, as reported on the Over-The-Counter Bulletin Board.

(4)	Options vest over four years at a rate of 25% on the first anniversary of the date of grant and 6.25% per quarter thereafter.

(5)	Options vest over four years at a rate of 6.25% per quarter.

(6)	These options were granted to Mr. Donoghue while he was a consultant to Cyberkinetics. The options vest over four years at a rate of 25% on the date of grant and 2.08% per month thereafter.

(7)	These options were granted to Mr. Donoghue while he was a consultant to Cyberkinetics. The options vest over 40 months at a rate of 2.50% per month.

(8)
Of the 300,000 options, 200,000 vest over four years at a rate of 25% on the first anniversary of the date of grant and 6.25% per quarter thereafter and the remaining options vest on the ninth anniversary of the date of grant, subject to acceleration of vesting upon the Company's achievement of certain performance milestones.

(9)	This restricted stock award vests over four years at a rate of 25% per year beginning on the first anniversary of the date of grant. This award was granted on September 18, 2006.

(10)
J. Christopher Flaherty was hired on September 2, 2003. He was a consultant to Cyberkinetics from February 19, 2003 to September 1, 2003. These options were granted to Mr. Flaherty in connection with consulting services rendered to Cyberkinetics. These options vest on the first anniversary of the date of grant.

(11)
Jonathan T. Hartmann resigned from the Company effective April 6, 2007. Of the 200,000 options, 150,000 were forfeited as of the date of Mr. Hartmann's resignation and 50,000 are exercisable until July 6, 2007.

 Option Plans

2002 Equity Incentive Plan

On August 12, 2002, the Company's Board of Directors and stockholders adopted the 2002 Equity Incentive Plan (the 2002 Equity Plan). The 2002 Equity Plan provides for the granting of shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for officers, directors, employees, consultants and advisers. On June 13, 2007, Cyberkinetics' Board of Directors and its stockholders amended the 2002 Equity Plan to increase the total number of shares available from 4,400,000 to 5,400,000. At June 25, 2007, a total of 3,464,781 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Equity Plan.

Pursuant to the 2002 Equity Plan, the Board of Directors (or committees designated by the Board) may grant incentive and nonqualified stock options, restricted stock and other stock awards to the Company's officers, directors, employees, consultants and advisers. The options can be exercisable at various dates, as determined by the Company's Board of Directors, and will expire no more than ten years from the date of grant. Options granted under the 2002 Equity Plan are restricted as to transfer. All options granted on or after October 15, 2004, the date the Company's common stock began trading publicly, are valued using the closing sales price for the Company's common stock as of the date of the grant. For holders of more than 10% of the Company's voting stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company's common stock at the date of grant, with an expiration date not to exceed five years. Options granted to new employees generally vest at a rate of 25% on the first anniversary of the grant and thereafter at the rate of 6.25% of the initial grant at the end of each successive three-month period. Annual option grants to existing employees generally vest at a rate of 6.25% of the initial grant at the end of each successive three-month period beginning from the date of grant.

2002 Founders' Option Plan

On August 12, 2002, the Company's Board of Directors and stockholders adopted the 2002 Founders' Option Plan (the 2002 Founders' Plan). The 2002 Founders' Plan provides for the granting of shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for certain key employees and stockholders. Options granted under the 2002 Founders' Plan will expire no more than ten years from the date of grant and generally vest monthly over a four-year period beginning from the date of grant. The total number of shares available under the 2002 Founders' Plan is 1,230,915. At June 25, 2007, a total of 938,395 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Founders' Plan.

     At June 25, 2007, an aggregate of 4,403,176 stock options were outstanding under the 2002 Equity Plan and the 2002 Founders' Plan at prices ranging from $0.01 to $4.89 per share. At such date, there were 1,446,224 stock options available for grant.

Defined Contribution Plan

The Company sponsors a defined contribution 401(k) benefit plan for all employees over the age of 21. Employees may elect to defer up to 75% of their annual compensation, up to the statutory limits. The Company matches the contributions of employees at 50% of the first 4% of their contributions.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table provides information as of December 31, 2006 regarding compensation plans (including individual compensation arrangements) under which equity securities of our Company are authorized for issuance. Information is included for both equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders.

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,236,821(1)	$0.75	815,578
Equity compensation plans not approved by security holders	—	—	—
Total	4,236,821	$0.75	815,578

(1)	Includes 3,123,976 stock options under the 2002 Equity Incentive Plan and 1,064,415 stock options under the 2002 Founders' Option Plan, and 48,430 warrants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 25, 2007, the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of Cyberkinetics' directors, director-nominees, the Named Executive Officers, beneficial owners of more than 5% of the outstanding shares of common stock and by the directors and executive officers of Cyberkinetics as a group. Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and does not necessarily indicate ownership for any other purpose, and generally includes voting or investment power with respect to the shares and shares which such person has the right to acquire within 60 days of June 25, 2007. Except as subject to community property laws, where applicable, and except as indicated below, the person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her. Unless otherwise indicated, the persons listed below can be contacted at 100 Foxborough Blvd., Suite 240, Foxborough, MA 02035.

		Amount and
		Nature of
Title of		Beneficial	Percent of
Class	Name and Address of Beneficial Owner	Owner	Class**

Common	Timothy R. Surgenor(1)	1,268,061	3.28%
Stock	President, Chief Executive Officer and Director

Common	John P. Donoghue, Ph.D.(2)	819,764	2.15%
Stock	Founder, Chief Scientific Officer and Director

Common	Mark A. Carney (3)	1,061,015	2.82%
Stock	Executive Vice President and Director

Common	Kurt H. Kruger (4)	158,922	*
Stock	Chief Financial Officer

Common	J. Christopher Flaherty(5)	219,633	*
Stock	Executive Vice President, Technology and Intellectual Property

Common	Nicholas G. Hatsopoulos, Ph.D.(6)	500,182	1.32%
Stock	Founder and Director

Common	Mark P. Carthy(7)	12,312,496	31.30%
Stock	Director

Common	George N. Hatsopoulos, Ph.D.(8)	1,324,072	3.52%
Stock	Director

Common	Theo Melas-Kyriazi(9)	18,438	*
Stock	Director

Common	Daniel E. Geffken(10)	17,188	*
Stock	Director

Common	All directors and executive officers as a group
Stock	(11 persons)(11)	17,699,771	42.68%

	Five Percent Stockholders:

Common	Oxford Bioscience Partners and affiliated entities(7)	12,312,496	31.30%
Stock

Common	Medica Venture Partners and affiliated entities (12)	6,250,002	15.76%
Stock

Common	Hunter World Markets, Inc.(13)	2,083,334	5.25%
Stock

*	Indicates less than 1.0%

**	Based on 37,563,783 shares outstanding as of June 25, 2007.

(1)
Includes options to purchase 1,043,750 shares of common stock exercisable within 60 days of June 25, 2007. Also includes 140,000 shares of common stock and 63,200 warrants to purchase common stock held by the Daniel S. Gregory 1987 Trust for the benefit of Charlotte Gregory Surgenor. Mr. Surgenor's children are the primary beneficiaries of the trust and Mr. Surgenor and his wife retain a pecuniary interest in the shares and warrants.

(2)	Includes options to purchase 517,149 shares of common stock exercisable within 60 days of June 25, 2007.
(3)	Includes options to purchase 39,375 shares of common stock exercisable within 60 days of June 25, 2007.
(4)	Includes options to purchase 625 shares of common stock exercisable within 60 days of June 25, 2007.
(5)	Includes options to purchase 206,063 shares of common stock exercisable within 60 days of June 25, 2007.
(6)	Includes options to purchase 196,821 shares of common stock exercisable within 60 days of June 25, 2007. Such person may be contacted at 1027 East 57th St., Chicago, IL 60637.
(7)
Jonathan J. Fleming, Jeffrey T. Barnes, Mark P. Carthy, Alan G. Walton and Michael E. Lytton exercise voting and investment control with respect to shares held by Oxford Bioscience Partners. These persons are the General Partners of OBP Management IV L.P., which is the General Partner of the funds referenced herein. The holdings of Oxford Bioscience Partners include 10,436,017 shares and warrants to purchase 1,754,172 shares held by Oxford Bioscience Partners IV, L.P. and 104,707 shares and warrants to purchase 17,600 shares held by MRNA Fund II, L.P. Mr. Carthy, a Director of Cyberkinetics since 2002, disclaims beneficial ownership of the shares held by funds affiliated with Oxford Bioscience Partners, except to the extent of his proportionate pecuniary interest therein. The listed beneficial owners may be contacted at 222 Berkeley St., Suite 1650, Boston, MA 02116.

(8)
Daphne Hatsopoulos exercises voting and investment control with respect to shares held. The holdings include 1,296,138 shares and warrants to purchase 27,934 shares held by GDH Partners L.P. Dr. Hatsopoulos, a Director of Cyberkinetics since 2002, is a limited partner of GDH Partners L.P. and a minority owner GDH Management, LLC, which is a general partner of GDH Partners L.P. Dr. Hatsopoulos disclaims beneficial ownership of the shares held by GDH Partners L.P., except to the extent of his proportionate pecuniary interest therein. The listed beneficial owners may be contacted at 233 Tower Road, Lincoln, MA 01773.

(9)	Consists of options to purchase 18,438 shares of common stock exercisable within 60 days of June 25, 2007.
(10)	Consists of options to purchase 17,188 shares of common stock exercisable within 60 days of June 25, 2007.
(11)	Includes options to purchase 2,040,055 shares of common stock exercisable within 60 days of June 25, 2007 and warrants to purchase 1,862,906 shares.
(12)
Ehud Geller exercises voting and investment control with respect to securities held. The holdings of Medica Ventures Partners include 1,406,105 shares and 703,053 warrants to purchase shares held by Medica III Investments (International) L.P., 509,004 shares and 254,502 warrants to purchase shares held by Medica III Investments (Israel) L.P., 557,565 shares and warrants to purchase 278,783 shares held by Medica III Investments (S.F.) L.P., 300,081 shares and warrants to purchase 150,041 shares held by Medica III Investments (P.F.) L.P., 724,834 shares and warrants to purchase 362,417 shares held by Medica III Investments (Israel) (B) L.P. and 669,078 shares and warrants to purchase 334,539 shares held by Poalim Medica III Investments L.P. Dr. Geller may be contacted at Ackerstein Towers, 11 Hamanofim St., Bldg. B, 10th fl., Herzlia, Israel 46120.

(13)
Consists of warrants to purchase 2,083,334 shares held by Hunter World Markets, Inc. On exercise, Todd Ficeto will exercise voting and investment control with respect to the underlying shares. Mr. Ficeto may be contacted at 9300 Wilshire Blvd., Penthouse Suite, Beverly Hills, CA 90212

Indemnification of Directors and Executive Officers and Limitation of Liability

     As permitted by the Delaware General Corporation Law, our Certificate of Incorporation and Bylaws limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

    The limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of the liability of a director, then the liability of our directors will be eliminated or limited to the furthest extent permitted by Delaware law as so amended.

     Our Certificate of Incorporation allows us to indemnify our officers, directors and other agents to the full extent permitted by Delaware law. Our Bylaws permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law. The Bylaws will specify circumstances in which indemnification for our directors and executive officers is mandatory and when we may be required to advance expenses before final disposition of any litigation.

      We will enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors' and officers' insurance.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     Insofar as indemnification by us for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Cyberkinetics, Inc.

     Cyberkinetics, Inc. is a wholly owned subsidiary of Cyberkinetics Neurotechnology Systems, Inc., which is a holding company. Cyberkinetics Neurotechnology Systems, Inc. and Cyberkinetics, Inc. have interlocking executive positions.

October 2004 Merger Transaction

     In October 2004, we completed the Merger transaction with Cyberkinetics, Inc. At the closing, Cyberkinetics, Inc. became a wholly owned subsidiary of Cyberkinetics Neurotechnology Systems, Inc. (formerly Trafalgar Ventures Inc.) and all outstanding securities of Cyberkinetics, Inc. were converted into securities of Cyberkinetics Neurotechnology Systems, Inc. on a one-for-one basis. The following sets forth information with respect to holdings of affiliates of our company prior to the time of the Merger:

•
Oxford Biosciences Partners -- Prior to the Merger, Oxford Biosciences Partners and its affiliated entities held 888,889 shares of common stock and 6,000,000 shares of preferred stock of Cyberkinetics, Inc. The shares were purchased for aggregate consideration of $6,000,089.

•
The Global Life Science Ventures Fonds II GmbH & Co., KG - Prior to the Merger, The Global Life Science Ventures Fonds II GmbH & Co., KG held 1,125,000 shares of preferred stock of Cyberkinetics, Inc. The shares were purchased for an aggregate consideration of $1,125,000.

•
The Global Life Science Ventures Fund II L.P. -- Prior to the Merger, The Global Life Science Ventures Fund II L.P. held 875,000 shares of preferred stock of Cyberkinetics, Inc. The shares were purchased for an aggregate consideration of $875,000.

•
GDH Partners, LP -- Prior to the Merger, GDH Partners and its affiliated entities held 222,222 shares of common stock and 1,000,000 shares of preferred stock of Cyberkinetics, Inc. The shares were purchased for aggregate consideration of $1,000,000.

November 2004 Private Placement

     In November 2004, we completed a private placement, whereby we (i) sold 2,000,000 shares of our common stock at a price of $3.00 per share for aggregate gross proceeds of $6,000,000; and (ii) issued warrants to purchase up to an additional 660,000 shares of our common stock at an exercise price of $6.00 per share. Our placement agent, Rodman & Renshaw, LLC, also received a warrant, exercisable at a strike price of $3.00 per share, to purchase 100,000 shares of our common stock as partial consideration for its services during the private placement. The following issuees are or were officers and/or members of our Board of Directors:

•
Timothy R. Surgenor, President, Chief Executive Officer and Director -- An aggregate of 40,000 shares of our common stock and warrants to purchase an aggregate of 13,200 shares of our common stock was issued to the Daniel S. Gregory 1987 Trust for the benefit of Charlotte Gregory Surgenor. Mr. Surgenor's children are the primary beneficiaries of the trust and Mr. Surgenor and his wife retain a pecuniary interest in the shares and warrants.

•
Mark Carthy, Director -- An aggregate of 318,501 shares of our common stock and warrants to purchase an aggregate of 105,105 shares of our common stock was issued to certain affiliated entities of Oxford Bioscience Partners. Mr. Carthy is a general partner of OBP Management IV L.P., an affiliate of Oxford Bioscience Partners. Mr. Carthy disclaims beneficial ownership of all shares issued or issuable to Oxford Bioscience Partners or its affiliated entities, except to the extent of his proportionate pecuniary interest, but exercises shared voting and investment power with respect to some of these shares.

•
George Hatsopoulos, Ph.D., Director -- An aggregate of 53,083 shares of our common stock and warrants to purchase an aggregate of 17,517 shares of our common stock was issued to GDH Partners, LP. Dr. Hatsopoulos is a limited partner of GDH Partners LP and a minority owner of GDH Management LLC, which is a general partner of GDH Partners, LP. Dr. Hatsopoulos disclaims beneficial ownership of all shares issued or issuable to GDH Partners LP, except to the extent of his proportionate pecuniary interest.

•
Philip Morgan, Former Director -- An aggregate of 104,000 shares of our common stock and warrants to purchase an aggregate of 34,320 shares or our common stock was issued to certain affiliated entities of Global Life Science Ventures. Mr. Morgan is a Venture Partner to Global Life Science Ventures. Mr. Morgan disclaims beneficial ownership of all shares issued or issuable to Global Life Science Ventures or its affiliated entities, except for his proportionate pecuniary interest, but, at the time of the private placement, exercised shared voting and investment power with respect to some of these shares.

 The following issuees were affiliates of our company at the time of the private placement:

•
Oxford Bioscience Partners -- An aggregate of 318,501 shares of our common stock and warrants to purchase an aggregate of 105,105 shares of our common stock were issued to affiliates of Oxford Bioscience Partners (see mRNA Fund II L.P. and Oxford Bioscience Partners IV L.P. in the “Selling Stockholder” section below).

•
The Global Life Science Ventures Fonds II GmbH & Co., KG -- An aggregate of 58,500 shares of our common stock and warrants to purchase an aggregate of 19,305 shares of our common stock were issued to The Global Life Science Ventures Fonds II GmbH & Co., KG.

•
The Global Life Science Ventures Fund II L.P. -- An aggregate of 45,500 shares of our common stock and warrants to purchase an aggregate of 15,015 shares of our common stock were issued to The Global Life Science Ventures Fund II L.P.

•	GDH Partners, LP -- An aggregate of 53,083 shares of our common stock and warrants to purchase an aggregate of 17,517 shares of our common stock were issued to GDH Partners, LP.

September 2005 Private Placement

     In September 2005, we completed a private placement pursuant to which we (i) sold 9,535,833 shares of our common stock at a price of $1.20 per share for aggregate gross proceeds of $11,443,000; and (ii) issued warrants to purchase up to an additional 4,767,922 shares of our common stock at an exercise price of $1.60 per share. As partial consideration for services rendered in connection with leading the Private Placement, Hunter World Markets, Inc. was issued 300,000 shares of our common stock. Rodman & Renshaw LLC and Seven Hills Partners LLC were issued warrants identical to those described above to purchase 93,667 and 190,717 shares of our common stock, respectively, for services rendered in connection with the Private Placement. The following issuees are or were officers and/or members of our Board of Directors:

•
Timothy R. Surgenor, President, Chief Executive Officer and Director -- An aggregate of 100,000 shares of our common stock and warrants to purchase an aggregate of 50,000 shares of our common stock was issued to the Daniel S. Gregory 1987 Trust for the benefit of Charlotte Gregory Surgenor. Mr. Surgenor's children are the primary beneficiaries of the trust and Mr. Surgenor and his wife retain a pecuniary interest in the shares and warrants.

•
Mark Carthy, Director -- An aggregate of 2,500,000 shares of our common stock and warrants to purchase an aggregate of 1,250,000 shares of our common stock was issued to certain affiliated entities of Oxford Bioscience Partners. Mr. Carthy is a general partner of OBP Management IV L.P., an affiliate of Oxford Bioscience Partners. Mr. Carthy disclaims beneficial ownership of all shares issued or issuable to Oxford Bioscience Partners or its affiliated entities, except to the extent of his proportionate pecuniary interest, but exercises shared voting and investment power with respect to some of these shares.

•
George Hatsopoulos, Ph.D., Director -- An aggregate of 20,833 shares of our common stock and warrants to purchase an aggregate of 10,417 shares of our common stock was issued to GDH Partners, LP. Dr. Hatsopoulos is a limited partner of GDH Partners LP and a minority owner of GDH Management LLC, which is a general partner of GDH Partners, LP. Dr. Hatsopoulos disclaims beneficial ownership of all shares issued or issuable to GDH Partners LP, except to the extent of his proportionate pecuniary interest.

•
Philip Morgan, Former Director -- An aggregate of 416,667 shares of our common stock and warrants to purchase an aggregate of 208,334 shares or our common stock was issued to certain affiliated entities of Global Life Science Ventures. Mr. Morgan is a Venture Partner to Global Life Science Ventures and does not exercise any voting or investment power over shares beneficially owned by Global Life Science Ventures or its affiliated entities. Mr. Morgan disclaims beneficial ownership of all shares issued or issuable to Global Life Science Ventures or its affiliated entities, except for his proportionate pecuniary interest.

The following issuees were affiliates of our company at the time of the private placement:

•
Oxford Bioscience Partners -- An aggregate of 2,500,000 shares of our common stock and warrants to purchase an aggregate of 1,250,000 shares of our common stock were issued to affiliates of Oxford Bioscience Partners (see mRNA Fund II L.P. and Oxford Bioscience Partners IV L.P. in the “Selling Stockholder” section below).

•
The Global Life Science Ventures Fonds II GmbH & Co., KG -- An aggregate of 234,375 shares of our common stock and warrants to purchase an aggregate of 117,188 shares of our common stock were issued to The Global Life Science Ventures

•
The Global Life Science Ventures Fund II L.P. -- An aggregate of 182,292 shares of our common stock and warrants to purchase an aggregate of 91,146 shares of our common stock were issued to The Global Life Science Ventures Fund II L.P.

•	GDH Partners, LP -- An aggregate of 20,833 shares of our common stock and warrants to purchase an aggregate of 10,417 shares of our common stock were issued to GDH Partners, LP.

 October 2006 Private Placement

     In October 2006, we completed a private placement pursuant to which we (i) sold 8,336,668 shares of our common stock at a price of $1.20 per share for aggregate gross proceeds of $10,004,000; and (ii) issued warrants to purchase up to an additional 4,168,338 shares of our common stock at an exercise price of $1.40 per share. As partial consideration for services rendered in connection with the private placement, we issued C.E. Unterberg, Towbin, LLC warrants to purchase 337,650 shares of our common stock. The following issuee is a member of our Board of Directors:

•
Mark Carthy, Director -- An aggregate of 833,334 shares of our common stock and warrants to purchase an aggregate of 416,667 shares of our common stock was issued to certain affiliated entities of Oxford Bioscience Partners. Mr. Carthy is a general partner of OBP Management IV L.P., an affiliate of Oxford Bioscience Partners. Mr. Carthy disclaims beneficial ownership of all shares issued or issuable to Oxford Bioscience Partners or its affiliated entities, except to the extent of his proportionate pecuniary interest, but exercises shared voting and investment power with respect to some of these shares.

The following issuee was an affiliate of our company at the time of the private placement:

•
Oxford Bioscience Partners -- An aggregate of 833,334 shares of our common stock and warrants to purchase an aggregate of 416,667 shares of our common stock were issued to affiliates of Oxford Bioscience Partners (see mRNA Fund II L.P. and Oxford Bioscience Partners IV L.P. in the “Selling Stockholder” section below).

CHANGE IN ACCOUNTANTS

     On October 25, 2005, Cyberkinetics Neurotechnology Systems, Inc. (the “Company”) engaged Vitale, Caturano & Company, Ltd. as its independent registered public accounting firm to perform the Company's annual audit for its fiscal year ending December 31, 2005, and review of the Company's interim quarterly financial statements for the quarter ended September 30, 2005. The Company had previously engaged Ernst & Young LLP as its principal accountants. On October 25, 2005, the Company dismissed Ernst & Young LLP as its principal accountants. The decision to engage Vitale, Caturano & Company Ltd. and dismiss Ernst & Young LLP was made by the Audit Committee of the Board of Directors.

     In connection with the audits of the two fiscal years ended December 31, 2004 and 2003, and the subsequent interim period through June 30, 2005, there were no: (1) disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events as described by Item 304(a)(1)(iv) of Regulation S-B.

     The audit report of Ernst & Young LLP relating to the consolidated financial statements of Cyberkinetics Neurotechnology Systems, Inc. and subsidiaries as of December 31, 2004, and for the two years then ended, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two year period prior to the date the Company engaged Vitale, Caturano & Company, Ltd. as its independent registered public accounting firm, the Company had not consulted with Vitale, Caturano & Company, Ltd on any matter.

DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share, of which 37,563,783 are currently issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders. Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued shares of our common stock are fully paid for and non-assessable.

Units

Each unit will consist of • share(s) of common stock and a warrant to purchase • shares of common stock.

Preferred Stock

     We are authorized to issue 50,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are currently issued and outstanding. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

Stock Options

     As of June 25, 2007, there were outstanding stock options to purchase 3,464,781 shares of our common stock pursuant to the 2002 Equity Incentive Plan at a weighted average exercise price of $0.97 per share and an additional 1,446,224 shares reserved for future grant under this stock option plan. There were outstanding stock options to purchase 938,395 shares of our common stock pursuant to the 2002 Founders' Option Plan at a weighted average exercise price of $0.10 per share and zero additional shares reserved for future grant under this option plan.

Warrants

     As of June 25, 2007, there were outstanding warrants to purchase 10,585,398 shares of our common stock at a weighted average exercise price of $1.80 per share.

Warrants to be Issued as Part of this Offering

The warrants offered in this offering will be issued pursuant this prospectus. You should review a copy of the form of warrant, which will be filed as an exhibit to an amendment to the registration statement filed with the SEC in connection with this offering, for a complete description of the terms and conditions applicable to the warrants. The following is a brief summary of the terms and conditions of the warrants and is subject in all respects to the provisions contained in the warrants.

Each warrant represents the right to purchase that number of shares of common stock identified therein at an exercise price in an amount equal to • % of the offering price, or equal to $ • per share, subject to adjustment as described below. Each warrant may be exercised on or after the closing date of this offering through and including the fifth anniversary of the closing date.

The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property or we consummate a sale of substantially all of our assets, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to such reorganization event.

No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock. A warrant may be transferred by a holder without our consent, upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the warrant). The warrants will not be listed on any securities exchange or automated quotation system and we do not intend to arrange for any exchange or quotation system to list or quote the warrants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is approved for quotation on the Over-the-Counter Bulletin Board under the trading symbol “CYKN.” From December 10, 2003 through October 11, 2004, we traded under the symbol “TGRV.” A trading market for our common stock did not develop until October 15, 2004. The following table sets forth the high and low bid prices for our common stock on a post-split basis for the periods noted, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended 2007
Second Quarter (through June 25, 2007)	$0.95	$0.38
First Quarter	$1.32	$0.86

Fiscal Year Ended 2006
Fourth Quarter	$1.62	$1.15
Third Quarter	$1.80	$1.30
Second Quarter	$1.50	$1.03
First Quarter	$1.83	$1.26

Fiscal Year Ended 2005
Fourth Quarter	$1.90	$1.20
Third Quarter	$2.65	$1.30
Second Quarter	$3.55	$1.20
First Quarter	$5.00	$1.95

     At June 25, 2007, there were approximately 128 holders of record of our common stock and no holders of record of our preferred stock. The closing sales price of our common stock on June 25, 2007 was $0.42 per share, as reported on the Over-the-Counter Bulletin Board.

SHARES ELIGIBLE FOR FUTURE SALE

     As of June 25, 2007, we had outstanding 37,563,783 shares of common stock.

Rule 144

     All of the _____________ shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933.  As of June 25, 2007, we also have an additional 37,563,783 shares of common stock outstanding, of which 30,130,087 shares of common stock have been previously registered under resale prospectuses or on Form S-8, 6,600,362 shares of common stock have become eligible for resale pursuant to Rule 144 and 833,334 shares of common stock which will become eligible for resale under Rule 144 in October 2007. If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933, their sales of shares would be governed by the limitations and restrictions that are described below.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of June 25, 2007 would equal approximately 375,638; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

 Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

Resale of Shares Underlying Stock Options and Warrants

     Our 2002 Equity Incentive Plan and our 2002 Founders' Option Plan provide for the grant of stock options to purchase up to 6,630,915 shares of common stock in the aggregate, of which as of June 25, 2007, options to purchase 4,403,176 shares were outstanding and options to purchase 1,446,224 shares remained available for grant.

     As of June 25, 2007, there were outstanding warrants to purchase 10,585,398 shares of our common stock.

PLAN OF DISTRIBUTION

We are offering shares of our common stock and warrants to purchase shares of our common stock in units. through placement agents. Subject to the terms and conditions contained in the placement agent agreement, dated [ ], 2007, Cowen and Company, LLC has agreed to act as lead placement agent and Canaccord Adams Inc. has agreed to act as co-placement agent (together, the “Placement Agents”) for the sale of up to _______ units. The Placement Agents are not purchasing or selling any shares or units by this prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of units, but have agreed to use reasonable efforts to arrange for the sale of all _____ units.

The placement agent agreement provides that the obligations of the Placement Agents and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates.

Confirmations and prospectuses will be distributed to all investors who agree to purchase the units, informing investors of the closing date as to such units. We currently anticipate that closing of the sale of ________ shares of common stock will take place on or about _______, 2007. Investors will also be informed of the date and manner in which they must transmit the purchase price for their units. On the scheduled closing date, the following will occur:

•	We will receive funds in the amount of the aggregate purchase price; and

•	Cowen and Company, LLC and Canaccord Adams Inc. will receive the Placement Agents’ fee in accordance with the terms of the placement agent agreement.

We will pay the Placement Agents a commission equal to 7% of the gross proceeds of the sale of units in the offering. In addition, if the gross proceeds of the offering exceed $15,000,000, we have agreed to issue the Placement Agents a warrant to purchase shares of common stock as follows: (i) if the gross proceeds exceed $15,000,000, but are less than or equal to $25,000,000, then the warrant shall be to purchase a number of shares of common stock in the aggregate equal to 2% of the number of shares of common stock sold in the offering, but (ii) if the gross proceeds exceed $25,000,000, then the warrant shall be to purchase a number of shares of common stock in the aggregate equal to 3% of the number of shares of common stock sold in the offering. This placement agents’ warrant will have a five-year term, an exercise price equal to the exercise price of the warrant to purchase shares of our common stock sold as part of each unit in this offering (or one hundred and twenty percent (120%) of the price per share of common stock sold in the offering if no warrants are issued as part of each unit) cashless exercise provisions, customary anti-dilution provisions and such other terms, conditions, rights and preferences as the common stock sold in the offering.

We may also reimburse the Placement Agents for certain legal expenses incurred by then. In no event will the total amount of compensation paid to the Placement Agents and other securities brokers and dealers upon completion of this offering exceed 8% of the maximum gross proceeds of the offering. The estimated offering expenses payable by us, in addition to the Placement Agents’ fee of approximately $_________, are approximately $________, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock. After deducting certain fees due to the Placement Agents and our estimated offering expenses, we expect the net proceeds from this offering to be up to approximately $_______.

We have agreed to indemnify the Placement Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the Placement Agents may be required to make in respect of such liabilities.

We, along with our executive officers and directors have agreed to certain lock-up provisions with regard to future sales of our common shares for a period of ninety (90) days after the offering as set forth in the placement agent agreement.

LEGAL MATTERS

      Legal matters relating to the offering and the validity of the common stock offered in this offering are being passed upon for us by Kirkpatrick & Lockhart Preston Gates Ellis LLP, Boston, Massachusetts. The placement agents have been advised by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California with respect to certain legal matters related to this offering.

EXPERTS

      The consolidated financial statements of Cyberkinetics Neurotechnology Systems, Inc. at December 31, 2006 and 2005 and for each of the years then ended, appearing in this Prospectus and Registration Statement have been audited by Vitale, Caturano & Company, Ltd., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm of experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

      We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, we file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements - December 31, 2006

Interim Financial Statements (Unaudited) - March 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Cyberkinetics Neurotechnology Systems, Inc.

We have audited the accompanying consolidated balance sheets of Cyberkinetics Neurotechnology Systems, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyberkinetics Neurotechnology Systems, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”.

/s/  VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
March 19, 2007

Cyberkinetics Neurotechnology Systems, Inc.

Consolidated Balance Sheets

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$11,835,534	$11,346,372
Accounts receivable	332,288	387,731
Inventory	697,947	235,320
Prepaid expenses and other current assets	563,483	427,987
Total current assets	13,429,252	12,397,410
Property and equipment, net	569,256	619,433
Intangible assets, net	1,802,390	114,071
Deposits and other assets	208,928	140,447
Goodwill	94,027	94,027
Total assets	$16,103,853	$13,365,388

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$882,141	$474,398
Accrued expenses	1,170,622	936,202
Current portion of capital lease obligations	295,948	274,489
Current portion of notes payable and line of credit	1,540,242	473,721
Total current liabilities	3,888,953	2,158,810
Capital lease obligations, net of current portion	250,280	338,048
Notes payable and line of credit, net of current portion	1,864,951	2,526,279
Total long-term liabilities	2,115,231	2,864,327
Commitments -- Note 7
Stockholders' equity:
Common stock, $0.001 par value; 100,000,000 shares authorized in 2006 and 2005; 37,409,214 issued and outstanding at December 31, 2006, 27,157,997 and 25,857,997 issued and outstanding at December 31, 2005, respectively	37,409	27,158
Additional paid-in capital	44,337,458	31,112,108
Common stock in escrow, 1,300,000 shares	-	(13,000)
Deferred compensation	-	(786,364)
Accumulated deficit	(34,275,198)	(21,997,651)
Total stockholders' equity	10,099,669	8,342,251
Total liabilities and stockholders' equity	$16,103,853	$13,365,388

The accompanying notes are an integral part of these consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.

Consolidated Statements of Operations

	Year ended December 31,
	2006	2005
Revenues:
Product sales	$1,037,169	$778,566
Grant income	642,866	280,217
Total revenues	1,680,035	1,058,783
Operating expenses:
Cost of product sales	384,175	187,877
Research and development	6,693,881	5,587,375
Sales and marketing	874,426	331,094
General and administrative	4,233,466	4,049,796
In-process research and development	1,602,239	—
Total operating expenses	13,788,187	10,156,142
Operating loss	(12,108,152)	(9,097,359)
Other income (expense):
Interest income	417,886	177,698
Interest expense	(587,281)	(406,204)
Other expense, net	(169,395)	(228,506)
Net loss	$(12,277,547)	$(9,325,865)
Basic and diluted net loss per common share	$(0.42)	$(0.51)
Shares used in computing basic and diluted net loss per common share	29,361,064	18,386,809

The accompanying notes are an integral part of these consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.

Consolidated Statements of Changes in Stockholders' Equity

			Additional	Shares	Deferred		Total
	Common Stock		Paid-in-	Held in	Compen-	Accumulated	Stockholders’
	Shares	Par Value	Capital	Escrow	sation	Deficit	Equity

Balance at December 31, 2004	16,939,481	$16,939	$17,835,622	$(13,000)	$(85,445)	$(12,671,786)	$5,082,330
Issuance of common stock, net of issuance costs of $781,794	9,835,833	9,836	10,651,370	—	—	—	10,661,206
Issuance of common stock from exercise of stock options and warrants	207,392	208	20,905	—	—	—	21,113
Issuance of common stock to consultants	131,914	131	168,121	—	—	—	168,252
Common stock warrants issued in connection with line-of-credit and loan	—	—	253,642	—	—	—	253,642
Common stock warrants issued to related party	—	—	90,077	—	—	—	90,077
Stock bonus issued to employees	43,377	44	97,555	—	—	—	97,599
Stock-based compensation related to issuance of options to consultants	—	—	805,749	—	—	—	805,749
Stock-based compensation related to issuance of options to employees	—	—	1,189,067	—	(700,919)	—	488,148
Net loss	—	—	—	—	—	(9,325,865)	(9,325,865)
Balance at December 31, 2005	27,157,997	27,158	31,112,108	(13,000)	(786,364)	(21,997,651)	8,342,251
Issuance of common stock, net of issuance costs of $688,265	8,336,668	8,337	9,307,400	—	—	—	9,315,737
Issuance of common stock in connection with acquisition of Andara Life Science Inc.	3,029,801	3,030	2,909,056	—	—	—	2,912,086
Issuance of restricted common stock to employees	100,000	100	—	—	—	—	100
Issuance of common stock from exercise of stock options	84,748	84	15,971	—	—	—	16,055
Cancellation of common stock held in escrow	(1,300,000)	(1,300)	(11,700)	13,000	—	—	—
Common stock warrants issued in connection with loan	—	—	77,918	—	—	—	77,918
Stock-based compensation related to issuance of common stock to consultants	—	—	101,250	—	—	—	101,250
Stock-based compensation related to issuance of options to consultants	—	—	649,233	—	—	—	649,233
Stock-based compensation related to issuance of options and restricted stock to employees	—	—	176,222	—	786,364	—	962,586
Net loss	—	—	—	—	—	(12,277,547)	(12,277,547)
Balance at December 31, 2006	37,409,214	$37,409	$44,337,458	$—	$—	$(34,275,198)	$10,099,669

The accompanying notes are an integral part of these condensed consolidated financial statements

Cyberkinetics Neurotechnology Systems, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,
	2006	2005
Operating activities
Net loss	$(12,277,547)	$(9,325,865)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	495,714	299,003
Stock-based compensation	1,713,069	1,649,825
In-process research and development	1,602,239	—
Non-cash interest on line of credit and notes payable	94,407	117,297
Changes in operating assets and liabilities, net of acquisition
Accounts receivable	55,443	(47,900)
Prepaid expenses and other current assets	(149,889)	(93,956)
Inventory	(462,627)	(112,710)
Deposits and other assets	(70,477)	(57,652)
Accounts payable	(17,257)	150,593
Accrued expenses	231,168	302,726
Deferred revenue	—	(60,432)
Net cash used in operating activities	(8,785,757)	(7,179,071)
Investment activities
Purchases of property and equipment	(209,159)	(345,994)
Acquisition of Andara Life Science, Inc.	(186,598)	—
Net cash used in investing activities	(395,757)	(345,994)
Financing activities
Proceeds from note payable	4,000,000	—
Payments on note payable	(594,807)	(101,316)
Net proceeds from line of credit	—	3,000,000
Payments on line of credit	(3,000,000)	—
Proceeds from capital lease line	237,771	265,080
Payments on capital lease line	(304,080)	(207,287)
Net proceeds from issuance of common stock	9,331,792	10,682,319
Net cash provided by financing activities	9,670,676	13,638,796
Net increase in cash and cash equivalents	489,162	6,113,731
Cash and cash equivalents at beginning of year	11,346,372	5,232,641
Cash and cash equivalents at end of year	$11,835,534	$11,346,372
Supplemental disclosure of noncash investing and financing activities
Common stock warrants issued in connection with line-of-credit	$—	$156,396
Common stock warrants issued in connection with notes payable	77,918	97,246
Cancellation of common stock held in escrow	(13,000)	—

Acquisition of Andara Life Science, Inc.
Fair value of assets acquired	3,526,937	—
Assumed liabilities	(425,000)	—
Acquisition costs incurred	(189,851)	—
Fair value of common stock issued	$2,912,086	$—

The accompanying notes are an integral part of these consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements

1.	Nature of Business and Basis of Presentation

Effective October 7, 2004, pursuant to an Agreement and Plan of Merger, dated July 23, 2004, by and among privately held Cyberkinetics, Inc., a Delaware corporation (“CKI”), Trafalgar Ventures Inc., a publicly-held Nevada corporation (“Trafalgar”), and Trafalgar Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Trafalgar (“Merger Sub”), Merger Sub merged with and into CKI with CKI as the survivor for accounting purposes (the “Merger”). Upon the consummation of the Merger, Trafalgar was renamed Cyberkinetics Neurotechnology Systems, Inc. (“Cyberkinetics” or the “Company”) and effected a reincorporation in the State of Delaware. The Merger was treated as a reverse merger of CKI. Accordingly, from an historical accounting perspective, the period from inception of the Company begins on May 2, 2001, the date of inception of CKI. The financial statements of the Company presented reflect the historical results of CKI prior to the Merger, and of the combined entities following the Merger, and do not include the historical financial results of Trafalgar prior to the consummation of the Merger. Stockholders' equity has been retroactively restated to reflect the number of shares received in the Merger after giving effect to the difference in par value, with the offset to additional paid-in capital.

In February 2006, the Company acquired Andara Life Science, Inc. (“Andara”), an Indiana corporation, through the merger of a wholly-owned subsidiary of Cyberkinetics with and into Andara. Prior to its acquisition, Andara was a privately-held company engaged in the development of a portfolio of programs related to the repair and regeneration of neural tissues, which were developed at the Center for Paralysis Research at Purdue University (Note 13).

The Company is engaged in the research, development, manufacture, sale and distribution of neurological products. Cyberkinetics is developing the Andara™ Oscillating Field Stimulator (“Andara™ OFS™ System”) which is intended to restore function by regenerating nerve tissue damaged in spinal cord injury. The Company is also developing clinical products for human use designed to detect and interpret brain activity in real time. Cyberkinetics operates in one business segment, which is the development and marketing of neurological products. Since its inception on May 2, 2001, the Company has devoted its efforts principally to research and development, licensing of intellectual property, business development activities and raising capital. Prior to the quarter ended June 30, 2005, the Company operated as a development-stage company. During the first half of 2005, the Company made progress in the clinical testing and development of its BrainGate System. During the second quarter of 2005, the Company received 510(k) approval to market its first clinical product the NeuroPort™ System. As a result, the Company determined it was no longer in the development stage.

The Company's future capital requirements will depend upon many factors, including progress with marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the necessity of, and time and costs involved in, obtaining regulatory approvals, competing technological and market developments, and its ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.

Management expects that the Company will continue to incur negative cash flows and net losses for the foreseeable future. Based upon management's current plans, management believes that the Company's existing capital resources will be sufficient to meet the Company's operating expenses and capital requirements through at least December 2007. However, changes in management's business strategy, technology development, marketing plans or other events affecting management's operating plans and expenses, may result in the expenditure of existing cash before that time. If this occurs, the Company's ability to meet its cash obligations as they become due and payable will depend on the Company's ability to sell securities, borrow funds or some combination thereof. The Company may not be successful in raising necessary funds on acceptable terms, or at all. Having insufficient funds, the Company may be required to delay, scale back or eliminate some of its research and development activities or delay the launch of its product candidates.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Cyberkinetics Neurotechnology Systems, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

 Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Company considers short-term investments with original maturity dates of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist of money market accounts.

Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and debt, and are carried at cost, which approximates fair value due to the short-term nature of these instruments.

Concentrations of Credit Risk and Significant Customer Concentrations

Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high-quality financial institutions in the United States. With respect to trade accounts receivable, the Company generally extends thirty-day terms to its customers and does not require collateral. As of each reporting period, the Company periodically assesses the collectibility of its receivables and establishes reserves, as necessary, based on various considerations, including customer credit history, payment patterns and aging of accounts; once management determines an account receivable is not collectible, the account is written-off. The Company has not experienced significant collectibility problems to date.

The Company currently operates in one business segment, that being the development and marketing of advanced-stage neurological products. In 2006 and 2005, 32% and 44%, respectively, of total product sales were made to customers residing outside of the United States. In 2006, international product sales were derived primarily from Israel, Canada and Europe. In 2005, international product sales were derived primarily from Europe and Canada. Balances due from international customers at December 31, 2006 and 2005 were approximately $54,000 and $75,000, respectively. For the years ended December 31, 2006 and 2005, customers to whom sales exceeded 10% of each year's respective total product sales were as follows:

Customer	2006	2005
A	15%	10%
B	13	—
C	12	—
D	11	—
E	3	15
F	1	13
G	—	26

Inventory

Inventory is stated at the lower of cost or market, and is valued on a first-in, first-out basis and includes allocations of labor and overhead. Inventory is reviewed periodically for slow-moving or obsolete issues based on sales activity, both projected and historical. As of December 31, 2006 and 2005, there had been no reserves or write-downs recorded against inventory.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

Property and Equipment

Property and equipment is stated at cost. The Company provides for depreciation using the straight-line method based on the respective asset's estimated useful life. Expenditures for maintenance and repairs are charged to operating expenses as incurred.

Goodwill and Intangible Assets

The Company follows Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142). The Company reviews costs of purchased businesses in excess of net assets acquired (goodwill) and indefinite-lived intangible assets for impairment at least annually, unless significant changes in circumstances indicate a potential impairment may have occurred sooner. The Company performs the annual impairment test as of the first day of its fourth quarter. The Company uses the two step test as required by SFAS 142 to determine if an impairment exists, and if so, to measure the amount of impairment. The fair values used in the tests are estimated using discounted cash flows. As of December 31, 2006 and 2005, there was no impairment of goodwill.

Impairment of Long-Lived Assets

The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). Under SFAS 144, the Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded based upon various techniques to estimate fair value. As of December 31, 2006 and 2005, there was no impairment of long-lived assets.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue from product sales and research grants. Product sales consist of sales of brain computer interface equipment to universities and research hospitals involved in neurological research. Research grants consist of grants obtained from the United States government as well as through subcontracts with research partners.

Product sales are recognized in accordance with SEC Staff Accounting Bulletin (SAB) 104, Revenue Recognition, when persuasive evidence of an arrangement exists, fees are fixed or determinable, delivery has occurred and collection is reasonably assured. Revenue is not recognized until title and risk of loss have transferred to the customer, which generally occurs at the time of shipment. Terms for customers are generally FOB shipping point. The product operates without any custom configuration or installation. Product sales do not contain multiple elements. Following shipment, there are no customer acceptance requirements or installation obligations or continuing service requirements incumbent on the Company. Terms of product sales contain no contractual rights of return. In practice, the Company has not experienced or granted rights of return.

The Company recognizes revenues from research grants as reimbursable, eligible costs are incurred. Eligible costs typically include direct labor costs, other direct costs as outlined in the grant, such as lab materials and supplies and consulting costs, and an overhead allocation as specifically defined by the grant. In accordance with Emerging Issues Task Force (EITF) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent , the Company records grant revenues on a gross basis as the Company is the primary obligor  with respect to its research and development activities. The Company is subject to grant audits as required by the Department of Health and Human Services. Audits may result in adjustments to the amount of grant revenues recorded and funds received. Historically, the Company has not been required to make any adjustments to the amount of grant revenues recorded and funds received as a result of grant audits.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon historical experience and management's evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off when identified. At December 31, 2006 and 2005, there were no allowances for doubtful accounts.

Cost of Product Sales

Cost of product sales primarily consists of purchased components, production materials, direct labor and manufacturing overhead consisting primarily of depreciation of machinery and equipment, rent and utilities related to the Company's manufacturing facility and indirect labor.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

Research and Development Costs

Costs incurred for research and development are expensed as incurred. Research and development expense primarily comprises salaries, salary-related expenses and costs of contractors, materials, amortization of intangible assets acquired from others (patents) and allocations of indirect costs related to research and development efforts.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, the asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for stock-based awards issued to employees under its stock-based compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. Accordingly, no compensation expense was recorded for options awarded to employees with exercise prices equal to or in excess of the stock's fair market value on the grant date. The Company elected to adopt, for periods prior to January 1, 2006, the disclosure requirements of FASB Statement No. 123, Accounting for Stock-Based Compensation , as amended by FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (collectively, SFAS 123) which used a fair value based method of accounting for share-based awards. Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payments (SFAS 123R) using the modified prospective transition method. In conjunction with the adoption of SFAS 123R, the Company applied the principles of Staff Accounting Bulletin No. 107 (SAB 107), which provides guidance on the implementation of SFAS 123R.

SFAS 123R requires companies to record compensation expense for stock options measured at fair value, on the date of grant, using an option-pricing model. The Company elected to determine the fair value of stock options using the Black-Scholes valuation model, which is consistent with the Company's valuation techniques previously utilized under SFAS 123.

On November 10, 2005, the FASB issued FASB Staff Position SFAS 123R-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The Company has elected to adopt the alternative transition method provided by the FASB Staff Position for calculating the tax effects (if any) of stock-based compensation expense pursuant to SFAS 123R. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool related to the tax effects of employee stock-based compensation, and to determine the subsequent impact to the additional paid-in capital pool and the consolidated statements of operations and cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123R.

The Company accounts for stock-based awards issued to non-employees in accordance with the provisions of SFAS 123R and EITF No. 96-18, Accounting For Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), under which compensation expense is generally computed and recognized over the vesting period of the award.

  Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share (SFAS 128), and related interpretations. Under the provisions of SFAS 128, basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares and dilutive common share equivalents then outstanding. Common share equivalents consist of the incremental common shares issuable upon the exercise of stock options and warrants. The Company has excluded the impact of all restricted stock, stock options and warrants from the calculation of historical diluted net loss per common share because all such securities are antidilutive for all periods presented. As part of the Andara acquisition which closed during the first quarter of 2006, the Company issued 3,029,801 shares of common stock, of which 993,377 shares of common stock were issued pursuant to a restricted award and are subject to forfeiture. The shares subject to forfeiture have been excluded from the calculation of net loss per share. During 2006 the Company issued 100,000 shares of restricted stock to an employee. Such shares of restricted stock have been excluded from the calculation of net loss per share. The shares in escrow issued in connection with the Merger in October 2004, which were cancelled in 2006, have been excluded from the calculation for all periods presented.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

The following potentially dilutive, common share equivalents were excluded from the calculation of diluted and pro forma net loss per common share because their effect was anti-dilutive for each of the periods presented:

	At December 31,
	2006	2005
Options	4,188,391	3,239,967
Warrants	10,585,398	6,023,466
Restricted stock	100,000	—
Total	14,873,789	9,263,433

Segment Reporting

The Company has adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information , which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographical areas and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has only one operating segment, the development and commercialization of advanced-stage neurological products.

Recently Issued Accounting Standards

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS No. 109. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, and the provisions of FIN 48 will be applied to all tax positions accounted for under SFAS No. 109 upon initial adoption. The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company does not believe the adoption of FIN 48 will have a material impact on its financial position and results of operations.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 provides guidance on the consideration of effects of the prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The SEC staff believes registrants must quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for the first annual period ending after November 15, 2006 with early application encouraged. The adoption of SAB 108 did not have a material impact on the Company's financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for the Company as of January 1, 2008. The Company is currently evaluating the impact, if any, of SFAS No. 157 on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for the Company on January 1, 2008. The Company is currently evaluating the impact, if any, of adopting SFAS No. 159 on its financial position and results of operations.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

3.	Inventory

Inventory consists of the following at December 31:
	2006	2005
Raw materials	$164,739	$122,008
Work in process	317,413	94,055
Finished goods	215,795	19,257
Total	$697,947	$235,320

4.	Property and Equipment

Property and equipment consist of the following at December 31:

	2006	2005	Useful Life
Computer equipment	$252,911	$226,065	3 years
Software	193,806	98,254	3 years
Furniture and fixtures	61,445	59,633	3 years
Machinery and equipment	790,647	706,979	3 to 5 years
Leasehold improvements	59,896	56,604	Remaining lease term
	1,358,705	1,147,535
Less accumulated depreciation	(789,449)	(528,102)
Property and equipment, net	$569,256	$619,433

Depreciation expense, which includes amortization of assets under capital leases, was $261,347 and $276,488 for the years ended December 31, 2006 and 2005, respectively.

5.	Intangible Assets

Patents, non-competition intangibles and research grant contracts, which were obtained through the Andara acquisition in 2006 and the Bionic Technologies, LLC acquisition in 2002, are being amortized on a straight-line basis over their respective useful lives. Pursuant to SFAS 142, goodwill is not amortized, but is evaluated annually for impairment. Intangible assets consist of the following at December 31:

	2006	2005	Useful Life
Patented technology	$1,900,054	$191,000	8 to 10 years
Non-competition agreements	213,632	—	3 years
Research grant contracts	—	74,000	3 years
	2,113,686	265,000
Less accumulated amortization	(311,296)	(150,929)
Intangible assets, net	$1,802,390	$114,071

As of December 31, 2006, research grant contracts were fully amortized. Amortization expense was $234,367 and $22,515 for the years ended December 31, 2006 and 2005, respectively.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

The estimated remaining amortization expense related to intangible assets with finite lives for each of the five succeeding years and thereafter is as follows:

Year ending December 31:
2007	$264,632
2008	264,632
2009	202,323
2010	193,420
2011	172,396
Thereafter	704,987
$1,802,390

6.	Accrued Expenses

Accrued expenses consist of the following at December 31:

	2006	2005
Payroll and payroll-related	$74,090	$82,818
Accrued vacation	64,576	40,899
Accrued bonuses	400,773	251,838
Accrued professional services	152,160	245,340
Accrued research and development expenses	356,829	134,888
Accrued general and administrative expenses	93,553	145,754
Other	28,641	34,665
	$1,170,622	$936,202

7.	Commitments

Operating Leases

The Company leases office space in Foxborough, Massachusetts and office and laboratory space in Salt Lake City, Utah used for manufacturing and research and development. The Foxborough, Massachusetts lease expires on May 31, 2008, and the Company has an option to renew the lease at the end of the initial term for an additional five-year term. The Salt Lake City, Utah lease expires on November 30, 2009 and the Company has an option to renew the lease at the end of the initial lease term for an additional five-year term. Total rent expense under operating leases was $320,177 and $294,456 for the years ended December 31, 2006 and 2005, respectively. Future minimum lease payments required under noncancellable operating leases at December 31, 2006, are as follows:

Year ending December 31:
2007	$339,611
2008	254,005
2009	181,500
Total minimum lease commitments	$775,116

Capital Leases

In October 2003, the Company entered into a loan and security agreement (the “Capital Lease Line”) with a lender that allows for the Company to borrow funds to finance the purchase of equipment, hardware, leasehold improvements and software. The Company may borrow up to $1,300,000 under this Capital Lease Line. As of December 31, 2006, the Capital Lease Line had approximately $100,000 remaining available to the Company. All borrowings under the Capital Lease Line are collateralized by the assets financed. In connection with the Capital Lease Line, the Company issued to the lender 20,000 warrants to purchase Series A Preferred Stock in 2003. At the closing of the Merger, such warrant converted to a warrant to purchase 20,000 shares of common stock. The warrants, valued at $10,506 under the Black-Scholes model, are exercisable at the option of the holder at $1.00 per share, and expire ten years from the date of issuance. The fair value is being charged to interest expense over the term of the Capital Lease Line. The Capital Lease Line will expire upon the termination of the last remaining lease schedule which, as December 31, 2006, is June 22, 2010.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

During 2006 and 2005, the Company received gross proceeds of $237,771 and $265,080, respectively, from financings completed under the Capital Lease Line.

All financings under the Capital Lease Line have a term of 42 months, a $1.00 buyout option and monthly payments ranging from approximately 2.7% to 2.9% of the total cost of the equipment financed.

At December 31, 2006 and 2005, the Company had capitalized lease equipment totaling $1,259,385 and $990,401 with related accumulated amortization of $716,449 and $460,819, respectively. Such amounts are included in the respective classifications of property and equipment in Note 5. The Company paid interest under the Capital Lease Line for the years ended December 31, 2006 and 2005 of $56,938 and $46,943, respectively.

Future minimum cash payments under the Capital Lease Line at December 31, 2006 are as follows:

Year ending December 31:
2007	$335,751
2008	170,797
2009	87,701
2010	16,738
610,987
Less amount representing interest	(64,759)
Present value of minimum future payments	546,228
Less current portion of capital leases	(295,948)
Long-term portion of capital leases	$250,280

8.	Notes Payable

On March 31, 2005, the Company entered into a one year revolving line-of-credit agreement (the “Line of Credit”) for up to $3,000,000 with a financial institution. Borrowings under the Line of Credit were available in amounts and at the time of the Company's discretion. Borrowings were collateralized by the assets of the Company, excluding intellectual property. The Company agreed not to sell, transfer or otherwise dispose of its intellectual property rights outside the ordinary course of business, except with the prior consent of the financial institution. The Line of Credit provided for customary conditions to the Company's ability to borrow, as well as customary covenants and default provisions. The Line of Credit also contained certain acceleration clauses. Borrowings under the Line of Credit bore interest at prime rate plus 3 percent (10.25% at December 31, 2005). Interest was payable monthly and the principal was due on March 30, 2006. In connection with the execution of the Line of Credit, the Company issued to the financial institution a ten-year warrant to purchase up to 71,429 shares of common stock at an exercise price of $2.10 per share. The Company recorded the fair value of this warrant of $156,396 as a deferred financing cost which was amortized as interest expense over the term of the Line of Credit. The fair value of the warrant was calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield, and a 10-year term. The Company recorded $117,297 of interest expense for the year ended December 31, 2005 related to the warrant. On May 4, 2005, the Company drew down $3,000,000 under the Line of Credit. In 2005, the Company paid interest of $165,875 related to borrowings under the Line of Credit.

On January 5, 2006, the Company paid all amounts due and owing under the Line of Credit.

On December 27, 2005, the Company entered into a Loan and Master Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation (the “Lender”). The Loan Agreement provides for borrowings in an amount up to $6,000,000, of which $4,000,000 became available immediately (“Tranche 1”) and the remaining $2,000,000 is available upon the achievement of certain milestones. Because we did not meet these milestones, the remaining $2,000,000 is no longer available to the Company. As a condition to borrowing any funds under Tranche 1, the Company was required to pay all amounts outstanding and due under the Company's existing Line of Credit and fully satisfy and discharge all related liens, claims and encumbrances on our property and intellectual property. Borrowings are collateralized by the assets of the Company, excluding intellectual property. The Loan Agreement provides for customary conditions to the Company's ability to borrow, as well as customary covenants and default provisions. The Loan Agreement also contains certain acceleration clauses. Borrowings under the agreement bear interest at the Federal Reserve's Three (3) year Treasury Constant Maturities Rate plus 4.2 percent. The Company is required to make interest only payments on all draw-downs for the first six months and the remaining principal and interest will be repaid over 30 months. In connection with the execution of the Loan Agreement, the Company issued to the Lender a ten-year warrant to purchase up to 71,301 shares of common stock at an exercise price of $1.40 per share. The Company recorded the fair value of the warrant of $97,246 as deferred financing cost which amount is being amortized as interest expense over the term of the Loan. The fair value of the warrant was calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield, and a 10-year term.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

On January 10, 2006, the Company borrowed $4,000,000 under the Loan (the “Initial Borrowing”). The Initial Borrowing bears interest at 10.72% annually and interest only is payable for six months; thereafter, the Initial Borrowing will be payable in thirty equal monthly payments of principal plus interest of $152,588. If the Company fails to pay any amounts borrowed when due, the Lender may declare that all amounts borrowed pursuant to the Loan Agreement are immediately due and payable. In connection with the Initial Borrowing, the Company issued to the Lender a ten-year warrant to purchase up to 55,944 shares of the Company's common stock at an exercise price of $1.79 per share. The warrant was valued under the Black Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield and a 10-year term. The Company recorded the fair value of the warrant of $77,918 as a deferred financing cost which amount is being amortized as interest expense over the thirty-six month term of the loan. In 2006, the Company paid interest of $407,546 related to the Initial Borrowing.

Future minimum cash payments with respect to the Initial Borrowing are as follows as of December 31, 2006:

Year ending December 31:
2007	$1,540,242
2008	1,713,714
2009	151,237
Total	3,405,193
Less current portion of loan	(1,540,242)
Long-term portion of loan	$1,864,951

9.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2006, the Company has federal and state net operating loss carryforwards of approximately $25,991,512 and $23,744,467, respectively, available to offset future federal and state taxable income to the extent permitted under the Internal Revenue Code (IRC), expiring in varying amounts through 2026. Under the IRC, certain substantial changes in the Company's ownership may limit the amount of net operating loss and credits carryforwards that can be utilized in any one year to offset future taxable income.

The Company has net deferred tax assets at December 31, 2006 and 2005 that consist of the following:

	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$9,823,794	$6,238,861
Stock-based compensation	1,492,456	1,142,450
Research credits carryforwards	959,178	626,157
Capital lease obligations	219,966	246,669
Other	422,077	230,870
Total deferred tax assets	12,917,471	8,485,007
Valuation allowance	(11,973,009)	(8,156,619)
Total deferred tax assets, net of valuation allowance	944,462	328,388
Deferred tax liabilities:
Intangible assets, net	(725,822)	(81,719)
Property and equipment, net	(218,640)	(246,669)
Total deferred tax liabilities	(944,462)	(328,388)
Net deferred tax asset	$—	$—

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

The Company has provided a valuation allowance for the full amount of these net deferred tax assets, since it is more likely than not that these future benefits will not be realized. However, these deferred tax assets may be available to offset future income tax liabilities and expenses.

Income taxes computed using the federal statutory income tax rate differs from the Company's effective tax rate primarily due to the following:

	Year ended December 31,
	2006	2005
Benefit from income taxes at statutory rate	$(4,174,366)	$(3,170,793)
Stock-based compensation	175,130	—
In-process research and development	544,761	—
Research credits	(225,260)	(189,274)
Change in valuation allowance	3,639,087	3,137,035
Other	40,648	223,032
Benefit from income taxes	$—	$—

10.	Preferred Stock

As of December 31, 2006 and 2005, the Company had 50,000,000 shares of preferred stock authorized and no shares issued and outstanding.

11.	Stockholders' Equity

Common shares reserved for future issuance at December 31, 2006 consist of the following:

Stock options	4,188,391
Warrants	10,585,398
Total common shares reserved	14,773,789

Total warrants outstanding at December 31, 2006 by expiration date were as follows:

	Number of Shares	Exercise Price per Share	Expiration Date

Common stock warrants	48,430	$0.10	August 13, 2007
Common stock warrants	100,000	$3.00	November 4, 2009
Common stock warrants	660,000	$6.00	November 4, 2009
Common stock warrants	5,052,306	$1.60	September 26, 2010
Common stock warrants	4,505,988	$1.40	October 18, 2011
Common stock warrants	20,000	$1.00	December 8, 2013
Common stock warrants	71,429	$2.10	March 31, 2015
Common stock warrants	71,301	$1.40	December 27, 2015
Common stock warrants	55,944	$1.79	January 10, 2016
Total outstanding at the end of the year	10,585,398

During 2006, the Company issued 100,000 shares of restricted common stock to an employee, none of which was vested as of December 31, 2006.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

Private Placement

On September 26, 2005, the Company completed a private placement (“2005 Private Placement”) whereby it sold 9,536,000 shares of common stock and issued warrants to purchase another 4,768,000 shares of our common stock to accredited investors. The shares were issued at a purchase price of $1.20 per share pursuant to the terms of the Securities Purchase Agreement, resulting in net proceeds, assuming no exercise of warrants issued, of $10,661,206. Each of the investors received a five-year warrant to purchase up to fifty percent (50%) of the number of shares purchased by such investor in the 2005 Private Placement at an exercise price per share of $1.60.

In consideration of the investment in the 2005 Private Placement, the Company granted to each investor certain registration rights on a best efforts basis with respect to the Shares and the Warrant Shares. The Shares and Warrant Shares were registered under a Form SB-2, which the Securities and Exchange Commission declared effective on October 31, 2005.

As partial consideration for the services rendered in connection with leading the 2005 Private Placement, the Company issued 300,000 shares of the Company's common stock and warrants, identical to those described above, to purchase 284,384 shares of the Company's common stock for services rendered in connection with the 2005 Private Placement. These warrants were valued at $358,548 calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield and a 5-year term.

On October 18, 2006, the Company completed a private placement (“2006 Private Placement”) whereby it sold 8,336,668 shares of its common stock and issued warrants to purchase up to 4,168,338 shares of its common stock to accredited investors resulting in net proceeds, assuming no exercise of the warrants, of approximately $9,316,000. These warrants were valued at $4,696,154 calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 4.78%, no dividend yield and a 5-year term.

The Shares were issued at a purchase price of $1.20 per share pursuant to the terms of a Securities Purchase Agreement entered into by the Company and each of the investors. Each of the investors received a five (5)-year warrant to purchase up to fifty percent (50%) of the number of Shares purchased by such investor in the 2006 Private Placement, at an exercise price per share of $1.40.

C.E. Unterberg, Towbin, LLC and WBB Securities, LLC served as placement agents for the 2006 Private Placement and, for services rendered, received aggregate cash consideration of approximately $630,280. For their services, C.E. Unterberg, Towbin, LLC also received a warrant to purchase up to 337,650 shares of common stock on the same terms as the investor warrants. These warrants were valued at $380,405 calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 4.78%, no dividend yield and a 5-year term.

In consideration of the investment in the 2006 Private Placement, the Company granted to each investor certain registration rights with respect to the Shares and the Warrant Shares. The Shares and Warrant Shares, except for shares and warrant shares held by Oxford Bioscience Partners and affiliated entities (Oxford), were registered under a Form SB-2, which the Securities and Exchange Commission declared effective on February 13, 2007. The shares and warrant shares held by Oxford were not included in the Form SB-2 due to the Securities and Exchange Commission's determination that Oxford was a “deemed underwriter”. As a result, the Company agreed to issue to Oxford a certain number of shares of its restricted common stock valued at $50,000 in exchange for Oxford agreeing to waive its registration rights and any liquidated damages that it may have been entitled to receive under the Registration Rights agreement. This amount will be charged to expense in 2007.

12.	Stock Option Plans

Prior to January 1, 2006, the Company accounted for stock-based awards issued to employees under its stock-based compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. Accordingly, no compensation expense was recorded for options awarded to employees with exercise prices equal to or in excess of the stock's fair market value on the grant date. The Company elected to adopt, for periods prior to January 1, 2006, the disclosure-only requirements of FASB Statement No. 123, Accounting for Stock-Based Compensation , as amended by FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (collectively, SFAS 123) which used a fair value based method of accounting for share-based awards. Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payments (SFAS 123R) using the modified prospective transition method. In conjunction with the adoption of SFAS 123R, the Company applied the principles of Staff Accounting Bulletin No. 107 (SAB 107), which provides guidance on the implementation of SFAS 123R.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

SFAS 123R requires companies to record compensation expense for stock options measured at fair value, on the date of grant, using an option-pricing model. The Company elected to determine the fair value of stock options using the Black-Scholes valuation model, which is consistent with the Company's valuation techniques previously utilized under SFAS 123.

In accordance with the provisions of the modified prospective transition method under SFAS 123R, the Company has not restated prior period amounts. Under this transition method, compensation expense for the year ended December 31, 2006 includes compensation expense for all stock-based awards granted prior to, but not yet vested as of, January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Stock-based compensation expense for all stock-based awards granted after January 1, 2006 is based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Stock-based compensation expense includes an estimate for forfeitures and is recognized over the vesting period of the award on a straight-line basis. The Company adjusts this estimate to reflect actual forfeitures at the end of each reporting period. The Company evaluated the need to record a cumulative effect adjustment relating to estimated forfeitures for unvested previously issued awards, and the impact was not deemed to be material.

As a result of adopting SFAS 123R, the Company recorded stock-based compensation of $962,586, or $0.03 per share, for the year ended December 31, 2006 for stock-based awards granted to employees. These amounts represent an incremental charge of $376,839, or $0.01 per share, as compared to the Company's previous method of accounting for stock-based awards to employees under APB 25. The Company has not capitalized any employee stock-based compensation in its balance sheets and the adoption of SFAS 123R had no impact on its cash flow from operations or financing activities.

The Company accounts for stock-based awards issued to non-employees in accordance with the provisions of SFAS 123R and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), under which compensation expense is generally computed and recognized as awards vest.

The following table presents the Company's pro forma net loss and net loss per common share for the year ended December 31, 2005 had compensation expense for the Company's stock-based compensation plans been determined based on the fair value at grant dates as calculated in accordance with SFAS 123.

Year Ended December 31, 2005
Net loss as reported	$(9,325,865)
Add: Stock-based employee compensation expense included in reported net loss	585,747
Deduct: Stock-based employee compensation expense determined under fair value-based method for all employee awards	(867,199)
Pro forma net loss	$(9,607,317)
Basic and diluted net loss per share as reported	$(0.51)
Pro forma basic and diluted net loss per share	$(0.52)

The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model. The weighted-average fair values of options granted during the years ended December 31, 2006 and 2005 were $1.13 and $1.45 per share, respectively. As required by SFAS 123R, the Company records stock-based compensation expense only for those awards that are expected to vest. Forfeitures were estimated based on historical experience and the Company expects forfeitures to be 5% annually. The following assumptions were made for options granted during the years ended December 31, 2006 and 2005:

	2006	2005
Expected volatility (1)	100%	100%
Expected dividend yield (2)	0%	0%
Expected lives of options (in years) (3)	6.25-9	5
Risk-free interest rate (4)	4.78%	3.75%

(1)
The Company's common stock is approved for quotation on the Over-the-Counter Bulletin Board and began trading on October 15, 2004. Based on this short trading history, the Company determined the expected volatility based on public small capitalization stocks with significant risk (scientific or otherwise), which tend to have a relatively high volatility. The Company will re-evaluate this method as additional historical stock price data is obtained.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

(2)	No cash dividends have been declared on the Company's common stock since the Company's inception and the Company does not anticipate paying cash dividends over the expected term of the option.

(3)	During 2006, the expected life is generally determined using the short-cut method permitted under SAB No. 107.

(4)	The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with maturity dates equivalent to the expected term of the option.

As of December 31, 2006, there was $1,871,782 of total unrecognized compensation cost related to non-vested options granted to employees under all equity compensation plans. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. The Company expects to recognize that cost over a weighted-average period of 1.89 years.

Stock Option Plans

2002 Equity Incentive Plan

On August 12, 2002, the Company's Board of Directors and stockholders adopted the 2002 Equity Incentive Plan (the 2002 Equity Plan). The 2002 Equity Plan provides for the granting of shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for officers, directors, employees, consultants and advisers. On June 7, 2006, Cyberkinetics' Board of Directors and its stockholders amended the 2002 Equity Plan to increase the total number of shares available from 3,500,000 to 4,400,000. At December 31, 2006, a total of 3,123,976 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Equity Plan.

Pursuant to the 2002 Equity Plan, the Board of Directors (or committees designated by the Board) may grant incentive and nonqualified stock options, restricted stock and other stock awards to the Company's officers, directors, employees, consultants and advisers. The options can be exercisable at various dates, as determined by the Company's Board of Directors, and will expire no more than ten years from the date of grant. Options granted under the 2002 Equity Plan are restricted as to transfer. All options granted on or after October 15, 2004, the date the Company's common stock began trading publicly, are valued using the closing sales price for the Company's common stock as of the date of the grant. For holders of more than 10% of the Company's voting stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company's common stock at the date of grant, with an expiration date not to exceed five years. Options granted to new employees generally vest at a rate of 25% on the first anniversary of the grant and thereafter at the rate of 6.25% of the initial grant at the end of each successive three-month period. Annual option grants to existing employees generally vest at a rate of 6.25% of the initial grant at the end of each successive three-month period beginning from the date of grant.

2002 Founders' Option Plan

On August 12, 2002, the Company's Board of Directors and stockholders adopted the 2002 Founders' Option Plan (the 2002 Founders' Plan). The 2002 Founders' Plan provides for the granting of shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for certain key employees and stockholders. Options granted under the 2002 Founders' Plan will expire no more than ten years from the date of grant and generally vest monthly over a four-year period beginning from the date of grant. The total number of shares available under the 2002 Founders' Plan is 1,230,915. At December 31, 2006, a total of 1,064,415 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Founders' Plan.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

A summary of option activity for all plans for the year ended December 31, 2006 is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Yrs.)	Aggregate Intrinsic Value
Outstanding at December 31, 2005	3,239,967	$0.54
Granted	1,192,653	$1.45
Exercised	(84,748)	$0.19
Forfeited	(159,481)	$1.65
Outstanding at December 31, 2006	4,188,391	$0.76	8.04	$2,788,344
Exercisable at December 31, 2006	2,263,701	$0.36	7.87	$2,448,978

The aggregate intrinsic value included in the table above represents the difference between the exercise price of the options and the market price of the Company's common stock for the options that had exercise prices that were lower than the $1.22 market price of the Company's common stock at December 31, 2006. The total intrinsic value of stock options exercised during the years ended December 31, 2006 and 2005 was $112,669 and $270,238, respectively, determined on the date of exercise. During the years ended December 31, 2006 and 2005, the Company received proceeds of $16,056 and $20,612, respectively, from the exercise of stock options.

During 2003, stock options to purchase common stock were issued to consultants at exercise prices less than the fair value of the underlying common stock, with performance-based vesting. These options have been recorded at fair value using the Black-Scholes option-pricing model assumptions. These options are subject to variable plan accounting and are re-measured at each reporting period. During the years ended December 31, 2006 and 2005, the Company recorded stock-based compensation expense related to options issued to non-employees of $649,233 and $805,749, respectively.

13.	Acquisition of Andara Life Science, Inc.

Pursuant to an Agreement and Plan of Merger dated February 14, 2006 (the “Andara Merger Agreement”), among Cyberkinetics, Andara and Andara Acquisition Corp., a wholly-owned subsidiary of the Company, (“Acquisition”), on the filing of a Certificate of Merger in the State of Delaware and Articles of Merger in the State of Indiana, Acquisition merged with and into Andara and all of the issued and outstanding capital stock of Andara was exchanged for an aggregate of 3,029,801 shares of common stock, $0.001 par value per share (“Common Stock”) of the Company, of which 993,377 shares of Common Stock were issued pursuant to a restricted stock award and subject to forfeiture (“Restricted Stock”). The Restricted Stock is subject to forfeiture if certain specific milestones are not achieved by the surviving corporation within thirty-six (36) months of the Merger. Andara was the surviving corporation in the Merger and became a wholly-owned subsidiary of Cyberkinetics. As the restricted stock is considered contingent consideration, only the 2,036,424 shares of unrestricted common stock (3,029,801 issued less 993,377 restricted shares) has been included as part of the aggregate purchase price calculation. In accordance with to SFAS No. 141 Business Combinations (SFAS No. 141) and EITF Issue No 98-3 Determining whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business , the Company determined that this transaction does not constitute a business combination and accordingly, has accounted for it as an asset purchase. The accounting for the transaction is similar to purchase accounting under SFAS No. 141, except that goodwill is not recorded.

The total consideration of $3,102,000 consisted of $2,912,000 of unrestricted Cyberkinetics common stock and approximately $190,000 in transaction costs which primarily consisted of fees paid for legal and accounting services. The Company determined the value of the common stock issued to acquire Andara based on the fair market value of the common stock on the closing date of acquisition in accordance with EITF Issue 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination .  The amount of consideration paid by Cyberkinetics was determined through arms-length negotiation between Cyberkinetics and Andara. There was no material pre-existing relationship between Andara or its stockholders and the Company or any of its affiliates, directors or officers, or any associate of a director or officer of the Company.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

The fair value of the tangible and intangible assets acquired and liabilities assumed were recorded as follows:

Property and Equipment	$2,012
Intangible assets
Non-competition agreements (estimated useful lives of 3 years)	213,632
Developed technology (estimated useful life of 10 years)	1,709,054
Acquired in process research and development	1,602,239
Current Liabilities	(425,000)
Net assets acquired	$3,101,937

The fair market value of the intangible assets acquired was based on a valuation determined using an income approach for the developed technology and a discounted cash flow analysis for the non-competition agreements and In Process Research and Development (“IPR&D”). The discount rate used in determining the net present value of the cash flows was 36% and is consistent with the overall risks of developing the projects. In determining the value of the IPR&D, the Company considered the clinical development timeline and costs, market size and nature of the industry. The value of the acquired IPR&D reflects the relative value and contribution of the acquired research and development. The IPR&D was written off immediately upon the consummation of the transaction and is presented as a separate line on the Company's Statement of Operations. The non-competition agreements and developed technology are being amortized over their estimated useful life of three and ten years, respectively.

The Company's Statement of Operations includes the results of operations of Andara since the date of the acquisition. For the year ended December 31, 2006, the Company recorded $211,852 of amortization expense related to the non-competition agreements and developed technology of which the entire amount was included in research and development.

The following unaudited pro forma consolidated information gives effect to the acquisition of Andara as if the acquisition occurred on January 1, 2005.

	Year Ended December 31,
	2006	2005
Total revenue	$1,680,035	$1,058,783
Net loss	(10,893,048)	(10,701,003)
Net loss per share	$(0.37)	$(0.52)

The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisition been in effect for the periods presented, nor do they purport to be indicative of the results that may be obtained in the future.

14.	Licensing Arrangements

In August 2002 (see Note 13), the Company issued warrants to purchase 48,430 fully paid and nonassessable warrants for shares of common stock to BURF, at a price of $0.10 per share, as partial consideration for an exclusive, royalty-bearing license, including the right to grant sublicenses, of Brown University's and MIT's collaborative licensed technology pertaining to neural signal decoding. These warrants expire in July 2007. Also in consideration, the Company issued 43,600 and 10,900 shares of common stock to BURF and to MIT, respectively. In addition, the Company will pay BURF royalties equal to 3% of the first $50,000,000 of aggregate net sales, and 1.5% of net sales over $50,000,000. The Company paid a fee of $50,000 upon execution, which was charged to research and development expense, and will commence paying $50,000 each year in maintenance fees beginning on the third anniversary date. The Company's obligation to pay royalties will terminate on a country-by-country basis upon the date on which the last valid claim of infringement by the manufacture, use or sales of the licensed product would cease to be a valid claim. After such lapse, no further royalty payment will be due in each respective country, and the Company will hold a fully paid-up, perpetual, exclusive, irrevocable, royalty-free license. During 2006 and 2005, the Company made $50,000 maintenance fee payments to Brown due under this license agreement. These amounts are being amortized to research and development expense on a straight-line basis over the applicable one year period covered by each respective maintenance payment. The Company has the right to terminate the license agreement with BURF and MIT at any time by giving written notice. Termination will not release either party from any obligations that have matured by the effective termination date, and certain obligations survive the termination, including royalty payments on net sales of licensed products, as defined.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

The common stock issued to BURF and MIT was recorded using a fair value of $0.15 per share. In accordance with guidance in APB 29, Accounting for Non-Monetary Transactions (APB 29), the Company determined that using the market value of the common stock on the date the shares were issued was a better measure of the value of the transaction rather than using the value of the license agreement, which was not as readily determinable. The aggregate fair value of the common stock issued to BURF and MIT was $8,175, and was expensed to research and development in 2002. The warrants vest upon the occurrence of four certain vesting events. In accordance with FAS 123, as amended by FAS 148, and EITF Issue 96-18, the Company has determined that the measurement date is the date at which vesting occurs. A significant disincentive for nonperformance does not exist and thus there is no performance commitment. A “vesting event” occurs when the Company elects to exercise its option to acquire an exclusive license to an Additional Invention, as defined in the license agreement, and such additional license is licensed to the Company in accordance with the license agreement. The warrant will vest 25% for the first vesting event, 25% for the second vesting event, 25% for the third vesting event, and 25% for the fourth vesting event. Based on this vesting schedule, the amount of shares that will eventually vest, if any, is uncertain at the time of grant. In accordance with guidance noted above, the Company will use the lowest aggregate amount within a range of potential values for measurement and recognition purposes. Such amount is currently zero. The Company performs a quarterly evaluation of whether Additional Inventions exist that it may be interested in acquiring an exclusive license. If strong evidence exists that the Company will elect to acquire an exclusive license to an Additional Invention, the Company will determine the fair value of the first 25% of the warrants, or more as appropriate, using the Black-Scholes option-pricing model. The Company will record the fair value of the warrants to research and development expense when the warrants vest. In September, 2005, the
 Company signed a collaborative research and licensing agreement with Brown University through which Cyberkinetics will allow specific researchers at Brown University access to certain human clinical data obtained through the Company's research and development programs in exchange for the Company's right to a range of options to exclusive worldwide licenses for any proprietary inventions derived from the work done by the researchers based upon Cyberkinetics' data. In connection with executing the agreement, the Company agreed to fully vest the warrant. As a result, the Company charged $90,077, the fair value of the warrant, to research and development expense. The value of the warrant was calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield, and a 2-year term.

In August 2002, the Company entered into an agreement with Emory University (“Emory”) for an exclusive, sublicenseable, royalty-bearing license for Emory's technology pertaining to the control of external devices by nervous system signals. The Company paid fees of $40,000 related to the license, and issued 40,000 shares of common stock in partial consideration. The Company agreed to pay a 3% royalty on the first $17 million in annual net licensed product sales, and 1% on net sales exceeding $17 million within the same year. These annual royalties payable may be reduced by 50% of royalties payable to third parties by the Company or its affiliates or sublicensees on the same net sales, provided that no less than 1% of net sales is paid to Emory in any given year. The royalties will terminate at the later of either the expiration of the last valid claim upon the patents or the tenth year anniversary of the Company's first commercial shipment. Additionally, the Company is obligated to make milestone payments to Emory of $25,000 and $50,000 upon the occurrence of U.S. Investigational Device Exemption (“IDE”) approval and U.S. 510(k) approval, respectively. Commencing upon the fourth anniversary of the agreement's effective date, the Company will make annual minimum royalty payments of $75,000 to Emory. During 2006, the Company made its first annual minimum royalty payment of $75,000 to Emory. This amount is being amortized to research and development expenses on a straight-line basis over the one year period applicable to the maintenance payment. These minimum royalties may net against the running royalties payable in the same period. The 40,000 shares of common stock issued was recorded using a fair value of $0.15 per share. In accordance with APB 29, the Company determined that using the market value of the common stock on the date the shares were issued was a better measure of the value of the transaction rather than using the value of the license agreement which was not as readily determinable. The aggregate fair value of the common stock issued to Emory was $6,000, and was expensed to research and development in 2003. The $30,000 reimbursement and $10,000 execution fees were charged to research and development expense in 2002. The $25,000 milestone payment for U.S. IDE approval was charged to research and development in 2004.

In January 2003, the Company issued warrants to purchase 33,189 shares of common stock to the University of Utah Research Foundation (“UURF”), for an exercise price of $0.015 per share, in partial consideration for an exclusive, royalty-bearing license, including right to grant sublicenses for UURF's proprietary technology pertaining to neural signal amplification and electrode arrays. These warrants expire in August 2007. The fair value of the warrants were determined using the Black-Scholes method based on contractual lives of the warrants of five years, a risk-free interest rate of 3.33%, volatility of 70% and no expected dividends. The market value of the common stock used in this fair value calculation was $0.15 per share. The fair value of the warrants was determined to be $4,554. The warrants were fully exercisable upon execution of the agreement and accordingly, the full fair value of $4,554 was recorded immediately to research and development expense. In addition to the warrants, the Company will also pay UURF royalties equal to 2.5% of net sales of licensed products. The Company will also pay UURF royalties equal to 40% of gross consideration, as defined in the license agreement, received from sublicensees through December 31, 2003, 30% through December 31, 2005 and 25% thereafter. The Company has paid $3,000 to UURF in each of the years ended December 31, 2006 and 2005, respectively. The Company has the right to terminate the license agreement at any time by giving written notice. Termination will not release either party from any obligation or liability accrued prior to the effective termination date. The Company will also be required to pay royalties to UURF on any licensed products held at termination, which are disposed of within 90 days of the effective termination date.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

In connection with the acquisition of Andara in February 2006, the Company became the licensee of an exclusive, sublicenseable, royalty bearing license with Purdue Research Foundation (“PRF”) for the development and commercialization of the PRF technology pertaining to the Andara™ OFS™ system and the Andara™ OFS™ Plus system, and a series of neurotrophic and other drugs to be utilized with the Andara™ OFS™ system or on their own. The Company agreed to pay royalties to PRF based upon gross receipts generated from the various licensed products. The OFS™ Plus technology is co-licensed from Indiana University Research and Technology Corporation (“IURT”). The Company has not yet generated any gross receipts related to the PRF technology. The Company agreed to pay a 3% royalty on product sales of the Andara™ OFS™ system and a 6% royalty on product sales of the Andara™ OFS™ Plus system. The Company may reduce, by up to 50%, the royalties due to PRF by the royalties paid to third parties provided the reductions do not exceed 50% during any given annual reporting period. The Company is not required to make any milestone payments related to the Andara™ OFS™ system and Andara™ OFS™ Plus system. For the remaining licensed products, the Company is obligated to make up to four milestone payments to PRF for each product; one at the completion of each clinical trial phase I, II and III, respectively and one at the time of the product launch. The milestone payments range from $30,000 due at completion of clinical trial phase I to $1,500,000 due at the time of product launch. Such payments vary in scale depending on potential market size of the product. The Company is obligated to make annual maintenance payments to PRF of $100,000 beginning in 2009, $250,000 in 2010 through 2012 and $500,000 in 2013 and beyond. These maintenance payments may be credited against any royalties or other payments due to PRF during the same annual period. This license agreement will terminate at the later of either the expiration of the last valid claim upon the patents or the tenth-year anniversary of the first commercial shipment of a licensed product.

15.	Related Party Transactions

During 2006 and 2005, the Company recognized product sales of $32,050, and $4,013 to Brown University, respectively. The Company's Chief Scientific Officer, who is also a member of the Company's Board of Directors, is a professor and the Chairman of the Neuroscience Department at Brown University. There were no amounts due from Brown University at December 31, 2006 and 2005.

The Company recognized product sales of $22,000 and $4,395 to the University of Chicago in 2006 and 2005. A member of the Company's Board of Directors is an assistant professor at the University of Chicago. Amounts due from the University of Chicago at December 31, 2006 and 2005 totaled $2,032 and $0 respectively.

16.	Employee Benefit Plan

The Company sponsors a defined contribution 401(k) benefit plan for all employees over the age of 21. Employees may elect to defer up to 15% of their annual compensation, up to the statutory limits. The Company matches the contributions of employees at 50% of the first 4% of their contributions. The Company made contributions to the plan of $41,822 and $47,327 during 2006 and 2005, respectively.

Cyberkinetics Neurotechnology Systems, Inc.

Condensed Consolidated Balance Sheets

	As of
	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,176,067	$11,835,534
Accounts receivable	303,523	332,288
Inventory	726,362	697,947
Prepaid expenses and other current assets	524,095	563,483
Total current assets	10,730,047	13,429,252

Property and equipment, net	519,518	569,256
Intangible assets, net	1,736,232	1,802,390
Deposits and other assets	198,402	208,928
Goodwill	94,027	94,027
Total assets	$13,278,226	$16,103,853

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$420,249	$882,141
Accrued expenses	1,468,545	1,170,622
Current portion of capital lease obligations	244,208	295,948
Current portion of notes payable and line of credit	1,581,890	1,540,242
Total current liabilities	3,714,892	3,888,953

Capital lease obligations, net of current portion	211,679	250,280
Notes payable, net of current portion	1,453,513	1,864,951
Total long-term liabilities	1,665,192	2,115,231

Commitments — Note 6

Stockholders' equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 37,562,657 and 37,409,214 issued and outstanding at March 31, 2007 and December 31, 2006, respectively	37,563	37,409
Additional paid-in capital	44,753,200	44,337,458
Accumulated deficit	(36,892,621)	(34,275,198)
Total stockholders' equity	7,898,142	10,099,669
Total liabilities and stockholders' equity	$13,278,226	$16,103,853

 The accompanying notes are an integral part of these condensed consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.

Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
Revenues:
Product sales	$381,078	$132,200
Grant income	115,366	252,480
Total revenues	496,444	384,680

Operating expenses:
Cost of product sales	114,362	49,768
Research and development	1,587,774	1,396,278
Sales and marketing	249,010	109,979
General and administrative	1,174,562	1,054,089
In-process research and development	-	1,602,239
Total operating expenses	3,125,708	4,212,353

Operating loss	(2,629,264)	(3,827,673)

Other income (expense):
Interest income	130,129	108,832
Interest expense	(118,288)	(181,816)
Other income (expense), net	11,841	(72,984)

Net loss	$(2,617,423)	$(3,900,657)
Basic and diluted net loss per common share	$(0.07)	$(0.15)
Shares used in computing basic and diluted net loss per common share	36,331,674	26,876,209

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended,
	March 31, 2007	March 31, 2006
Operating activities
Net loss	$(2,617,423)	$(3,900,657)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	129,216	99,354
Stock-based compensation	403,294	380,905
In-process research and development	-	1,602,239
Non-cash interest on line of credit and notes payable	13,827	52,926
Changes in operating assets and liabilities, net of acquisition
Accounts receivable	28,765	20,296
Prepaid expenses and other current assets	39,388	69,574
Inventory	(28,415)	(163,126)
Deposits and other assets	(3,301)	15,259
Accounts payable	(461,892)	(614,186)
Accrued expenses	297,923	155,546
Net cash used in operating activities	(2,198,618)	(2,281,870)

Investment activities
Purchases of property and equipment	(13,320)	(112,641)
Acquisition of Andara Life Science, Inc.	-	(21,190)
Net cash used in investing activities	(13,320)	(133,831)

Financing activities
Proceeds from note payable	-	4,000,000
Payments on note payable and line of credit	(369,790)	(3,000,000)
Proceeds from capital lease line	-	139,613
Payments on capital lease line	(90,341)	(66,261)
Net proceeds from issuance of common stock	12,602	448
Net cash provided by (used in) financing activities	(447,529)	1,073,800

Net decrease in cash and cash equivalents	(2,659,467)	(1,341,901)
Cash and cash equivalents at beginning of period	11,835,534	11,346,372
Cash and cash equivalents at end of period	$9,176,067	$10,004,471

Supplemental disclosure of noncash investing and financing activities
Common stock warrants issued in connection with notes payable	$-	$77,918

Acquisition of Andara Life Science, Inc.
Fair value of assets acquired	$-	$3,526,937
Assumed liabilities	-	(425,000)
Acquisition costs incurred	-	(189,850)
Fair value of common stock issued	$-	$2,912,087

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Condensed Consolidated Financial Statements - (Unaudited)

1.  Nature of Business and Basis of Presentation

Cyberkinetics Neurotechnology Systems, Inc. (“Cyberkinetics” or the “Company”) is engaged in the research, development, manufacture, sale and distribution of neurological products. Cyberkinetics is developing the Andara™ Oscillating Field Stimulator (“Andara™ OFS™ System”) which is intended to restore function by regenerating nerve tissue damaged in spinal cord injury. The Company is also developing clinical products for human use designed to detect and interpret brain activity in real time. Cyberkinetics operates one business segment, which is the development, manufacturing and marketing of neurological products. Since its inception on May 2, 2001, the Company has devoted its efforts principally to research and development, licensing of intellectual property, business development activities and raising capital.

In February 2006, the Company acquired Andara Life Science, Inc. (“Andara”), an Indiana corporation, through the merger of a wholly-owned subsidiary of Cyberkinetics with and into Andara. Prior to its acquisition, Andara was a privately-held company engaged in the development of a portfolio of programs related to the repair and regeneration of neural tissues, which were developed at the Center for Paralysis Research at Purdue University.

The Company's future capital requirements will depend upon many factors, including progress with marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the necessity of, and time and costs involved in, obtaining regulatory approvals, competing technological and market developments, and its ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.

Management expects that the Company will continue to incur negative cash flows and net losses for the foreseeable future. Based upon management's current plans, management believes that the Company's existing capital resources will be sufficient to meet the Company's operating expenses and capital requirements through at least December 2007. However, changes in management's business strategy, technology development, marketing plans or other events affecting management's operating plans and expenses, may result in the expenditure of existing cash before that time. If this occurs, the Company's ability to meet its cash obligations as they become due and payable will depend on the Company's ability to sell securities, borrow funds or some combination thereof. The Company may not be successful in raising necessary funds on acceptable terms, or at all. Having insufficient funds, the Company may be required to delay, scale back or eliminate some of its research and development activities or delay the launch of its product candidates.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States applicable to interim periods. These statements, however, are condensed and do not include all disclosures required by accounting principles generally accepted in the United States for complete financial statements and should be read in conjunction with the Company's consolidated financial statements and related footnotes for the fiscal year ended December 31, 2006, which are included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 2, 2007.

In the opinion of management, the unaudited financial statements contain all adjustments (all of which were considered normal and recurring) necessary to present fairly the Company's financial position at March 31, 2007, the results of operations for the three months ended March 31, 2007 and March 31, 2006, and cash flows for the three months ended March 31, 2007 and March 31, 2006. The preparation of the Company's condensed consolidated financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts and disclosure of certain assets and liabilities at the balance sheet date.

The results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year or any other interim period.

2.  Stock-Based Compensation

The Company accounts for all stock-based awards issued to employees in accordance with the provisions of SFAS No. 123 (revised 2004), Share-Based Payments (SFAS 123R). SFAS 123R requires companies to record compensation expense for stock options measured at fair value, on the date of grant, using an option-pricing model. The Company determines the fair value of stock options using the Black-Scholes valuation model. Stock-based compensation expense includes an estimate for forfeitures and is recognized over the vesting period of the award on a straight-line basis. The Company adjusts this estimate to reflect actual forfeitures at the end of each reporting period.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Condensed Consolidated Financial Statements - (Unaudited) (Continued)

The Company accounts for stock-based awards issued to non-employees in accordance with the provisions of SFAS 123R and EITF No. 96-18, Accounting For Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), under which compensation expense is generally computed and recognized over the vesting period of the award.

The Company recorded stock-based compensation of $317,019 and $201,791 for the three months ended March 31, 2007 and 2006 for stock-based awards granted to employees, respectively.

The weighted-average fair values of options granted during the three months ended March 31, 2007 and 2006 were $0.98 and $1.07 per share, respectively. Forfeitures were estimated based on historical experience and the Company expects forfeitures to be 5% annually. The following assumptions were made for options granted during the three months ended March 31, 2007 and 2006:

	2007	2006
Expected volatility (1)	105%	100%
Expected dividend yield (2)	0%	0%
Expected lives of options (in years) (3)	6.25	6.25
Risk-free interest rate (4)	4.55%	4.78%

(1)
The Company's common stock is approved for quotation on the Over-the-Counter Bulletin Board and began trading on October 15, 2004. Based on this short trading history, prior to 2007, the Company determined the expected volatility based on public small capitalization stocks with significant risk (scientific or otherwise), which tend to have a relatively high volatility. In 2007, the Company began calculating volatility based on its historical stock price.

(2)	No cash dividends have been declared on the Company's common stock since the Company's inception and the Company does not anticipate paying cash dividends over the expected term of the option.

(3)	The expected life is generally determined using the short-cut method permitted under SAB No. 107.

(4)	The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with maturity dates equivalent to the expected term of the option.

As of March 31, 2007, there was $2,020,353 of total unrecognized compensation cost related to non-vested options granted to employees under all equity compensation plans. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. The Company expects to recognize that cost over a weighted-average period of 2.16 years.

A summary of option activity for all plans for the three months ended March 31, 2007 is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Yrs.)	Aggregate Intrinsic Value
Outstanding at December 31, 2006	4,188,391	$0.76
Granted	433,800	$1.17
Exercised	(126,020)	$0.10
Forfeited	(3,171)	$1.28
Outstanding at March 31, 2007	4,493,000	$0.82	8.26	$1,893,589
Exercisable at March 31, 2007	2,652,139	$0.43	7.70	$1,769,980

The aggregate intrinsic value included in the table above represents the difference between the exercise price of the options and the market price of the Company's common stock for the options that had exercise prices that were lower than the $0.90 market price of the Company's common stock at March 31, 2007. The total intrinsic value of stock options exercised during the three months ended March 31, 2007 and 2006 was $109,637 and $1,628, respectively, determined on the date of exercise. During the three months ended March 31, 2007 and 2006, the Company received proceeds of $12,602 and $448, respectively, from the exercise of stock options.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Condensed Consolidated Financial Statements - (Unaudited) (Continued)

Stock options issued to consultants have been recorded at fair value using the Black-Scholes option-pricing model. During the three months ended March 31, 2007 and 2006, the Company recorded stock-based compensation expense related to options issued to non-employees of $86,275 and $148,739, respectively.

3.  Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share (SFAS 128), and related interpretations. Under the provisions of SFAS 128, basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss by the weighted-average number of common shares and dilutive common share equivalents then outstanding. Common share equivalents consist of the incremental common shares issuable upon the exercise of stock options and warrants. The Company has excluded the impact of all unvested restricted stock, stock options and warrants from the calculation of historical diluted net loss per common share because all such securities are antidilutive for all periods presented. As part of the Andara acquisition which closed during the first quarter of 2006, the Company issued 3,029,801 shares of common stock, of which 993,377 shares of common stock were issued pursuant to a restricted award and are subject to forfeiture. The shares subject to forfeiture have been excluded from the calculation of net loss per share. During 2006, the Company issued 100,000 shares of restricted stock to an employee. Such shares of restricted stock have been excluded from the calculation of net loss per share. The shares in escrow issued in connection with an Agreement and Plan of Merger in October 2004, which were cancelled in 2006, have been excluded from the calculation for all periods presented.

The following potentially dilutive, common share equivalents were excluded from the calculation of diluted and pro forma net loss per common share because their effect was anti-dilutive for each of the periods presented:

	As of
	March 31, 2007	March 31, 2006
Options	4,493,000	4,023,933
Warrants	10,585,398	6,079,410
Restricted stock	1,093.377	993,377
Total	16,171,775	11,096,720

4.  Inventory

Inventory consists of the following:

	March 31, 2007	December 31, 2006
Raw materials	$160,937	$164,739
Work in process	324,837	317,413
Finished goods	240,588	215,795
Total	$726,362	$697,947

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Condensed Consolidated Financial Statements - (Unaudited) (Continued)

5.  Property and Equipment

Property and equipment consist of the following:

	March 31,	December 31,
	2007	2006	Useful Life
Computer equipment	$256,231	$252,911	3 years
Software	203,807	193,806	3 years
Furniture and fixtures	61,445	61,445	3 years
Machinery and equipment	790,647	790,647	3 to 5 years
Leasehold improvements	59,896	59,896	Remaining lease term
	1,372,026	1,358,705
Less accumulated depreciation	(852,508)	(789,449)
Property and equipment, net	$519,518	$569,256

Depreciation expense, which includes amortization of assets under capital leases, was $63,059 and $63,460 for the three months ended March 31, 2007 and March 31, 2006, respectively.

6.  Commitments
Operating Leases

The Company leases office space in Foxborough, Massachusetts and office and laboratory space in Salt Lake City, Utah which is used for manufacturing and research and development. The Foxborough, Massachusetts lease expires on May 31, 2008, and the Company has an option to renew the lease at the end of the initial term for an additional five-year term. The Salt Lake City, Utah lease expires on November 30, 2009 and the Company has an option to renew the lease at the end of the initial lease term for an additional five-year term. Future minimum lease payments required under noncancellable operating leases at March 31, 2007, are as follows:

Period ending December 31:
2007	$254,708
2008	254,005
2009	181,500
Total minimum lease commitments	$690,213

Capital Leases

In October 2003, the Company entered into a loan and security agreement (the “Capital Lease Line”) with General Electric Capital Corporation (the “lender”) that allows the Company to borrow funds to finance the purchase of equipment, hardware, leasehold improvements and software. The Company may borrow up to $1,300,000 under this Capital Lease Line. As of March 31, 2007, the Company had borrowed approximately $1,200,000 under the Capital Lease Line. All borrowings under the Capital Lease Line are collateralized by the assets financed. In connection with the Capital Lease Line, the Company issued to the lender a warrant to purchase up to 20,000 shares of Series A Preferred Stock in 2003. Such warrant has since been converted to a warrant to purchase 20,000 shares of the Company's common stock. The warrant, valued at $10,506 under the Black-Scholes model, is exercisable at the option of the holder at $1.00 per share, and expires ten years from the date of issuance. The Company recorded the fair value of this warrant as a deferred financing cost which is being amortized as interest expense over the term of the Capital Lease Line. The Capital Lease Line will expire upon the termination of the last remaining lease schedule which, as of March 31, 2007, is June 22, 2010.

All financings under the Capital Lease Line have a term of 42 months, a $1.00 buyout option and monthly payments ranging from approximately 2.7% to 2.9% of the total cost of the equipment financed.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Condensed Consolidated Financial Statements - (Unaudited) (Continued)

Future minimum cash payments under the Capital Lease Line at March 31, 2007 are as follows:

Period ending December 31:
2007	$232,097
2008	170,797
2009	87,701
2010	16,738
507,333
Less amount representing interest	(51,446)
Present value of minimum future payments	455,887
Less current portion of capital leases	(244,208)
Long-term portion of capital leases	$211,679

7.  Notes Payable

On December 27, 2005, the Company entered into a Loan and Master Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation (the “Lender”). The Loan Agreement provides for borrowings in an amount up to $6,000,000, of which $4,000,000 became available immediately (“Tranche 1”) and the remaining $2,000,000 would be available upon the achievement of certain milestones. Because we did not meet these milestones, the remaining $2,000,000 is no longer available to the Company. As a condition to borrowing any funds under Tranche 1, the Company was required to pay all amounts outstanding and due under the Company's existing $3,000,000 revolving line of credit with Silicon Valley Bank (“Line of Credit”) and fully satisfy and discharge all related liens, claims and encumbrances on our property and intellectual property. Borrowings are collateralized by the assets of the Company, excluding intellectual property. The Loan Agreement provides for customary conditions to the Company's ability to borrow, as well as customary covenants and default provisions. The Loan Agreement also contains certain acceleration clauses. Borrowings under the agreement bear interest at the Federal Reserve's Three (3) year Treasury Constant Maturities Rate plus 4.2 percent. The Company is required to make interest only payments on all draw-downs for the first six months and the remaining principal and interest will be repaid over 30 months. In connection with the execution of the Loan Agreement, the Company issued to the Lender a ten-year warrant to purchase up to 71,301 shares of common stock at an exercise price of $1.40 per share. The Company recorded the fair value of the warrant of $97,246 as deferred financing cost which amount is being amortized as interest expense over the term of the Loan. The fair value of the warrant was calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield, and a 10-year term.

On January 5, 2006, Company paid all amounts due and owing under the Line of Credit.

On January 10, 2006, the Company borrowed $4,000,000 under the Loan Agreement (the “Initial Borrowing”). The Initial Borrowing bears interest at 10.72% annually and interest only is payable for six months; thereafter, the Initial Borrowing will be payable in thirty equal monthly payments of principal plus interest of $152,588. If the Company fails to pay any amounts borrowed when due, the Lender may declare that all amounts borrowed pursuant to the Loan Agreement are immediately due and payable. In connection with the Initial Borrowing, the Company issued to the Lender a ten-year warrant to purchase up to 55,944 shares of the Company's common stock at an exercise price of $1.79 per share. The warrant was valued under the Black Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield and a 10-year term. The Company recorded the fair value of the warrant of $77,918 as a deferred financing cost which amount is being amortized as interest expense over the thirty-six month term of the loan.

Future minimum cash payments with respect to the Initial Borrowing are as follows as of March 31, 2007:

Period ending December 31:
2007	$1,170,452
2008	1,713,714
2009	151,237
Total	3,035,403
Less current portion of loan	(1,581,890)
Long-term portion of loan	$1,453,513

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Condensed Consolidated Financial Statements - (Unaudited) (Continued)

8.  Preferred Stock

As of March 31, 2007 and December 31, 2006, the Company had 50,000,000 shares of preferred stock authorized and no shares issued and outstanding.

9.  Related Party Transactions

During the three months ended March 31, 2007 and 2006, the Company recognized product sales of $80,000, and $0 to Brown University, respectively. The Company's Chief Scientific Officer, who is also a member of the Company's Board of Directors, is a professor and the Chairman of the Neuroscience Department at Brown University. There were no amounts due from Brown University at March 31, 2007 and December 31, 2006.

The Company recognized product sales of $10,500 and $20,000 to the University of Chicago during the three months ended March 31, 2007 and 2006, respectively. A member of the Company's Board of Directors is an assistant professor at the University of Chicago. Amounts due from the University of Chicago at March 31, 2007 and December 31, 2006 totaled $0 and $2,032, respectively.

10.  Licensing Arrangements

In connection with the acquisition of Andara in February 2006, the Company became the licensee of an exclusive, sublicenseable, royalty bearing license with Purdue Research Foundation (“PRF”) for the development and commercialization of the PRF technology pertaining to the Andara™ OFS™ system and the Andara™ OFS™ Plus system, and a series of neurotrophic and other drugs to be utilized with the Andara™ OFS™ system or on their own. The Company agreed to pay royalties to PRF based upon gross receipts generated from the various licensed products. The OFS™ Plus technology is co-licensed from Indiana University Research and Technology Corporation (“IURT”). The Company has not yet generated any gross receipts related to the PRF technology. The Company agreed to pay a 3% royalty on product sales of the Andara™ OFS™ system and a 6% royalty on product sales of the Andara™ OFS™ Plus system. The Company may reduce, by up to 50%, the royalties due to PRF by the royalties paid to third parties provided the reductions do not exceed 50% during any given annual reporting period. The Company is not required to make any milestone payments related to the Andara™ OFS™ system and Andara™ OFS™ Plus system. For the remaining licensed products, the Company is obligated to make up to four milestone payments to PRF for each product; one at the completion of each clinical trial phase I, II and III, respectively and one at the time of the product launch. The milestone payments range from $30,000 due at completion of clinical trial phase I to $1,500,000 due at the time of product launch. Such payments vary in scale depending on potential market size of the product. The Company is obligated to make annual maintenance payments to PRF of $100,000 beginning in 2009, $250,000 in 2010 through 2012 and $500,000 in 2013 and beyond. These maintenance payments may be credited against any royalties or other payments due to PRF during the same annual period. This license agreement will terminate at the later of either the expiration of the last valid claim upon the patents or the tenth-year anniversary of the first commercial shipment of a licensed product.

11.  Recently Issued Accounting Standards

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS No. 109. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, and the provisions of FIN 48 will be applied to all tax positions accounted for under SFAS No. 109 upon initial adoption. The adoption of FIN 48 did not have a material impact on the Company's financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for the Company as of January 1, 2008. The Company is currently evaluating the impact, if any, of SFAS No. 157 on its consolidated financial statements.

 In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for the Company on January 1, 2008. The Company is currently evaluating the impact, if any, of adopting SFAS No. 159 on its financial position and results of operations.

_______________ Shares

Warrants to Purchase _____________ Shares

COMMON STOCK

WARRANTS TO PURCHASE COMMON STOCK

PROSPECTUS

Cowen and Company

As Lead Placement Agent

Canaccord Adams

As Co-Placement Agent

                    , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our Bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our Bylaws further provide that our Board of Directors has sole discretion to indemnify our officers and other employees. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our Bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our Bylaws.

We have also purchased certain directors' and officers' liability insurance.

Item 25. Other Expenses of Issuance and Distribution

Set forth below is an itemization of the total expenses, excluding placement agent fees, which are expected to be incurred in connection with the offer and sale of our common stock. With the exception of the SEC registration fee and the National Association of Securities Dealers, Inc. filing fee, all amounts are estimates.

We estimate that we will pay approximately $ ___________ of expenses for this offering, consisting of the following:

SEC Registration fee	$
National Association Securities Dealers, Inc. filing fee
Accounting fees and expenses
Legal fees and expenses
Printing, mailing and administrative fees
Transfer agent and registrar fees
Miscellaneous
Total	$

After deducting certain fees due to the Placement Agents and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $___________________ .

Item 26. Recent Sales of Unregistered Securities

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933. All recipients had adequate access, through their relationships with us, to information about us.

     In October 2004, pursuant to the terms of the Merger Agreement by and between Trafalgar, Merger Sub and Cyberkinetics, each share of Cyberkinetics common stock (an aggregate of 12,589,481 shares) was converted into one share of our common stock. Additionally, warrants to purchase 101,619 shares of Cyberkinetics common stock, were assumed by us at the closing of the Merger. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

     In November 2004, we completed a private placement, whereby we (i) sold 2,000,000 shares of our common stock at a price of $3.00 per share for aggregate proceeds of $6,000,000; and (ii) issued warrants to purchase up to an additional 660,000 shares of our common stock at an exercise price of $6.00 per share. Our placement agent also received a warrant to purchase 100,000 shares of our common stock as partial consideration for its services during the private placement. The shares and warrants were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the investors qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended). All proceeds from the private placement will be used for general corporate purposes.

     On January 10, 2005, the Company issued 33,189 shares of its common stock for an aggregate of $501.00 pursuant to the exercise of a warrant, dated January 1, 2003, issued to the University of Utah Research Foundation.

     On March 30, 2005, the Company issued (i) to an accredited investor 8,306 shares of its common stock as a three-month retainer for management and investor relations consulting services and (ii) 200 shares of its common stock for an aggregate of $20.00 to an employee upon the exercise of stock options granted pursuant to the Company's 2002 Equity Incentive Plan.

     On March 30, 2005, the Board of Directors approved the issuance, pursuant to the Company's 2002 Equity Incentive Plan, of an aggregate of 43,377 shares of Common Stock to employees of the Company, representing an aggregate dollar value of $97,598.

     On April 1, 2005, the Company issued to an accredited investor 32,000 shares of its common stock as a six-month retainer for management and investor relations consulting services.

     On April 22, 2005, the Company issued 4,000 shares of its common stock for an aggregate of $400.00 to an employee upon the exercise of stock options granted pursuant to the Company's 2002 Equity Incentive Plan.

     On June 1, 2005, the Company issued to an accredited investor 16,608 shares of its common stock as a three-month retainer for management and investor relations consulting services.

     On September 26, 2005, we completed a private placement, whereby we (i) sold 9,535,833 shares of our common stock at a price of $1.20 per share for aggregate gross proceeds of $11,443,000; and (ii) issued warrants to purchase up to an additional 4,767,922 shares of our common stock at an exercise price of $1.60 per share. As partial consideration for services rendered in connection with leading the Private Placement, Hunter World Markets, Inc. was issued 300,000 shares of our common stock. Rodman & Renshaw LLC and Seven Hills Partners LLC were issued warrants identical to those described above to purchase 93,667 and 190,717 shares of our common stock, respectively, for services rendered in connection with the Private Placement. The shares and warrants were offered and sold to issuees in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the issuees qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On November 1, 2005, the Company issued to an accredited investor 75,000 shares of its common stock as a twelve-month retainer for management and investor relations consulting services

On February 14, 2006, pursuant to an Agreement and Plan of Merger among Cyberkinetics, Andara and Andara Acquisition Corp., a wholly-owned subsidiary of the Company, all of the issued and outstanding capital stock of Andara was exchanged for an aggregate of 3,029,801 shares of our common stock, of which 993,377 shares of Common Stock were issued pursuant to a restricted stock award and subject to forfeiture. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On October 18, 2006, we completed a private placement whereby we (i) sold 8,336,668 shares of our common stock at a price of $1.20 per share for aggregate proceeds of $10,004,000; and (ii) issued warrants to purchase up to an additional 4,168,338 shares of our common stock at an exercise price of $1.40 per share. As partial consideration for their services as placement agent, C.E. Unterberg, Towbin, LLC received a warrant to purchase up to 337,650 shares of our common stock. The shares and warrants were offered and sold to issuees in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the issuees qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

 Item 27. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Merger by and among Trafalgar Ventures Inc., Cyberkinetics, Inc., Trafalgar Acquisition Corporation and Robert Gorden Smith, dated July 23, 2004 (incorporated by reference to Current Report on Form 8-K filed July 27, 2004).

2.2
Amendment No. 1 to Agreement and Plan of Merger by and among Trafalgar Ventures Inc., Cyberkinetics, Inc., Trafalgar Acquisition Corporation and Robert Gorden Smith, dated October 7, 2004 (incorporated by reference to Current Report on Form 8-K filed October 8, 2004).

2.3
Agreement and Plan of Merger by and among Andara™ Life Science, Inc. Andara™ Acquisition Corp and Cyberkinetics, Inc., dated February 14, 2006 (incorporated by reference to Annual Report on Form 10-K filed March 30, 2006).

3.1	Certificate of Incorporation (incorporated by reference to Current Report on Form 8-K filed October 8, 2004).

3.2	Bylaws (incorporated by reference to Current Report on Form 8-K filed October 8, 2004)

4.1	Form of Warrant, issued November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).

4.2	Common Stock Registration Rights Agreement, dated November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).
4.3	Warrant Shares Registration Rights Agreement, dated November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).

4.4	Warrant issued to University of Utah Research Foundation, dated August 13, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

4.5	Warrant issued to Brown University Research Foundation, dated August 13, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

4.6	Warrant issued to General Electric Capital Corporation, dated December 8, 2003 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004)

4.7	Registration Rights Agreement, dated October 7, 2004 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

4.8	Warrant issued to Silicon Valley Bank, dated March 31, 2005 (incorporated by reference to Current Report on Form 8-K filed April 4, 2005)

4.9	Form of Warrant, issued September 26, 2005 (incorporated by reference to Current Report on Form 8-K filed September 28, 2005).

4.10	Registration Rights Agreement, dated September 26, 2005 (incorporated by reference to Current Report on Form 8-K filed September 28, 2005).

4.11	Warrant issued to General Electric Capital Corporation, dated January 10, 2006 (incorporated by reference to Current Report on Form 8-K filed January 13, 2006)

4.12	Form of Warrant, issued October 18, 2006 (incorporated by reference to Current Report on Form 8-K filed October 19, 2006).

4.13	Form of Warrant, issued October 18, 2006 (incorporated by reference to Current Report on Form 8-K filed October 19, 2006).

4.14	Registration Rights Agreement, dated October 18, 2006 (incorporated by reference to Current Report on Form 8-K filed October 19, 2006).

4.15	Form of Common Stock Purchase Warrant, dated • , 2007, filed herewith.

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP, filed herewith.

10.1	Employment Agreement with Timothy R. Surgenor, dated November 3, 2004 (incorporated by reference to Current Report on Form 8-K filed November 8, 2004).

10.2	Securities Purchase Agreement, dated November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).

10.3*
License Agreement between Bionic Technologies, Inc. and University of Utah Research Foundation, dated August 1, 1996 and amended as of October 15, 1997, November 10, 1999 and February 7, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.4	Consulting Agreement between Cyberkinetics, Inc. and John Donoghue, dated July 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004)

10.5*
License Agreement among Brown University Research Foundation, Massachusetts Institute of Technology and Cyberkinetics, Inc. dated August 13, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.6*	Exclusive License Agreement between Emory University and Cyberkinetics, Inc., dated August 28, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.7	Lease Agreement between Cyberkinetics, Inc. and 100 & 200 Foxborough Boulevard Realty Trust, dated May 9, 2003 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.8
Master Lease Agreement between Cyberkinetics, Inc. and General Electric Capital Corporation, dated November 18, 2003 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.9
Clinical Study Agreement, dated December 22, 2003, by and among Cyberkinetics, Inc., Jon Mukand, M.D., Ph.D. and Sargent Rehabilitation Center (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.10	Second Amended and Restated Founders' Option Plan (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.11
Clinical Study Agreement, dated May 10, 2004, by and among Cyberkinetics, Inc., Rhode Island Hospital and Gerhard Friehs, M.D. (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.12	Form of Lock-Up Agreement with certain shareholders, dated October 7, 2004 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.13	Lease agreement between Kax Co. and Cyberkinetics Inc., dated January 28, 2005 (incorporated by reference to Current Report on Form 8-K filed February 1, 2005.)

10.14	Employment Agreement between Cyberkinetics, Inc. and John Donoghue, dated March 24, 2005 (incorporated by reference to Current Report on Form 8-K filed March 28, 2005)

10.15	Loan and Master Security Agreement between Silicon Valley Bank and Cyberkinetics, Inc. dated March 31, 2005 (incorporated by reference to Current Report on Form 8-K filed April 4, 2005.)

10.16	Third Amended and Restated 2002 Equity Incentive Plan (incorporated by reference to Current Report on Form 8-K filed June 28, 2005).

10.17	Securities Purchase Agreement dated September 26, 2006 (incorporated by reference to Current Report on Form 8-K filed September 28, 2005).

10.18
Loan and Master Security Agreement between General Electrical Capital Corporation and Cyberkinetics, Inc. dated December 25, 2005 (incorporated by reference to Current Report on Form 8-K filed December 27, 2005.)

10.19	Promissory Note between General Electrical Capital Corporation and Cyberkinetics, Inc. dated January 10, 2006 (incorporated by reference to Current Report on Form 8-K filed January 13, 2006.)

10.20	Employment Agreement between Cyberkinetics, Inc. and Mark A. Carney, dated February 14, 2006 (incorporated by reference to Current Report on Form 8-K filed February 21, 2006)

10.21*	License Agreement between Purdue Research Foundation and Andara™ Life Science, Inc., dated February 28, 2005(incorporated by reference to Annual Report on Form 10-KSB filed March 30, 2006).

10.22*
License Agreement between Indiana University Research and Technology Corporation and Andara™ Life Science, Inc., dated July 29, 2005(incorporated by reference to Annual Report on Form 10-KSB filed March 30, 2006).

10.23	Fourth Amended and Restated 2002 Equity Incentive Plan (incorporated by reference to Current Report on Form 8-K filed June 9, 2006).

10.24*
Development Proposal and Agreement between Minnetronix, Inc., Andara Life Science, Inc. and Cyberkinetics Neurotechnology Systems, Inc. dated May 30, 2006 (incorporated by reference to Quarterly Report on Form 10-QSB filed August 14, 2006).

10.25*
Cost Reimbursement Subcontract Agreement between Case Western Reserve University and Cyberkinetics Neurotechnology Systems, Inc., dated March 31, 2006 (incorporated by reference to Current Report on Form 8-K filed April 6, 2006).

10.26	Employment Agreement between Cyberkinetics, Inc. and Kurt H. Kruger dated September 18, 2006 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 14, 2006).

10.27	Securities Purchase Agreement dated October 18, 2006 (incorporated by reference to Current Report on Form 8-K filed October 19, 2006).

14.1	Code of Business Conduct and Ethics adopted as of December 6, 2006. (incorporated by reference to Current Report on Form 8-K filed December 12, 2006)

16.1	Letter from Morgan & Company regarding change in independent accountants dated October 7, 2005 (incorporated by reference to Current Report on Form 8-K filed October 8, 2005).

21.1	Subsidiaries of the Registrant, filed herewith.

23.1	Consent of Vitale, Caturano & Company, Ltd., Independent Registered Public Accounting Firm, filed herewith.

23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*	Confidential treatment was approved by the staff of the Securities and Exchange Commission for certain portions of these agreements.

     (B) Financial Statement Schedules

     All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 28. Undertakings

The undersigned small business issuer hereby undertakes to:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

(6) For determining any liability under the Securities Act, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

(7) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foxborough, Commonwealth of Massachusetts, on July 3, 2007.

Neurotechnology Systems, Inc.

By:	/s/ Timothy R. Surgenor
Timothy R. Surgenor
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Kurt H. Kruger
Kurt H. Kruger
Chief Financial Officer (Principal Financial Officer)

By:	/s/ David A. Keene
David A. Keene
Corporate Controller (Principal Accounting Officer)

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy R. Surgenor, Kurt H. Kruger and David A. Keene as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Timothy R. Surgenor Timothy R. Surgenor	President, Chief Executive Officer, Director (Principal Executive Officer)	July 3, 2007

/s/ John P. Donoghue, Ph.D. John P. Donoghue, Ph.D.	Chief Scientific Officer, Director	July 3, 2007

/s/ Mark A. Carney Mark A. Carney	Executive Vice President, Director	July 3, 2007

/s/ Kurt H. Kruger Kurt H. Kruger	Chief Financial Officer (Principal Financial Officer)	July 3, 2007

/s/ David A. Keene David A. Keene	Corporate Controller (Principal Accounting Officer)	July 3, 2007

/s/ Mark A. Carney Mark P. Carthy	Director	July 3, 2007

/s/ George N. Hatsopoulos, Ph.D. George N. Hatsopoulos, Ph.D.	Director	July 3, 2007

/s/ Nicholas G. Hatsopoulos, Ph.D. Nicholas G. Hatsopoulos, Ph.D.	Director	July 3, 2007

/s/ Theo Melas-Kyriazi Theo Melas-Kyriazi	Director	July 3, 2007

/s/ Daniel E. Geffken Daniel E. Geffken	Director	July 3, 2007

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Merger by and among Trafalgar Ventures Inc., Cyberkinetics, Inc., Trafalgar Acquisition Corporation and Robert Gorden Smith, dated July 23, 2004 (incorporated by reference to Current Report on Form 8-K filed July 27, 2004).

2.2
Amendment No. 1 to Agreement and Plan of Merger by and among Trafalgar Ventures Inc., Cyberkinetics, Inc., Trafalgar Acquisition Corporation and Robert Gorden Smith, dated October 7, 2004 (incorporated by reference to Current Report on Form 8-K filed October 8, 2004).

2.3
Agreement and Plan of Merger by and among Andara™ Life Science, Inc. Andara™ Acquisition Corp and Cyberkinetics, Inc., dated February 14, 2006 (incorporated by reference to Annual Report on Form 10-K filed March 30, 2006).

3.1	Certificate of Incorporation (incorporated by reference to Current Report on Form 8-K filed October 8, 2004).

3.2	Bylaws (incorporated by reference to Current Report on Form 8-K filed October 8, 2004)

4.1	Form of Warrant, issued November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).

4.2	Common Stock Registration Rights Agreement, dated November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).

4.3	Warrant Shares Registration Rights Agreement, dated November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).

4.4	Warrant issued to University of Utah Research Foundation, dated August 13, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

4.5	Warrant issued to Brown University Research Foundation, dated August 13, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

4.6	Warrant issued to General Electric Capital Corporation, dated December 8, 2003 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004)

4.7	Registration Rights Agreement, dated October 7, 2004 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

4.8	Warrant issued to Silicon Valley Bank, dated March 31, 2005 (incorporated by reference to Current Report on Form 8-K filed April 4, 2005)

4.9	Form of Warrant, issued September 26, 2005 (incorporated by reference to Current Report on Form 8-K filed September 28, 2005).

4.10	Registration Rights Agreement, dated September 26, 2005 (incorporated by reference to Current Report on Form 8-K filed September 28, 2005).

4.11	Warrant issued to General Electric Capital Corporation, dated January 10, 2006 (incorporated by reference to Current Report on Form 8-K filed January 13, 2006)

4.12	Form of Warrant, issued October 18, 2006 (incorporated by reference to Current Report on Form 8-K filed October 19, 2006).

4.13	Form of Warrant, issued October 18, 2006 (incorporated by reference to Current Report on Form 8-K filed October 19, 2006).

4.14	Registration Rights Agreement, dated October 18, 2006 (incorporated by reference to Current Report on Form 8-K filed October 19, 2006).

4.15	Form of Common Stock Purchase Warrant, dated • , 2007, filed herewith.

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP, filed herewith.

10.1	Employment Agreement with Timothy R. Surgenor, dated November 3, 2004 (incorporated by reference to Current Report on Form 8-K filed November 8, 2004).

10.2	Securities Purchase Agreement, dated November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).

10.3*
License Agreement between Bionic Technologies, Inc. and University of Utah Research Foundation, dated August 1, 1996 and amended as of October 15, 1997, November 10, 1999 and February 7, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.4	Consulting Agreement between Cyberkinetics, Inc. and John Donoghue, dated July 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004)

10.5*
License Agreement among Brown University Research Foundation, Massachusetts Institute of Technology and Cyberkinetics, Inc. dated August 13, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.6*	Exclusive License Agreement between Emory University and Cyberkinetics, Inc., dated August 28, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.7	Lease Agreement between Cyberkinetics, Inc. and 100 & 200 Foxborough Boulevard Realty Trust, dated May 9, 2003 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.8
Master Lease Agreement between Cyberkinetics, Inc. and General Electric Capital Corporation, dated November 18, 2003 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.9
Clinical Study Agreement, dated December 22, 2003, by and among Cyberkinetics, Inc., Jon Mukand, M.D., Ph.D. and Sargent Rehabilitation Center (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.10	Second Amended and Restated Founders' Option Plan (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.11
Clinical Study Agreement, dated May 10, 2004, by and among Cyberkinetics, Inc., Rhode Island Hospital and Gerhard Friehs, M.D. (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.12	Form of Lock-Up Agreement with certain shareholders, dated October 7, 2004 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.13	Lease agreement between Kax Co. and Cyberkinetics Inc., dated January 28, 2005 (incorporated by reference to Current Report on Form 8-K filed February 1, 2005.)

10.14	Employment Agreement between Cyberkinetics, Inc. and John Donoghue, dated March 24, 2005 (incorporated by reference to Current Report on Form 8-K filed March 28, 2005)

10.15	Loan and Master Security Agreement between Silicon Valley Bank and Cyberkinetics, Inc. dated March 31, 2005 (incorporated by reference to Current Report on Form 8-K filed April 4, 2005.)

10.16	Third Amended and Restated 2002 Equity Incentive Plan (incorporated by reference to Current Report on Form 8-K filed June 28, 2005).

10.17	Securities Purchase Agreement dated September 26, 2006 (incorporated by reference to Current Report on Form 8-K filed September 28, 2005).

10.18
Loan and Master Security Agreement between General Electrical Capital Corporation and Cyberkinetics, Inc. dated December 25, 2005 (incorporated by reference to Current Report on Form 8-K filed December 27, 2005.)

10.19	Promissory Note between General Electrical Capital Corporation and Cyberkinetics, Inc. dated January 10, 2006 (incorporated by reference to Current Report on Form 8-K filed January 13, 2006.)

10.20	Employment Agreement between Cyberkinetics, Inc. and Mark A. Carney, dated February 14, 2006 (incorporated by reference to Current Report on Form 8-K filed February 21, 2006)

10.21*	License Agreement between Purdue Research Foundation and Andara™ Life Science, Inc., dated February 28, 2005(incorporated by reference to Annual Report on Form 10-KSB filed March 30, 2006).

10.22*
License Agreement between Indiana University Research and Technology Corporation and Andara™ Life Science, Inc., dated July 29, 2005(incorporated by reference to Annual Report on Form 10-KSB filed March 30, 2006).

10.23	Fourth Amended and Restated 2002 Equity Incentive Plan (incorporated by reference to Current Report on Form 8-K filed June 9, 2006).

10.24*
Development Proposal and Agreement between Minnetronix, Inc., Andara Life Science, Inc. and Cyberkinetics Neurotechnology Systems, Inc. dated May 30, 2006 (incorporated by reference to Quarterly Report on Form 10-QSB filed August 14, 2006).

10.25*
Cost Reimbursement Subcontract Agreement between Case Western Reserve University and Cyberkinetics Neurotechnology Systems, Inc., dated March 31, 2006 (incorporated by reference to Current Report on Form 8-K filed April 6, 2006).

10.26	Employment Agreement between Cyberkinetics, Inc. and Kurt H. Kruger dated September 18, 2006 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 14, 2006).

10.27	Securities Purchase Agreement dated October 18, 2006 (incorporated by reference to Current Report on Form 8-K filed October 19, 2006).

14.1	Code of Business Conduct and Ethics adopted as of December 6, 2006. (incorporated by reference to Current Report on Form 8-K filed December 12, 2006)

16.1	Letter from Morgan & Company regarding change in independent accountants dated October 7, 2005 (incorporated by reference to Current Report on Form 8-K filed October 8, 2005).

21.1	Subsidiaries of the Registrant, filed herewith.

23.1	Consent of Vitale, Caturano & Company, Ltd., Independent Registered Public Accounting Firm, filed herewith.

23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*	Confidential treatment was approved by the staff of the Securities and Exchange Commission for certain portions of these agreements.